   As filed with the Securities and Exchange Commission on February 13, 2002

                                                     Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                         Compass Minerals Group, Inc.*
            (Exact name of registrant as specified in its charter)

           Delaware                         1400                           48-1135403
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer Identification Number)
incorporation or organization)  Classification Code Number)

                                 -------------

                            8300 College Boulevard
                          Overland Park, Kansas 66210
                                (913) 344-9300
  (Address, including zip code, and telephone number, including area code, of each of the co-registrants' principal executive offices)

  * The companies listed on the next page are also included in this Form S-4
                   Registration Statement as co-registrants.

                                 -------------

                                Robert F. Clark
                     Chief Executive Officer and President
                            8300 College Boulevard
                          Overland Park, Kansas 66210
                                (913) 344-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------

                                  Copies to:
                            Gregory A. Ezring, Esq.
                               Latham & Watkins
                               885 Third Avenue
                           New York, New York 10022
                                (212) 906-1200

                                 -------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                 -------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
                                               Proposed Maximum    Proposed Maximum   Amount Of
    Title of Each Class of       Amount to be Offering Price per  Aggregate Offering Registration
  Securities to be Registered     Registered  Exchange Note(1)(2)    Price(1)(2)      Fee(1)(2)
-------------------------------------------------------------------------------------------------
10% Senior Subordinated Notes
  Due 2011(3)................... $250,000,000       100.0%           $250,000,000      $59,750
-------------------------------------------------------------------------------------------------
Guarantees of the 10% Senior
  Subordinated Notes due 2011(4)     N/A             N/A                 N/A             N/A
=================================================================================================

(1)The registration fee has been calculated pursuant to Rule 457 under the Securities Act. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2)The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of February 13, 2002, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.
(3)The 10% Senior Subordinated Notes due 2011 will be the obligations of Compass Minerals Group, Inc.
(4)Each of Great Salt Lake Minerals Corporation, Carey Salt Company, NAMSCO Inc., GSL Corporation and North American Salt Company will guarantee on an unconditional basis the obligations of Compass Minerals Group, Inc. under the 10% Senior Subordinated Notes due 2011. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

                                 -------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Exact Name of Co-registrants*     Jurisdiction of Incorporation I.R.S. Employer Identification No.
   -----------------------------     ----------------------------- ----------------------------------
Carey Salt Company                             Delaware                        13-3563048
Great Salt Lake Minerals Corporation           Delaware                        87-0274174
North American Salt Company                    Delaware                        48-1047632
NAMSCO Inc.                                    Delaware                        48-1065647
GSL Corporation                                Delaware                        48-1106349

--------
* The address for each of the co-registrants is c/o Compass Minerals Group, Inc., 8300 College Boulevard, Overland Park, Kansas 66210, telephone (913) 344-9300. The primary standard industrial classification number for each of the co-registrants is 1400.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to completion, dated February 13, 2002

PROSPECTUS

                                 $250,000,000


                         Compass Minerals Group, Inc.

                               OFFER TO EXCHANGE

 $250,000,000 principal amount of its 10% Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 10% Senior Subordinated Notes due 2011.

                                 -------------

   We are offering to exchange all of our outstanding 10% senior subordinated notes due 2011, which we refer to as the old notes, for our registered 10% senior subordinated notes due 2011, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 (the "Securities Act") and, therefore, are freely transferable.

Please consider the following:

  .  Our offer to exchange the old notes for the exchange notes will be open
     until 5:00 p.m., New York City time, on             , 2002, unless we
     extend the offer.

  . You should carefully review the procedures for tendering the old notes beginning on page 27 of this prospectus.

  . If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  . No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

Information about the notes:

  .  The notes will mature on August 15, 2011.

  . We will pay interest on the notes semi-annually on February 15 and August 15 of each year at the rate of 10% per year.

  .  We may redeem the notes on or after August 15, 2006.

  . We also have the option until August 15, 2004, to redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

  . We also have the option to redeem the notes, in whole but not in part, upon a change of control prior to August 15, 2006.

  . The notes are unsecured obligations and are subordinated to our senior indebtedness and the subsidiary guarantees are subordinated to our subsidiaries senior indebtedness.

  . If we undergo a change of control, we may be required to offer to purchase the notes from you.

   Investing in the notes involves risks. See "Risk Factors" beginning on page
14.

   We are not making the exchange offer in any state or jurisdiction where it is not permitted.

   Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is      , 2002.

   Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

   We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA.........  ii
MARKET AND INDUSTRY DATA AND FORECASTS.........................................  ii
WHERE YOU CAN FIND MORE INFORMATION............................................ iii
PROSPECTUS SUMMARY.............................................................   1
RISK FACTORS...................................................................  14
USE OF PROCEEDS................................................................  24
THE EXCHANGE OFFER.............................................................  25
CAPITALIZATION.................................................................  32
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.............................  33
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION...............  41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................................................  43

                                                                                Page
                                                                                ----
BUSINESS.......................................................................  53
MANAGEMENT.....................................................................  68
PRINCIPAL STOCKHOLDERS.........................................................  73
CERTAIN RELATED PARTY TRANSACTIONS.............................................  75
THE NEW CREDIT FACILITIES......................................................  78
DESCRIPTION OF THE EXCHANGE NOTES..............................................  80
BOOK-ENTRY; DELIVERY AND FORM.................................................. 123
PLAN OF DISTRIBUTION........................................................... 124
NOTICE TO CANADIAN RESIDENTS................................................... 125
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......................... 126
LEGAL MATTERS.................................................................. 131
EXPERTS........................................................................ 131
AVAILABLE INFORMATION.......................................................... 131
INDEX TO COMBINED FINANCIAL STATEMENTS......................................... F-1

                           CAUTIONARY NOTE REGARDING
                 FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

   This prospectus, including the sections entitled "Prospectus Summary" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

   Information regarding market and industry statistics contained in the Prospectus Summary and Business sections is included based on information available to us that we believe is accurate. It is generally based on industry, academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources and cannot assure you of the accuracy of the data we have included.

                    MARKET AND INDUSTRY DATA AND FORECASTS

   This prospectus includes market share and industry data and forecasts that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Except where otherwise noted, references to North America include only the continental United States and Canada, and statements as to our position relative to our competitors or as to market share refer to the most recent available data. Statements concerning (a) North America general trade salt are generally based on historical sales volumes, (b) North America highway deicing salt are generally based on historical production capacity, (c) SOP are generally based on historical sales volumes, and (d) United Kingdom salt sales (general trade and highway deicing) are generally based on sales volumes. Except where otherwise noted, all references to tons refer to "short tons." One short ton equals 2,000 pounds.

                                 -------------

   The following items referred to in this prospectus are fiduciary registered and other trademarks pursuant to applicable intellectual property laws and are the property of Compass Minerals Group, Inc. or its subsidiaries: "Sifto(R)", "American Stockman(R)", "Safe Step(R)", "Winter Storm(R)", "Guardian(R)", "FreezGard(R)", "Nature's Own(R)" and "K-Life(R)."

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission ("SEC") a
registration statement on Form S-4 (Reg. No. 333-      ) with respect to the
securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

   Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual, quarterly, special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

   You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

                         Compass Minerals Group, Inc.
                            8300 College Boulevard
                          Overland Park, Kansas 66210
                      Attention: Vice President, Finance
                                (913) 344-9300

   To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

                              PROSPECTUS SUMMARY

   This summary highlights important information about our business and about this offering. It does not include all information you should consider before investing in the exchange notes. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest. Unless otherwise noted, the terms the "Company," "Compass Minerals Group," "we," "us" and "our" refer to Compass Minerals Group, Inc. The term "LTM" means the twelve months ended September 30, 2001. References to "pro forma," "Adjusted EBITDA," "Adjusted Pro Forma EBITDA" and other financial terms shall have the meanings set forth on page 11 under Summary Historical and Pro Forma Combined Financial Information.

Company Overview

   We are the second largest producer of salt in North America (30% 2000 market share), the largest producer of salt in the United Kingdom ("U.K.") (over 50% 2000 market share), and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of sulfate of potash
(SOP) which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world, with North American and U.K. consumption of over 35 million tons in 2000. Salt has a wide variety of end use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

   . We believe that our cash flows are not materially impacted by economic cycles due to the stable end use markets of salt and the absence of cost effective alternatives.

   . We operate twelve facilities in North America and the U.K., including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the U.K. in Winsford, Cheshire.

   . We believe that we are the low cost rock salt producer in our markets. Our cost advantage is due to the size and quality of our reserves, the strategic location of our facilities and our continued focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt.

   For the twelve months ended September 30, 2001, we sold over 13 million tons of salt and other minerals, generating pro forma revenues of approximately $398.1 million and Adjusted Pro Forma EBITDA of $118.9 million. We have been able to increase our trailing twelve months Adjusted Pro Forma EBITDA for each of the last three quarters, and anticipate that this trend will continue for at least the next several quarters. This is a result of both improvements in revenues and cost reduction measures we have taken in both North America and in the U.K. The improvements in revenues relate to the full effect of price increases taken in certain of our salt product lines during the summer of 2001 and the 14% price increase we have secured in our North American highway deicing business (over prices paid by customers in the prior winter season) as a result of the recently concluded contract bidding for the upcoming 2001/2002 winter season. Based on LTM volumes, such price increases would have increased revenues and Adjusted Pro Forma EBITDA by more than $13 million, had such price increases been in effect at the beginning of the LTM period. We have also taken several measures in the past year to reduce costs, including implementing energy efficiency programs and manpower productivity projects.

   We operate through the following business lines:

  Highway Deicing (Pro forma LTM revenues of $165.0 million)

   We are the largest producer of rock, or highway deicing, salt in North America with an estimated 31% market share of the North American highway deicing salt market in 2000. We also operate the largest highway deicing salt mine in the U.K. at Winsford, Cheshire and provide an estimated 55% of the U.K.'s highway deicing salt requirements. We believe we are the only local supplier of highway deicing salt capable of meeting peak winter demand in the U.K. In addition, our highway deicing business line includes the following characteristics:

   . We sell primarily to state, provincial, county and municipal highway departments for deicing applications for which demand depends largely on the number of snowfall days.

   . While subject to seasonal variations in demand, highway deicing salt is not materially affected by an economic downturn as it is an essential part of highway maintenance to ensure public safety and continued personal and commercial mobility.

   . Due to the lack of cost effective alternatives and the steadily expanding highway infrastructure, the production of highway deicing salt in the U.S. has been increasing over time at 1% per annum, while prices have increased by 4% per annum from 1970 to 2000.

   As a result of the contract bidding for the 2001/2002 winter season, we secured significant price increases in North America of 14% over prices paid by customers during the prior year period on all of our highway deicing volume. We were able to achieve these price increases as a result of industry inventory levels being unusually low following the last season and the effects of several past successive mild winters that kept price increases at lower than historical rates. These price increases should positively impact our results of operations in the future. In addition, we believe approximately 1 million tons of salt subject to contract bidding were not bid on by any suppliers (representing approximately 4% of the annual North American highway deicing salt consumption).

  General Trade Salt (Pro forma LTM revenues of $186.8 million)

   We are the third largest producer of general trade salt in North America and the second largest in the U.K., serving major retailers, agricultural cooperatives and food producers. Our general trade salt business line includes the following key characteristics:

   . We offer a full range of salt products distributed to several end use markets, including consumer applications such as table salt, water conditioning, consumer ice control, food processing, agricultural applications and a variety of industrial applications.

   . We believe we are the largest private label producer of water conditioning salt and the largest producer of salt-based agricultural products in North America based on tonnage.

   . We manufacture more than 70 private labels of table salt for grocers and major retailers and, in Canada, we market salt under the popular Sifto(R)/ brand name. /

   . We are the market leader in the U.K. for evaporated salt used for water conditioning with an estimated 70% market share in 2000.

   . Our operations are generally not susceptible to economic cycles as a result of the non-discretionary need for, and low cost of, salt. From 1970-2000, the production of general trade salt in the U.S. has been increasing over time at 2% per annum, while prices have been increasing by 5% per annum during the same period.

  Sulfate of Potash (Pro forma LTM revenues of $46.3 million)

   We are the market leader in North American sales of SOP with an estimated 56% market share in 2000. Approximately 73% of our SOP sales in 2000 were made to domestic customers, which include fertilizer manufacturers, dealers and distributors. Our SOP business line includes the following key characteristics:

   . SOP is primarily used as a specialty fertilizer, providing essential potassium to high-value, chloride-sensitive crops such as certain vegetables and fruits, tea, tobacco and turf grasses. We believe that there are significant growth opportunities for SOP both domestically and internationally because of its favorable impact on crop yield and quality.

   . We are the low cost producer of SOP in North America. We leverage our abundant mineral resources and unique low cost manufacturing process to achieve margins that are attractive compared to other fertilizer products.

   We believe that SOP, as a non-core product of IMC Global Inc. ("IMC Global"), did not receive sufficient focus to realize its full growth potential. As we pursue our plan to form a dedicated global SOP salesforce, we believe that we can take advantage of the significant growth opportunities arising from SOP's superior performance over commodity potash.

Competitive Strengths

   Leading Market Position--We have a 30% market share in salt and are among the three largest salt producers, who together represent over 80% of total market capacity, in North America. In the U.K., we are the largest highway deicing salt producer with an estimated 55% market share, and, along with the next two largest producers, represent over 95% of total production capacity. In the North American SOP market, we are the leading producer, with an estimated 56% market share in 2000. The top two North American SOP producers together have approximately 75% of the North American market. Our leadership position in our key markets has led to stable financial performance and consistently strong Adjusted EBITDA margins.

   Low Cost Producer--We believe that our Goderich, Ontario, Cote Blanche, Louisiana and Winsford, Cheshire facilities are the lowest cost high volume rock salt mines in our served markets. This cost advantage is a result of the size and quality of our reserves, effective mining techniques, low transportation cost due to proximity to either rail or water transport systems and efficient production processes. Through our solar evaporation facility in Ogden, Utah, we believe that we are the low cost solar salt producer in our North American markets and among the lowest cost producers of SOP in the world. Over the last 3 years, we have implemented cost-cutting measures including head count reductions and pursued significant capital investments to improve mining technology and production efficiencies, as well as to expand and rationalize production.

   Stable Financial Performance--Both the North American highway deicing salt and the general trade salt business lines enjoy predictable and consistent annual demand patterns and cash flow as a result of the following:

   . Based on the non-discretionary need for salt products and their low cost nature, our business is less susceptible to economic cycles. For example, even in the recessionary period between 1990 and 1992, general trade salt production in the U.S. continued to grow at an annual compound rate of 3% and sales of highway deicing salt remained consistent with weather patterns during that period.

   . The overriding concern for public safety insulates the demand for salt used for highway maintenance from economic cycles. Also, in our highway deicing business line, pricing is set and volume is reserved up to a year in advance under annual contracts.

   . While winter weather conditions in individual locations are difficult to predict, the overall amount of snowfall and general intensity of winter weather conditions in our major target markets in the U.S. Upper Midwest and the U.S. and Canadian Great Lakes region are relatively stable. As a result, over the last 15 years, we have, on average, sold over 100% of our committed volume.

   . In the general trade salt business line, sales are generally secured through long term customer relationships.

   . Our manufacturing costs are relatively stable and have decreased at an annual compound rate of over 1% per ton over the last 5 years. Our manufacturing processes do not materially depend on the consumption of raw materials susceptible to market price fluctuations.

   Strong Free Cash Flow--We believe our strong free cash flow is a result of the following business characteristics:

   . High margins. Our LTM Adjusted Pro Forma EBITDA margin was approximately 30%. We believe that this is the result of low and stable production costs, our strong market position and the many end use markets in which we operate.

   . Low maintenance capital expenditures. Our low maintenance capital expenditure requirements of approximately $20 million per annum, coupled with the non-cyclical nature of our business, provide us with a stable stream of cash flow to use in our operations, to reduce debt and to reinvest in our business.

   . Completed capacity expansions. Over the past three years, on average we have spent over $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns.

   Diversified Customer Base and End-Use Markets--Salt is used in numerous different products and in a wide variety of consumer and industrial applications. Due to its unique characteristics and low cost, consumers cannot cost-effectively substitute any other product for salt, resulting in relatively stable consumption and growth over the long term as the general population grows. Salt is the best product available for deicing applications in terms of cost and efficiency. For example, the next most cost-efficient product to highway deicing salt, calcium chloride, costs approximately five times more to purchase. Similarly, there is no cost effective substitute to salt in the water conditioning and food processing markets. Our presence in different segments of the general trade market effectively diversifies our exposure to events affecting any single end market. No single customer accounted for more than 3% of our 2000 sales while our top ten customers accounted for approximately 16% of 2000 sales.

   Significant Barriers to Entry--Each of the primary North American and U.K. market participants has a large base of installed assets that would be extremely expensive and time-consuming for new competitors to replicate. In addition, our mineral rights are strategically located and we believe it is unlikely that a new market entrant would be able to locate a mineral reserve in close proximity to both low cost transportation systems and end-use markets. Due to the low production cost, transportation and handling tends to be a significant component of the total delivered cost of salt, making logistics a key competitive factor in the industry. The higher relative cost associated with transportation acts as a barrier to entry in favor of salt manufacturers located within close proximity to their customers. We maintain 87 depots in North America for storage and distribution of highway deicing salt, and we consider our salt distribution network to be the most extensive in our served markets. Our over 35 years of market experience in the highway deicing salt business, proven customer service, product quality and modeling techniques enable us to bid selectively on highway deicing salt contracts which have the most attractive terms. Our long term relationships with major retailers coupled with the higher standard of care required in handling food grade salt create a significant deterrent for potential new entrants in the general trade market. In addition, our customers, specifically government agencies in charge of maintaining public safety over their road network, have stringent qualification standards and a strong preference for dealing with existing salt manufacturers which can handle bulk capacity and have track records for on time delivery. With respect to SOP, high quality potassium sulfate reserves are scarce, and we believe that in North America no comparable commercially viable sources are known other than those currently being extracted.

Business Strategy

   Increase revenues--One of our key objectives is to be the market leader with respect to profitable sales growth. We believe that we can achieve this goal through the following:

   . Leveraging our leading market position. In the highway deicing business line, we are leveraging our leading market position, distribution infrastructure and low-cost production capability. We intend to strengthen our leadership position by focusing on the customers strategically located within our distribution network. We believe that this will allow us to efficiently grow our business in line with market volume and price growth, which in the U.S. have over time increased at 1% and 4% per annum, respectively. We believe we can further increase sales to our existing and new customers by offering liquid deicing products and other value-added deicing products that improve the application of the product to roads and permit the conditioning of roads prior to the impact of snow and ice. In the general trade salt business line, in addition to participating in underlying market growth, we plan to improve our market share by focusing on specialty and high value-added niche products, particularly in food grade and water conditioning applications. For example, we are in the process of developing new products such as flake salt, which is preferred for use in the growing salty snack food market. In our water conditioning business, we intend to expand by focusing on growing regional brands and private label retail water conditioning sales.

   . Increase service offerings. We plan on growing our service offerings, including managing customer inventory and replenishment systems such as the deicing management services provided for some U.K. customers. We currently have several such contracts in place and anticipate entering into various other such contracts in the future. Also, we continue to develop alternative mine uses such as waste and document storage. For this purpose, we have already entered into a joint venture with a subsidiary of Vivendi SA to use the excavated space in our mine in the U.K. as a document storage site and are awaiting final permitting to also store inert waste. In addition, we are working with various third parties to develop several of our North American salt mines as storage sites for natural gas and waste. We expect to receive ongoing revenue streams from these alternative uses.

   . Increase focus on market development in SOP business line. For the seven years prior to IMC Global's ownership of the Company, the sales volume of the SOP business line grew in excess of 25% per annum. However, as a non-core product of IMC Global, we believe that SOP did not receive sufficient focus to realize its full growth potential. We intend to increase the focus on this business line and are in the process of recruiting a new sales manager and a dedicated global sales force. We will target specific crops where the benefits of using SOP versus other potassium sources have been scientifically proven, such as wine grapes, tea, nuts and turf grass. We also plan to differentiate ourselves from our competitors through unique value added products designed for specific crop applications. For example, we have targeted the fast-growing liquid and suspension fertilizer markets that are currently served primarily by non-SOP potassium sources.

   . Supplement growth through tuck-in acquisitions. To supplement internal growth, we may pursue opportunistic acquisitions of small complementary businesses in both North America and Europe. There are several smaller producers of highway deicing salt which could be attractive to further expand the scope of our operations. There are also several independent salt producers in various niches of the general trade business market which could broaden both our geographic coverage and product diversity.

   Improve profitability--As an independent entity, we will seek to identify opportunities to reduce costs which may not have been realized under the umbrella of a large conglomerate. We intend to continue to focus on productivity enhancements and on improving our cost platform through the following:

   . Plant consolidation and capacity expansion. Over the last 4 years, we have successfully implemented manufacturing programs including consolidation of facilities and over 300,000 tons of capacity expansion while divesting obsolete operations.

   . Increasing productivity. We have increased manpower productivity by over 8% per annum in our general trade salt business line over the last 4 years through increased automation and capacity increases. We are currently installing a continuous miner and shaft automation system which will significantly decrease manufacturing costs and increase manpower productivity at our Winsford facility.

   . Optimizing performance. We monitor the performance of each product line on a regular basis to aid in meeting target revenue and margin goals. By maintaining, but not materially growing our share of the highway deicing market, we believe that we have an opportunity to grow our margin and overall profitability in this business line by focusing on our ability to increase our average price levels and improving our customer mix.

   Maximize cash flow--As an independent operating entity, we intend to manage our working capital efficiently and generate cash flow from enhanced management focus. Our annual maintenance capital expenditures have been approximately $20 to $25 million since IMC Global acquired us in 1998, although for the five years under prior ownership, our annual maintenance capital expenditures were on average approximately $17 million. In the future, we expect to spend less than $20 million annually on maintenance capital expenditures. In addition to maintenance capital expenditures, over the past three years, on average we have spent in excess of $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns. Also, in connection with the Recapitalization, we are receiving in excess of $114 million of net operating loss carryforwards, and expect to realize significant cash tax savings as these carryforwards are utilized. We intend to use our free cash flow to reduce leverage by reducing indebtedness or by reinvesting in our business.

                             THE RECAPITALIZATION

   On November 28, 2001, Apollo Management V, L.P. ("Apollo"), through its subsidiary YBR Holdings LLC ("YBR Holdings"), acquired control of Salt Holdings Corporation ("Salt Holdings"), our parent, from IMC Global pursuant to a recapitalization of Salt Holdings Corporation. YBR Holdings owns approximately 75%, IMC Global owns approximately 19% and management (through direct investments, a deferred compensation plan and an option plan) owns approximately 6% of Salt Holdings' fully-diluted equity. The cash needed to finance the recapitalization, including related fees and expenses, was provided by equity contributions, the proceeds from the sale of the old notes and borrowings under a new $360.0 million credit facility provided by affiliates of the initial purchasers of the old notes and certain other lenders. The purchase of equity by YBR Holdings and the subsequent recapitalization and related financing are collectively referred to throughout this prospectus as the "Recapitalization."

                  Summary of the Terms of the Exchange Offer

The Exchange Offer..........  $1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.

Resale......................  Based upon interpretations by the staff of the
                              SEC set forth in no-action letters issued to unrelated third parties, we believe that exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

                             . are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

                             . are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;

                             . acquired the exchange notes other than in the ordinary course of your business; or

                             . have an arrangement with any person to engage in the distribution of exchange notes.

                              However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on               , 2002, unless
                              we in our sole discretion, extend it (the
                              "Expiration Date").
Conditions to the Exchange
  Offer.....................  The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer--Conditions to the Exchange Offer."
Procedure for Tendering Old
  Notes.....................  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so through The Depository Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us as described under "The Exchange Offer--Purpose and Effect."

                              We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the Expiration Date. The exchange notes issued in the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Special Procedures for
  Beneficial Owners.........  If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery
  Procedures................  If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the Expiration Date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.
Acceptance of Old Notes and
  Delivery of Exchange Notes  Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the Expiration Date. The exchange notes will be delivered as promptly as practicable following the Expiration Date.

Consequence of Failure to
  Exchange..................  Old Notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of such old notes.

Registration Rights
  Agreement; Effect on
  Holders...................  We sold the old notes in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. On November 28, 2001, we entered into a registration rights agreement with the initial purchasers of the old notes requiring us to make this exchange offer. The registration rights agreement also requires us to:

                             . cause the registration statement filed with respect to the exchange offer to be declared effective by May 27, 2002.

                             .  consummate the exchange offer by June 26, 2002.

                              See "The Exchange Offer--Purpose and Effect." If we do not do so, liquidated damages will be payable on the old notes.

Certain U.S. Federal Income
  Tax Considerations........  The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Certain United States Federal Income Tax Considerations."

Exchange Agent..............  The Bank of New York is serving as exchange agent in connection with the exchange offer.

Use of Proceeds.............  We will not receive any proceeds from the exchange offer.

                  Summary of the Terms of the Exchange Notes

Issuer......................  Compass Minerals Group, Inc.

Securities offered..........  $250,000,000 aggregate principal amount of 10%
                              Senior Subordinated Notes due 2011.

Interest....................  The exchange notes will bear interest at an annual rate of 10%. Interest is payable on February 15 and August 15 of each year.

Maturity date...............  August 15, 2011

Optional Redemption.........  Except in the case of certain equity offerings by us or a change in control, we cannot choose to redeem the exchange notes until August 15, 2006. At any one or more times after that date, we may choose to redeem some or all of the exchange notes at certain specified prices, plus accrued and unpaid interest.

Optional Redemption After
  Equity Offerings..........  At any one or more times before August 15, 2004, we may choose to buy back up to 35% of the original aggregate principal amount of exchange notes with money that we raise in one or more equity offerings, as long as we pay 110% of the principal amount of the exchange notes, plus interest, and at least 65% of the original aggregate principal amount of notes remain outstanding afterwards. See "Description of the Notes--Redemption--Optional Redemption."

Change in control...........  Upon a change in control, we may be required to make an offer to purchase each holder's exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.
                              In addition, upon a change in control prior to August 15, 2006, we may redeem the exchange notes, in whole but not in part, at a redemption price equal to the principal amount of the exchange notes plus an applicable premium plus accrued and unpaid interest.

Subordination...............  The exchange notes will be unsecured obligations of Compass Minerals Group. The exchange notes will be subordinated in right of payment to all existing and future senior indebtedness and the guarantees will be subordinated in right of payment to all existing and other indebtedness and other liabilities of our subsidiaries. The exchange notes will be effectively subordinated to all existing and other indebtedness and other liabilities of our non-domestic subsidiaries which are not guarantors. As of September 30, 2001, assuming the offering of the old notes had occurred and the proceeds applied on that date, we had senior indebtedness of approximately $225.4 million. The indenture governing the exchange notes will not limit our or our subsidiaries' ability to incur senior indebtedness or other debt.

Guarantees..................  All of our domestic subsidiaries will guarantee the exchange notes with unconditional guarantees of payment that will rank below their senior debt, but will rank equal to their other subordinated debt, in right of payment.

Covenants...................  The indenture will contain covenants that limit what we (and most or all of our subsidiaries) may do. The indenture will contain covenants that limit our ability to:

                             .  incur additional indebtedness;

                             . pay dividends on, redeem or repurchase our capital stock;

                             .  make investments;

                             . permit payment or dividend restrictions on certain of our subsidiaries;

                             .  sell assets;

                             .  create certain liens;

                             .  engage in certain transactions with affiliates;
                                and

                             .  consolidate or merge or sell all or
                                substantially all of our assets and the assets of our restricted subsidiaries.

                              In addition, we will be obligated to offer to repurchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of certain asset sales.

                              These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See "Description of the Exchange Notes--Certain Covenants."

                                 Risk Factors

   Investment in the exchange notes involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before investing in the notes.

        Summary Historical and Pro Forma Combined Financial Information

   The following table presents summary historical and pro forma combined financial information. The historical combined statement of operations data for the fiscal years ended December 31, 1999 and 2000 are derived from our audited combined financial statements included elsewhere in this prospectus. The historical combined statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 2000 and 2001 are derived from unaudited combined financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

   The Unaudited Pro Forma Combined Balance Sheet data reflects the financial position of our business as if the Recapitalization had occurred on September 30, 2001. The Unaudited Pro Forma Combined Statements of Operations and related information reflect the Recapitalization as if it had occurred at the beginning of the relevant period. The pro forma adjustments were applied to the historical combined financial statements to reflect and account for the Recapitalization and, accordingly, do not affect the historical basis of our assets and liabilities. It is important that you read this information along with the Unaudited Pro Forma Combined Financial Information and related notes. We do not claim or represent that the following summary Unaudited Pro Forma Combined Financial Information is indicative of the results that would have been reported had the Recapitalization actually occurred on the dates indicated above, nor is it indicative of our future results. There can be no assurance that the assumptions used by management (which they believe are reasonable) in the preparation of the summary Unaudited Pro Forma Combined Financial Information will prove to be correct. Additionally, pro forma combined operating results for the nine months ended September 30, 2001 and for the twelve months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001. The following table should also be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

        Summary Historical and Pro Forma Combined Financial Information

                                                                Historical
                                    -----------------------------------------------------------------  --------------
                                                                                  For the nine
                                             For the years ended                  months ended         For the fiscal
                                    -------------------------------------  --------------------------    year ended
                                    December 31, December 31, December 31, September 30, September 30,  December 31,
                                        1998         1999         2000         2000          2001           2000
                                    ------------ ------------ ------------ ------------- ------------- --------------
                                                                                (dollars in millions)
                                    ---------------------------------------------------------------------------------
Statement of Operations Data:
Net sales after shipping and
 handling costs....................   $  344.2     $  367.4     $ 369.2       $241.0        $265.9        $ 374.5
Cost of sales......................      183.9        213.1       227.8        158.7         165.4          233.1
Depreciation and amortization......       42.4         55.1        44.2         33.7          24.0           44.2
Selling, general and administrative
 expenses..........................       46.1         37.1        35.5         26.3          28.7           39.0
Goodwill write-down(1).............         --         87.5       191.0           --            --          191.0
Restructuring and other
 charges(1)(2).....................       20.3         13.7       425.9           --            --          425.9
Income (loss) from operations......       51.6        (39.1)     (555.2)        22.3          47.8         (558.7)
Net income (loss)..................        3.1        (67.5)     (467.7)         3.1          22.4         (487.9)

Other Financial Data:
Adjusted EBITDA(3).................   $  114.3     $  117.2     $ 105.9       $ 56.0        $ 71.8             --
Adjusted EBITDA margin(4)..........      33.2 %       31.9 %      28.7 %        23.2%         27.0%            --
Adjusted Pro Forma EBITDA(5).......         --           --          --           --            --        $ 102.4
Adjusted Pro Forma EBITDA
 margin(4).........................         --           --          --           --            --           27.3%
Capital expenditures...............   $   56.7     $   45.6     $  33.7       $ 20.7        $ 30.7        $  33.7
Cash interest expense(6)...........
Net debt to Adjusted Pro Forma
 EBITDA(7).........................
Adjusted Pro Forma EBITDA to
 cash interest expense.............

Balance sheet data (at period
 end):
Total cash and cash equivalents....   $    4.9     $    4.3     $   0.4       $   --        $  0.7             --
Total assets.......................    1,423.0      1,290.5       636.0        926.7         580.2             --
Total debt.........................      264.7        196.0       152.3         84.4         131.1             --
Net debt(7)........................      259.8        191.7       151.9         84.4         130.4             --



                                    For the nine  For the twelve
                                    months ended   months ended
                                    September 30, September 30,
                                        2001           2001
                                    ------------- --------------


Statement of Operations Data:
Net sales after shipping and
 handling costs....................    $269.4        $ 398.1
Cost of sales......................     167.5          237.7
Depreciation and amortization......      24.0           34.6
Selling, general and administrative
 expenses..........................      31.3           41.5
Goodwill write-down(1).............        --          191.0
Restructuring and other
 charges(1)(2).....................        --          425.9
Income (loss) from operations......      46.6         (532.6)
Net income (loss)..................       5.8         (470.3)

Other Financial Data:
Adjusted EBITDA(3).................        --             --
Adjusted EBITDA margin(4)..........        --             --
Adjusted Pro Forma EBITDA(5).......    $ 70.6        $ 118.9
Adjusted Pro Forma EBITDA
 margin(4).........................      26.2%          29.9%
Capital expenditures...............    $ 30.7        $  43.7
Cash interest expense(6)...........                     38.5
Net debt to Adjusted Pro Forma
 EBITDA(7).........................                      4.0x
Adjusted Pro Forma EBITDA to
 cash interest expense.............                      3.1x

Balance sheet data (at period
 end):
Total cash and cash equivalents....        --        $   2.7
Total assets.......................        --          600.2
Total debt.........................        --          475.4
Net debt(7)........................        --          472.7

--------
(1)Based on anticipated proceeds from the sale of the Company by IMC Global, we recorded an asset impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. In connection with this non cash charge, goodwill was reduced $191.0 million and mineral properties and rights was reduced $425.6 million. The goodwill write-down in 1999 was the result of lowering goodwill to its recoverable value based on estimated future discounted cash flows of the business.
(2)"Restructuring and Other Charges" include primarily those charges related to the impairment of certain idled assets in the fourth quarter of 1998, the restructuring of our business in the fourth quarter of 1999 designed to reduce employee headcount and an asset impairment in the fourth quarter of 2000 related to the planned disposition of the Company by IMC Global as described in (1) above. Substantially all cash payments related to these charges have been made as of December 31, 2000.
(3)"Adjusted EBITDA" represents net income (loss) before income taxes, interest expense, other income, depreciation and amortization, goodwill write-down and restructuring and other charges. Adjusted EBITDA is presented because it is commonly used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of a company's profitability or liquidity. Adjusted EBITDA is not calculated under GAAP and therefore is not comparable to similarly titled measures of other companies.
(4)"Adjusted EBITDA margin" is calculated as a percentage of revenues. "Adjusted Pro Forma EBITDA margin" is calculated as a percentage of pro forma revenues.
(5)"Adjusted Pro Forma EBITDA" represents pro forma net income (loss) before income taxes, interest expense, other income, depreciation and amortization, goodwill write-down, restructuring and other charges, and the annual management fee to be charged by the new majority shareholder. Pro forma adjustments related to the Unaudited Pro Forma Combined Statements of Income have been computed assuming the Recapitalization was consummated at the beginning of the respective periods presented and generally include (i) the effect of certain agreements the results of which are not included in our historical financial statements and (ii) incremental costs we expect as an independent entity. All pro forma adjustments have been explained in the Unaudited Pro Forma Combined Financial Information and related notes thereto. Adjusted Pro Forma EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
(6)"Cash interest expense" represents interest expense less amortization of debt issuance costs.
(7)"Net debt" represents total debt less total cash and cash equivalents.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Exchange Notes and the Exchange Offer

If you do not properly tender your old notes, your ability to transfer such old notes will be adversely affected.

   We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

   As of September 30, 2001, we would have had, on a pro forma basis after giving effect to the Recapitalization, $475.4 million of outstanding indebtedness, including approximately $225.4 million of indebtedness other than the notes, all of which would have been senior to the exchange notes, and a stockholders' deficit of $42.7 million. As a result, we will be a highly leveraged company. This level of leverage could have important consequences for you, including the following:

  . it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures and debt service requirements;

  . it may limit our flexibility in planning for, or reacting to, changes in our business;

  . we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  . it may make us more vulnerable to a downturn in our business or the economy;

  . the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the exchange notes;

  . a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes; and

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

  . there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

   In addition, the indenture and our new credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.

   The terms of the indenture and the new credit facilities permit us to incur significant additional indebtedness in the future. As of September 30, 2001 on a pro forma basis after giving effect to the Recapitalization, we would have had $135.0 million available for additional borrowing under the revolving credit facility, subject to certain conditions. All borrowings under the new credit facilities will be senior to the exchange notes and the subsidiary guarantees.

Your right to receive payments on the exchange notes will be junior to the borrowings under the new credit facilities and possibly all future borrowings.

   The exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness including the new credit facilities and will rank behind all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior indebtedness of our company and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the subsidiary guarantees. In addition, the new credit facilities will be secured by substantially all of our assets and the assets of our wholly owned domestic subsidiaries.

   In addition, all payments on the exchange notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the subsidiary guarantors, holders of the exchange notes will participate with trade creditors and all other holders of senior subordinated indebtedness of the Company and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of senior indebtedness.

   Assuming we had completed this offering on September 30, 2001, these exchange notes and the subsidiary guarantees would have been subordinated to $225.4 million of senior indebtedness and approximately $135.0 million would have been available for borrowing as additional senior indebtedness under the new credit facilities, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

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

Restrictive covenants in the new credit facilities and the indenture may restrict our ability to pursue our business strategies.

   The indenture and the new credit facilities limit our ability, among other things, to:

  .  incur additional indebtedness or contingent obligations;

  .  pay dividends or make distributions to our stockholders;

  .  repurchase or redeem our stock;

  .  make investments;

  .  grant liens;

  .  make capital expenditures;

  .  enter into transactions with our stockholders and affiliates;

  .  sell assets; and

  .  acquire the assets of, or merge or consolidate with, other companies.

   In addition, the new credit facilities require us to maintain financial ratios. We may not be able to maintain these ratios. Covenants in the new credit facilities may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

   If we default under the new credit facilities, we could be prohibited from making any payments on the exchange notes. In addition, the lenders under the new credit facilities could require immediate repayment of the entire principal. If those lenders require immediate repayment, we will not be able to repay them and also repay the exchange notes in full.

To service our indebtedness, including the exchange notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

   Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new credit facilities in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the exchange notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new credit facilities and the exchange notes, on commercially reasonable terms or at all.

Certain subsidiaries are not included as subsidiary guarantors.

   The guarantors of the exchange notes will include only our owned domestic subsidiaries. However, the historical combined financial information (including our combined financial statements) and the pro forma combined financial information included in this prospectus are presented on a combined basis, including both our wholly owned domestic and foreign subsidiaries. The aggregate revenues and Adjusted EBITDA for the year ended December 31, 2000 of our subsidiaries that are not guarantors were $148.9 million and $42.9 million, respectively. As of September 30, 2001, those subsidiaries represent 56% of our total assets based on book value. The indenture permits each of the subsidiary guarantors to be released from its guarantee of the exchange notes if we transfer a majority or more of its voting stock to a third party so that it is no longer "wholly owned". The indenture does not restrict our ability to do so. See Note 13 to our combined financial statements included in the back of this prospectus.

   Because a substantial portion of our operations are conducted by foreign subsidiaries, our cash flow and our ability to service debt, including our and the subsidiary guarantors' ability to pay the interest on and principal of the exchange notes when due are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our foreign subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us and the subsidiary guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. Moreover, payments to us and the subsidiary guarantors by the foreign subsidiaries will be contingent upon these subsidiaries' earnings.

   Our foreign subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt of that subsidiary.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the exchange notes.

   If we undergo a change of control (as defined in the indenture governing the exchange notes) we may need to refinance large amounts of our debt, including the exchange notes and borrowings under the new credit facilities. If a change of control occurs, we must offer to buy back the exchange notes for a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the exchange notes upon a change of control. In addition, our new credit facilities will prohibit us from repurchasing the exchange notes until we first repay the new credit facilities in full. If we fail to repurchase the exchange notes in that circumstance, we will go into default under both the indenture governing the applicable exchange notes and the new credit facilities. Any future debt which we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The buyback requirements also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not constitute a change of control under the indenture governing the exchange notes. See "Description of the Exchange Notes--Change of Control."

Federal and state laws permit a court to void the exchange notes or the subsidiary guarantees under certain circumstances.

   Our payment of consideration to finance a portion of the Recapitalization (including our issuance of the notes and the guarantee of the notes by our domestic subsidiaries) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the payment of consideration or the issuance of a guarantee will be a fraudulent conveyance if (1) we paid the consideration, or any of our subsidiaries issued subsidiary guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) we or any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) only, one of the following is also true:

  . we or any of the subsidiary guarantors were insolvent, or became insolvent, when we or they paid the consideration;

  . paying the consideration or issuing the guarantees left us or the applicable subsidiary guarantor with an unreasonably small amount of capital; or

  . we or the applicable subsidiary guarantor, as the case may be, intended to, or believed that we or it would, be unable to pay debts as they matured.

   If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void our obligations regarding the payment of the consideration or void any of the subsidiary guarantors' obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

   Generally, an entity will be considered insolvent if:

  .  the sum of its debts is greater than the fair value of its property;

  . the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  .  it cannot pay its debts as they become due.

   We believe, however, that immediately after the issuance of the exchange notes and the subsidiary guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making such determinations or that a court would reach the same conclusions with regard to these issues.

Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes easily or at an attractive price.

   The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the exchange notes listed on a national securities exchange. Also, while the initial purchasers of the old notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

The market price for the exchange notes may be volatile.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Risks Related to Our Business

The demand for our products changes seasonally and is dependent upon weather conditions.

   Our highway deicing business line is seasonal, with operating results varying from quarter to quarter. Over the last four years, our North American highway deicing business line has generated over 70% of its annual sales during the months of December through March when the need for highway deicing is at its peak. We need to stockpile sufficient highway deicing salt in the last two fiscal quarters to meet estimated demand for the winter season. Weather conditions which impact our highway deicing business line include levels of temperature, precipitation, snow days and duration and timing of snow fall in our relevant geographic markets. Lower than expected sales by us during this period could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to the exchange notes.

   Our SOP operating results are dependent in part upon conditions in the agriculture markets. The agricultural products business can be affected by a number of factors, the most important of which for U.S. markets are weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption) and quantities of crop nutrients imported to and exported from North America. Much of our SOP sales are made between March and May in order to meet spring planting season requirements.

Economic and other risks associated with international sales and operations could adversely affect our business.

   Since we manufacture and sell our products primarily in the United States, Canada and the United Kingdom, our business is subject to certain risks associated with doing business internationally. Our sales outside the U.S., as a percentage of our total sales, were 35% and 37% for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. Accordingly, our future results could be harmed by a variety of factors, including:

  .  changes in foreign currency exchange rates;

  .  exchange controls;

  . tariffs, other trade protection measures and import or export licensing requirements;

  .  potentially negative consequences from changes in tax laws;

  .  differing labor regulations;

  . requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  . restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

  .  restrictions on our ability to repatriate dividends from our subsidiaries;
     and

  .  unexpected changes in regulatory requirements.

   Fluctuations in the value of the U.S. dollar may adversely affect our results of operations. Because our consolidated financial results are reported in dollars, if we generate sales or earnings in other currencies the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in Canadian dollars and pound sterling. Significant changes in the value of Canadian dollars and pound sterling relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the exchange notes and borrowings under the new credit facilities.

   In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We have in the past experienced and expect to continue to experience economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations. We expect that the portion of our revenues denominated in non-dollar currencies will continue to increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Currency Fluctuations and Inflation."

   Our overall success as a global business depends, in part, upon our ability to succeed in differing economic and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business.

We may be adversely affected by the recent terrorist attacks in the United
States.

   On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result, the United States securities markets were closed for several days. The impact which these terrorist attacks, or future events arising as a result of these terrorist attacks, (including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, biological or chemical weapons attacks, political unrest and instability, riots and protests) could have on the United States economy, the global economy, and global financial markets cannot presently be determined with any accuracy. These conditions could adversely impact our operations. It is possible that the above factors could have a material adverse effect on our business, our ability to finance our business and on our financial condition and results of operations as a whole.

We are a newly formed company with no operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company.

   We were not operated as a stand-alone company for the three years prior to the closing of the Recapitalization. Prior to the Recapitalization, IMC Global provided us with a number of support services, including corporate services such as certain accounting functions, internal audit, treasury, taxation, company secretarial, legal and intellectual property, property management, insurance administration, certain human resources functions, credit management and certain information technology functions. While we believe we will be able to complete the arrangement of replacement services appropriate for operation as a stand-alone company, there is a risk that continuity in the performance of these functions will be affected as a result of our transition.

Our operating earnings are affected by the supply and price levels of natural gas.

   Energy costs represent approximately 13% of the costs of our North American salt production. Natural gas is a primary fuel source used in the salt production process. Our profitability is impacted by the price and availability of the natural gas we purchase from third parties. A significant increase in the price of natural gas that is not recovered through an increase in the price of our products or an extended interruption in the supply of natural gas to our production facilities could have a material adverse effect on our business, financial condition or results of operations.

We face competition in our markets.

   We encounter competition in all areas of our business. Competition in our business lines is based on a number of considerations including product performance, cost of transportation in the distribution of salt, brand reputation, quality of client service and support and price. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We may have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position. Some of our competitors have greater financial and other resources than we do.

We may be adversely affected by the environmental regulations to which we are subject.

   We are subject to numerous environmental, health and safety laws and regulations in the U.S., Canada and Europe, including laws and regulations relating to land reclamation and remediation of hazardous substance releases, and discharges to air and water. For example, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons (known as "potentially responsible parties") who are considered to have contributed to the release of "hazardous substances" into the environment. Although we are not currently incurring material liabilities pursuant to CERCLA, we may in the future incur material liabilities, under CERCLA and other environmental cleanup laws, with regard to our current or former facilities, adjacent or nearby third party facilities or off-site disposal locations. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and in some cases criminal, sanctions.

   We have received notices from governmental agencies that we may be a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. We have entered into "de minimis" settlement agreements with United States with respect to certain CERCLA sites, pursuant to which we have made a one-time cash payment and received statutory protection from future claims arising from those sites. At other sites for which we have received notice of potential CERCLA liability, we have provided information to the U.S. Environmental Protection Agency ("EPA") that we believe demonstrates that we are not liable, and the EPA has not asserted claims against us with respect to such sites. In some instances, we have agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address such contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform remedial activities that will address identified site conditions. At the present time, we are not aware of any additional sites for which we expect to receive a notice from EPA of potential CERCLA liability. However, based on past operations there is a potential that we may receive such notices in the future for sites of which we are currently unaware. Taking into account established reserves, expenditures for our known environmental liabilities and site conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures could be required in the future to remediate the contamination at these or at other current or former sites.

   Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations. For more information, see "Business--Environmental, Health and Safety Matters."

Our business could be adversely affected by the Canadian government's proposal to designate road salt as a toxic substance.

   In December 2001, the Canadian government released a Priority Substances List Assessment Report for road salt. This report found that road salts are entering the environment under conditions that may have a harmful effect or constitute a danger to the environment. Based on this report, the Canadian government has proposed designating road salt as a "toxic" substance pursuant to the Canadian Environmental Protection Act. This proposal is now subject to public comment, and if formalized it will require Environment Canada to develop a "control instrument" through a multi-stakeholder process to minimize the impact of road salt on the environment. Given the importance of road salt for traffic safety and the lack of any practical substitute, we deem it unlikely that the control instrument would result in a ban on the use of road salt. As noted in the December 2001 report, the use of road salt and other deicing agents "is an important component of strategies to keep roadways open and safe during the winter and minimize traffic crashes, injuries and mortality under icy and snowy conditions." The report further stated that mitigation measures "must be based on optimization of winter road maintenance practices so as not to jeopardize road safety, while minimizing the potential for harm to the environment." Although we cannot predict whether the proposal will be finalized or the precise form of future regulation, if any, the likely outcome is that standardized guidelines will be developed for the usage of road salt. As a result of the adoption of such regulation we could suffer reduced sales and incur substantial costs and expenses that could have a material adverse effect on our business, financial condition and results of operation. We believe that no similar proposals for such designation of road salt are being considered in either the U.S. or the United Kingdom.

Our operations are dependent on our having received the required permits and approvals from governmental authorities.

   We hold numerous governmental environmental, mining and other permits and approvals authorizing operations at each of our facilities. A decision by a governmental agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental or other permits or approvals.

Protection of Proprietary Technology--Our intellectual property may be misappropriated or subject to claims of infringement.

   We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret protection, as well as licensing agreements and third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved or that others will not infringe or challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

   As of September 30, 2001, we had 1,569 employees. Approximately 29% of our U.S. workforce (51% of our global workforce) is represented by labor unions. Of our eight material collective bargaining agreements, two will expire in 2002, and four will expire in 2003. Additionally, approximately 13% of our workforce is employed in Europe where trade union membership is common. Although we believe that our relations with our employees are good we cannot assure you that we will be successful in negotiating new collective bargaining agreements, that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

We rely on independent distributors.

   In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our customers. In 2000, 11% of our revenues were generated through these independent distributors. Many of these independent distributors are not bound to us by exclusive distribution contracts and may offer products and services that compete with ours to our customers. In addition, the majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a short notice period. The loss of a substantial number of these distributors or the decision by many of these distributors to offer competitors' products to our customers could materially reduce our sales and profits.

We are controlled by Apollo, whose interests may not be aligned with yours.

   A holding company controlled by Apollo and its affiliates own approximately 75% of the fully diluted equity of our parent, Salt Holdings Corporation, and, therefore, have the power, subject to certain exceptions, to control our affairs and policies. They also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions about our capital stock. See "The Recapitalization" and "Certain Related Party Transactions."

   The interests of Apollo and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Apollo as equity holder might conflict with your interests as an exchange note holder. Affiliates of Apollo may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of exchange notes. In addition, our sponsors or their affiliates currently own, and may in the future own, businesses that directly compete with ours.

Our business strategy includes acquisitions to supplement internal growth.

   Our business strategy is based in part on our ability to supplement internal growth by pursuing opportunistic acquisitions of small complementary businesses. We do not know whether in the future we will be able to complete acquisitions on acceptable terms, identify suitable businesses to acquire or successfully integrate acquired businesses. We compete with other potential buyers for the acquisition of other small complementary businesses. This competition and, due to our position in certain markets, regulatory considerations may result in fewer acquisition opportunities. If we cannot complete acquisitions, our financial condition or results of operations may be adversely affected.

If we lose our senior management, our business may be adversely affected.

   The success of our business is dependent on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain "key person" life insurance on any of our key employees.

                                USE OF PROCEEDS

   The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

                              THE EXCHANGE OFFER

Purpose and Effect

   Concurrently with the sale of the old notes on November 28, 2001, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective by May 27, 2002 and must consummate the exchange offer by June 26, 2002.

   Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

   In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  . the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

  . the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;


  . the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  . the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of Compass Minerals Group.

   Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

   Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  . is an "affiliate" of Compass Minerals Group within the meaning of Rule 405 under the Securities Act;

  . is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

  . acquired the exchange notes other than in the ordinary course of the holder's business; or

  . the holder has an arrangement with any person to engage in the distribution of the exchange notes.

   Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on      ,
2002, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

   The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

   This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

   We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "--Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the Expiration Date unless the exchange offer is extended.

   Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

   The Expiration Date shall be 5:00 p.m., New York City time, on          ,
2002, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right, in our sole discretion:

      (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

      (B) to amend the terms of the exchange offer in any manner.

   In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

   Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "--Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the Expiration Date. In addition:

  . certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the Expiration Date;

  . a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date; or

  .  you must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "--Exchange Agent" prior to the Expiration Date.

   Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

   The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

      (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

      (B) for the account of an eligible guarantor institution.

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date, unless the exchange offer is extended.

   In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

   By tendering, you will be representing to us that, among other things:

  . the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

  . you are not engaging in and do not intend to engage in a distribution of the exchange notes;

  . you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

  . you are not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

   In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

   Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

   The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

   If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  .  the tender is made through an eligible guarantor institution;

  . prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

  . the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

   For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

  . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

  . specify the name in which any such old notes are to be registered, if different from that of the Depositor.

   All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "--Procedures for Tendering" at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer
   Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

   All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                                    By Hand Delivery or              By Facsimile
By Registered or Certified Mail:     Overnight Courier       (Eligible Institutions Only)
     The Bank of New York           The Bank of New York         (212)___________________
     [                  ]           [                  ]
  Reference: Compass Minerals    Reference: Compass Minerals  Reference: Compass Minerals
            Group, Inc.                  Group, Inc.                    Group, Inc.

                      For Information or Confirmation by Telephone:
                             (212)_______________________________________________________

   Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

   We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                CAPITALIZATION

   The following table sets forth our combined capitalization as of September 30, 2001, on a historical basis and on a pro forma basis after giving effect to the Recapitalization and the related financing transactions as if they had occurred on September 30, 2001. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Combined Financial Information" and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Combined Financial Statements and the notes thereto and the Unaudited Combined Financial Statements and the notes thereto included in the back of this prospectus.


                                                                     As of
                                                               September 30, 2001
                                                               -----------------
                                                                           Pro
                                                                Actual    Forma
                                                               ------     ------
                                                                 (in millions)
         Cash and cash equivalents............................ $  0.7    $  2.7
                                                                 ======   ======
         Debt:
           New credit facilities
            Revolving debt(1)................................. $   --    $   --
            Bank term debt....................................     --     225.0
            10% Senior Subordinated Notes.....................     --     250.0
           Notes payable to IMC Global and its affiliates.....  130.7        --
           Other long-term debt...............................    0.4       0.4
                                                                 ------   ------
                Total debt....................................  131.1     475.4
                Total stockholder's equity/(deficit)(2).......  281.6     (42.7)
                                                                 ------   ------
                Total capitalization.......................... $412.7    $432.7
                                                                 ======   ======

--------
(1)Total availability of $135.0 million for general corporate purposes and seasonal borrowings, subject to certain conditions. The amount of revolver borrowings on the closing date will be higher due to seasonal working capital requirements.
(2)Represents the elimination of amounts owing from and to IMC Global and its affiliates of $128.6 million and the payment to Salt Holdings Corporation of $452.9 million as part of the Recapitalization.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   Set forth below is certain unaudited pro forma combined financial information for our company. The Unaudited Pro Forma Balance Sheet as of September 30, 2001 gives effect to the Recapitalization as if it had occurred on September 30, 2001. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 2000, the twelve months ended September 30, 2001 and the nine months ended September 30, 2001 give effect to the Recapitalization as if it had occurred at the beginning of the periods presented.

   The unaudited pro forma adjustments, as described in the notes to the Unaudited Pro Forma Combined Financial Information, are based on available information and upon certain assumptions that our management believes are reasonable.

   We do not claim or represent that the unaudited pro forma combined statement of operations information set forth is indicative of the results that would have been reported had the Recapitalization actually occurred at the beginning of the period presented nor is it indicative of our future results. There can be no assurance that the assumptions used in the preparation of the unaudited pro forma combined financial information will prove to be correct. The unaudited pro forma combined information should be read in conjunction with our historical combined financial statements and notes thereto included elsewhere in this prospectus.

   We have prepared the Unaudited Pro Forma Combined Financial Information as follows:

    1. The Unaudited Pro Forma Combined Financial Information consists of an Unaudited Pro Forma Combined Balance Sheet, Unaudited Pro Forma Combined Statements of Operations and accompanying explanatory notes.

    2. The Unaudited Pro Forma Combined Statements of Operations disclose income from operations attributable to the Recapitalization. Material nonrecurring charges or credits and related tax effects which result directly from the Recapitalization and this offering and which will have been included in income or expenses within the 12 months succeeding the Recapitalization have not been included in the Unaudited Pro Forma Combined Statements of Operations.

    3. Pro forma adjustments related to the Unaudited Pro Forma Combined Statements of Operations have been computed assuming the Recapitalization was consummated at the beginning of the periods presented and include adjustments which give effect to the events that are (i) directly attributable to the Recapitalization, (ii) expected to have a continuing impact and (iii) factually supportable. Pro forma adjustments related to the Unaudited Pro Forma Combined Balance Sheet have been computed assuming the Recapitalization was consummated at September 30, 2001 and include adjustments which give effect to events that are directly attributable to the Recapitalization and factually supportable regardless of whether they have a continuing impact or are nonrecurring. All pro forma adjustments have been explained in the related notes to the Unaudited Pro Forma Combined Financial Information.

    4. Tax effects of the pro forma adjustments have been calculated at the statutory rate in effect for the periods presented.

                         COMPASS MINERALS GROUP, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                           As of September 30, 2001
                             (dollars in millions)


                                                     Historical   Pro Forma
                                                     Combined(a) Adjustments   Pro Forma
                                                     ----------- -----------   ---------
ASSETS
Current Assets:
   Cash and cash equivalents........................   $  0.7      $   2.0 (b)  $  2.7
   Receivables......................................     51.5           --        51.5
   Amounts due from IMC Global and its affiliates...      2.1         (2.1)(c)      --
   Inventories......................................     99.7           --        99.7
   Deferred income taxes............................      2.3           --         2.3
   Prepaid expenses and other.......................      1.6           --         1.6
                                                       ------      -------      ------
       Total current assets.........................    157.9         (0.1)      157.8
Property, plant and equipment, net..................    421.1           --       421.1
Deferred financing fees.............................       --         20.1 (d)    20.1
Other assets........................................      1.2           --         1.2
                                                       ------      -------      ------
Total assets........................................   $580.2      $  20.0      $600.2
                                                       ======      =======      ======

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
   Accounts payable.................................   $ 43.3      $   --  (e)  $ 43.3
   Current portion of long-term debt................      0.2           --         0.2
   Other payables and accruals......................     13.0           --        13.0
   Notes payable to IMC Global and its affiliates...    130.7       (130.7)(c)      --
                                                       ------      -------      ------
       Total current liabilities....................    187.2       (130.7)       56.5
Deferred income taxes...............................    103.8           --       103.8
Long-term liabilities...............................      7.4           --         7.4
Long-term debt......................................      0.2        475.0 (f)   475.2
Net stockholder's equity/(accumulated deficit)......    281.6       (324.3)(g)   (42.7)
                                                       ------      -------      ------
Total liabilities and stockholder's equity/(deficit)   $580.2      $  20.0      $600.2
                                                       ======      =======      ======

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                           As of September 30, 2001
                             (dollars in millions)

a) Represents our historical unaudited combined balance sheet as of September 30, 2001.

b) Reflects the cash to be used by the business for working capital purposes.

c) Reflects the elimination of all amounts owing to and from IMC Global and affiliates.

d) Reflects the estimated debt issuance costs of $20.1 associated with the Recapitalization.

e) The Unaudited Pro Forma Combined Balance Sheet does not reflect a future increase in accounts payable of approximately $2.0 relating to agreements to purchase certain salt and potash products from IMC. Prior to the Recapitalization these costs were settled via intercompany accounts, all of which will be eliminated upon consummation of the Recapitalization.

f) Reflects the debt incurred in connection with our Recapitalization:

                      Revolving debt............... $   --
                      Bank term debt...............  225.0
                      10% Senior Subordinated Notes  250.0
                                                    ------
                      Total debt................... $475.0
                                                    ======

g) Represents the elimination of amounts owing from and to IMC Global and its affiliates of $128.6 million and the payment to Salt Holdings Corporation of $452.9 million as part of the Recapitalization.

                         COMPASS MINERALS GROUP, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      Fiscal Year Ended December 31, 2000
                             (dollars in millions)

                                                                  Pro Forma             Pro
                                                   Historical(a) Adjustments           Forma
                                                   ------------- -----------          -------
Net sales after shipping and handling costs.......    $ 369.2      $  5.3(b)          $ 374.5
Costs and expenses:
   Cost of sales..................................      227.8         5.3(b)(c)(d)      233.1
   Depreciation and amortization..................       44.2          --                44.2
   Selling, general and administrative expenses...       35.5         3.5(b)(d)(e)(f)    39.0
   Goodwill write-down............................      191.0          --               191.0
   Restructuring and other charges................      425.9          --               425.9
                                                      -------      ------             -------
       Total operating expenses...................      924.4         8.8               933.2
                                                      -------      ------             -------
Loss from operations..............................     (555.2)       (3.5)             (558.7)
Interest expense..................................       16.4        24.2(g)(h)          40.6
Other expense (income)............................       (0.2)        3.4(h)              3.2
                                                      -------      ------             -------
Loss before income taxes..........................     (571.4)      (31.1)             (602.5)
Income taxes......................................     (103.7)      (10.9)(i)          (114.6)
                                                      -------      ------             -------
Net loss..........................................    $(467.7)     $(20.2)            $(487.9)
                                                      =======      ======             =======
Other Financial Data:
   Adjusted EBITDA(j).............................    $ 105.9      $ (3.5)            $ 102.4

                         COMPASS MINERALS GROUP, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
         Twelve Months Ended September 30, 2001 (dollars in millions)

                                                                Pro Forma
                                                 Historical(a) Adjustments           Pro Forma
                                                 ------------- -----------           ---------
Net sales after shipping and handling costs.....    $ 394.1      $  4.0 (b)           $ 398.1
Costs and expenses:
   Cost of sales................................      234.4         3.3 (b)(c)(d)       237.7
   Depreciation and amortization................       34.6          --                  34.6
   Selling, general and administrative expenses.       38.0         3.5 (b)(d)(e)(f)     41.5
   Goodwill write-down..........................      191.0          --                 191.0
   Restructuring and other charges..............      425.9          --                 425.9
                                                    -------      ------               -------
       Total operating expenses.................      923.9         6.8                 930.7
                                                    -------      ------               -------
Loss from operations............................     (529.8)       (2.8)               (532.6)
Interest expense................................       13.3        27.3 (g)(h)           40.6
Other expense (income)..........................       (3.6)        3.8 (h)               0.2
                                                    -------      ------               -------
Loss before income taxes........................     (539.5)      (33.9)               (573.4)
Income taxes....................................      (91.2)      (11.9)(i)            (103.1)
                                                    -------      ------               -------
Net loss........................................    $(448.3)     $(22.0)              $(470.3)
                                                    =======      ======               =======
Other Financial Data:
   Adjusted EBITDA(j)...........................    $ 121.7      $ (2.8)              $ 118.9

                         COMPASS MINERALS GROUP, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     Nine Months Ended September 30, 2001
                             (dollars in millions)

                                                                Pro Forma
                                                 Historical(a) Adjustments           Pro Forma
                                                 ------------- -----------           ---------
Net sales after shipping and handling costs.....    $265.9       $  3.5 (b)           $269.4
Costs and expenses:
   Cost of sales................................     165.4          2.1 (b)(c)(d)      167.5
   Depreciation and amortization................      24.0           --                 24.0
   Selling, general and administrative expenses.      28.7          2.6 (b)(d)(e)(f)    31.3
                                                    ------       ------               ------
       Total operating expenses.................     218.1          4.7                222.8
                                                    ------       ------               ------
Income from operations..........................      47.8         (1.2)                46.6
Interest expense................................       9.0         21.4 (g)(h)          30.4
Other expense (income)..........................      (4.3)         2.9 (h)             (1.4)
                                                    ------       ------               ------
Income before income taxes......................      43.1        (25.5)                17.6
Income taxes....................................      20.7         (8.9)(i)             11.8
                                                    ------       ------               ------
Net income......................................    $ 22.4       $(16.6)              $  5.8
                                                    ======       ======               ======
Other Financial Data:
   Adjusted EBITDA(j)...........................    $ 71.8       $ (1.2)              $ 70.6

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   (dollars in millions, except percentages)

a) Represents our historical audited combined statement of operations for the year ended December 31, 2000 and the historical unaudited combined statement of operations for the twelve months ended and the nine months ended September 30, 2001.

b) For the periods presented, the Company sold SOP to IMC Global affiliates, who marketed, distributed and sold this product on the Company's behalf to third party customers. The Company was not directly charged for these services. Instead, the Company received a lower sale price from the IMC Global affiliates and reflected the same in the Company's historical financial statements. In connection with the Recapitalization we will begin marketing, distributing and selling this product directly to our customers. Accordingly, we have adjusted the historical results of operations as if these sales were made directly by the Company, including the related selling and administrative costs. The schedule below presents the incremental revenues, cost of sales and selling, general and administrative expenses as if these sales had been made directly by the Company.

                                             Fiscal Year Ended Twelve Months Ended Nine Months Ended
                                             December 31, 2000 September 30, 2001  September 30, 2001
                                             ----------------- ------------------- ------------------
Revenues (net of shipping and handling).....       $5.3               $4.0                $3.5
Cost of sales...............................       $2.3               $0.7                $0.6
Selling, general and administrative expenses       $1.0               $1.0                $0.8

c) As an integral part of the Recapitalization, we have contractually negotiated, effective upon the closing of the Recapitalization, to purchase certain salt and potash product from IMC Global, which effectively would have increased our costs of sales by $1.5, $1.1 and $0.9 for the fiscal year ended December 31, 2000, the twelve months ended September 30, 2001 and the nine months ended September 30, 2001, respectively, if such contracts had been in place as of the beginning of the relevant period.

d) Prior to the Recapitalization, IMC Global provided certain overhead functions to us at a cost lower than what we would incur on a stand-alone basis. Following the Recapitalization, we plan to perform these functions ourselves and will therefore incur incremental costs. Accordingly, we have adjusted the historical results of operations as if we had performed these functions ourselves. The schedule below summarizes the estimated incremental cost of sales and selling, general and administrative costs as if the Company had been performing these functions on its own:

                                          Fiscal Year Ended Twelve Months Ended Nine Months Ended
                                          December 31, 2000 September 30, 2001  September 30, 2001
                                          ----------------- ------------------- ------------------
Cost of sales............................       $1.5               $1.5                $0.6
Selling, general and administrative costs       $2.1               $1.9                $1.3

e) As an integral part of the Recapitalization, we have contractually negotiated, effective upon the closing of the Recapitalization, to purchase SOP products produced at IMC Global's Carlsbad, New Mexico, facility. The schedule below reflects the purchase discount to be received by us from the Carlsbad facility:

                     Fiscal Year Ended Twelve Months Ended Nine Months Ended
                     December 31, 2000 September 30, 2001  September 30, 2001
                     ----------------- ------------------- ------------------
   Purchase discount       $(0.6)             $(0.4)             $(0.3)


f) Reflects the following:

                                              Fiscal Year Ended Twelve Months Ended Nine Months Ended
                                              December 31, 2000 September 30, 2001  September 30, 2001
                                              ----------------- ------------------- ------------------
Management fee charged to us by the new
  majority shareholder in accordance with the
  new management agreement...................       $1.0               $1.0                $0.8

g) Reflects the following:

                                                   Fiscal Year Ended Twelve Months Ended Nine Months Ended
                                                   December 31, 2000 September 30, 2001  September 30, 2001
                                                   ----------------- ------------------- ------------------
Interest expense resulting from $225.0 of new
  bank term debt at an interest rate of 5.6%......       $12.6              $12.6              $ 9.5
Interest expense resulting from $250.0 of notes
  at an interest rate of 10.0%....................        25.0               25.0               18.8
Commitment fee charge relating to the nominal
  undrawn portion of the revolving credit
  facility........................................         0.5                0.5                0.3
Fees resulting from $5.0 of outstanding letters of
  credit at a rate of 3.5%........................         0.2                0.2                0.1
Amortization of debt issuance costs of $20.1
  associated with the term debt, revolver and
  the notes over the life of the related debt.....         2.1                2.1                1.6
                                                         -----              -----              -----
                                                         $40.4              $40.4              $30.3
                                                         =====              =====              =====

   A change of .125 percentage points in interest rates on the aggregate amount outstanding on the term loan would have an incremental effect on annual interest expense of approximately $0.3.

h) Reflects the following:

                                                Fiscal Year Ended Twelve Months Ended Nine Months Ended
                                                December 31, 2000 September 30, 2001  September 30, 2001
                                                ----------------- ------------------- ------------------
Elimination of interest expense resulting from
  allocation of intercompany IMC Global debt
  and third party debt which will be eliminated
  at closing...................................      $(16.2)            $(13.1)             $(8.9)
Elimination of interest income resulting from
  intercompany IMC Global debt, which will be
  eliminated at closing........................         3.4                3.8                2.9

i) Reflects the provision for income taxes at the statutory rate.

j) Adjusted EBITDA represents net income (loss) before income taxes, interest expense, depreciation and amortization, goodwill write-down and restructuring and other charges. Adjusted EBITDA is presented because it is commonly used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Adjusted EBITDA is not calculated under GAAP and therefore is not comparable to similarly titled measures of other companies.

       SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

   The following table presents selected historical and pro forma combined financial information. The historical statement of operations data for the fiscal years ended December 31, 1999 and 2000 and the historical balance sheet data as of December 31, 1998, 1999 and 2000 are derived from our audited combined financial statements included elsewhere in this prospectus. The historical statement of operations data for the twelve months ended December 31, 1998 and the nine months ended September 30, 2000 and 2001 and the historical balance sheet as of September 30, 2000 and 2001 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

   The information included in this table should be read in conjunction with "Prospectus Summary--Summary Historical and Pro Forma Combined Financial Data," "Management Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

   The Unaudited Pro Forma Combined Balance Sheet data reflects the financial position of our business as if the Recapitalization had occurred on September 30, 2001. The Unaudited Pro Forma Combined Statements of Operations and related information reflect the Recapitalization as if it had occurred at the beginning of the relevant period. The pro forma adjustments were applied to the historical combined financial statements to reflect and account for the Recapitalization and, accordingly, do not affect the historical basis of our assets and liabilities. It is important that you read this information along with the Unaudited Pro Forma Combined Financial Information and related notes. We do not claim or represent that the Selected Unaudited Pro Forma Combined Financial Information is indicative of the results that would have been reported had the Recapitalization actually occurred on the dates indicated above, nor is it indicative of our future results. There can be no assurance that the assumptions used by management (which they believe are reasonable) in the preparation of the Selected Unaudited Pro Forma Combined Financial Information will prove to be correct. Additionally, pro forma combined operating results for the nine months ended September 30, 2001 and for the twelve months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001.

        Summary Historical and Pro Forma Combined Financial Information

                                                                  Historical
                                      -----------------------------------------------------------------
                                                                                    For the nine
                                               For the years ended                  months ended
                                      -------------------------------------  --------------------------
                                      December 31, December 31, December 31, September 30, September 30,
                                          1998         1999         2000         2000          2001
                                      ------------ ------------ ------------ ------------- -------------
                                                                                  (dollars in millions)
                                      ------------------------------------------------------------------
Statement of Operations Data:
Net sales after shipping and handling
 costs...............................   $  344.2     $  367.4     $ 369.2       $241.0        $265.9
Cost of sales........................      183.9        213.1       227.8        158.7         165.4
Depreciation and amortization........       42.4         55.1        44.2         33.7          24.0
Selling, general and administrative
 expenses............................       46.1         37.1        35.5         26.3          28.7
Goodwill write-down(1)...............         --         87.5       191.0           --            --
Restructuring and other charges(1)(2)       20.3         13.7       425.9           --            --
Income (loss) from operations........       51.6        (39.1)     (555.2)        22.3          47.8
Net income (loss)....................        3.1        (67.5)     (467.7)         3.1          22.4

Other Financial Data:
Adjusted EBITDA(3)...................   $  114.3     $  117.2     $ 105.9       $ 56.0        $ 71.8
Adjusted EBITDA margin(4)............      33.2 %       31.9 %      28.7 %        23.2%         27.0%
Adjusted Pro Forma EBITDA(5).........         --           --          --           --            --
Adjusted Pro Forma EBITDA margin(4)..         --           --          --           --            --
Capital expenditures.................   $   56.7     $   45.6     $  33.7       $ 20.7        $ 30.7
Cash interest expense(6).............
Net debt to Adjusted Pro Forma
 EBITDA(7)...........................
Adjusted Pro Forma EBITDA to cash
 interest expense....................
Ratio of earnings to fixed charges(8)         --           --          --         1.75x         4.81x

Balance sheet data (at period end):
Total cash and cash equivalents......   $    4.9     $    4.3     $   0.4       $   --        $  0.7
Total assets.........................    1,423.0      1,290.5       636.0        926.7         580.2
Total debt...........................      264.7        196.0       152.3         84.4         131.1
Net debt(7)..........................      259.8        191.7       151.9         84.4         130.4

                                                  Pro Forma
                                      ------------------------------------------
                                                        For the
                                      For the fiscal  nine months  For the twelve
                                        year ended       ended      months ended
                                       December 31,  September 30, September 30,
                                           2000          2001           2001
                                      -------------- ------------- --------------


Statement of Operations Data:
Net sales after shipping and handling
 costs...............................    $  374.5       $269.4        $ 398.1
Cost of sales........................       233.1        167.5          237.7
Depreciation and amortization........        44.2         24.0           34.6
Selling, general and administrative
 expenses............................        39.0         31.3           41.5
Goodwill write-down(1)...............       191.0           --          191.0
Restructuring and other charges(1)(2)       425.9           --          425.9
Income (loss) from operations........      (558.7)        46.6         (532.6)
Net income (loss)....................      (487.9)         5.8         (470.3)

Other Financial Data:
Adjusted EBITDA(3)...................          --           --             --
Adjusted EBITDA margin(4)............          --           --             --
Adjusted Pro Forma EBITDA(5).........    $  102.4       $ 70.6        $ 118.9
Adjusted Pro Forma EBITDA margin(4)..        27.3%        26.2%          29.9%
Capital expenditures.................    $   33.7       $ 30.7        $  43.7
Cash interest expense(6).............                                    38.5
Net debt to Adjusted Pro Forma
 EBITDA(7)...........................                                     4.0x
Adjusted Pro Forma EBITDA to cash
 interest expense....................                                     3.1x
Ratio of earnings to fixed charges(8)          --         1.52x            --

Balance sheet data (at period end):
Total cash and cash equivalents......          --           --        $   2.7
Total assets.........................          --           --          600.2
Total debt...........................          --           --          475.4
Net debt(7)..........................          --           --          472.7

--------
(1)Based on anticipated proceeds from the sale of the Company by IMC Global, we recorded an asset impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. In connection with this non cash charge, goodwill was reduced $191.0 million and mineral properties and rights was reduced $425.6 million. The goodwill write-down in 1999 was the result of lowering goodwill to its recoverable value based on estimated future discounted cash flows of the business.
(2)"Restructuring and Other Charges" include primarily those charges related to the impairment of certain idled assets in the fourth quarter of 1998, the restructuring of our business in the fourth quarter of 1999 designed to reduce employee headcount and an asset impairment in the fourth quarter of 2000 related to the planned disposition of the Company by IMC Global as described in (1) above. Substantially all cash payments related to these charges have been made as of December 31, 2000.
(3)"Adjusted EBITDA" represents net income (loss) before income taxes, interest expense, other income, depreciation and amortization, goodwill write-down and restructuring and other charges. Adjusted EBITDA is presented because it is commonly used by investors to analyze and compare operating performance and to determine a company's ability to service and/or incur debt. However, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of a company's profitability or liquidity. Adjusted EBITDA is not calculated under GAAP and therefore is not comparable to similarly titled measures of other companies.
(4)"Adjusted EBITDA margin" is calculated as a percentage of revenues. "Adjusted Pro Forma EBITDA margin" is calculated as a percentage of pro forma revenues.
(5)"Adjusted Pro Forma EBITDA" represents pro forma net income (loss) before income taxes, interest expense, other income, depreciation and amortization, goodwill write-down, restructuring and other charges, and the annual management fee to be charged by the new majority shareholder. Pro forma adjustments related to the Unaudited Pro Forma Combined Statements of Income have been computed assuming the Recapitalization was consummated at the beginning of the respective periods presented and generally include (i) the effect of certain agreements the results of which are not included in our historical financial statements and (ii) incremental costs we expect as an independent entity. All pro forma adjustments have been explained in the Unaudited Pro Forma Combined Financial Information and related notes thereto. Adjusted Pro Forma EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
(6)"Cash interest expense" represents interest expense less amortization of debt issuance costs.
(7)"Net debt" represents total debt less total cash and cash equivalents.
(8)For the purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of net interest expense including the amortization of deferred debt issuance costs, and the interest component of its operating rents. The ratio of earnings to fixed charges on a historical basis is not meaningful because the Company participated in a credit facility with IMC Global and its affiliates, and the level of third-party debt was not comparable to the level of third-party debt in place upon consummation of the Recapitalization. Earnings were insufficient to cover fixed charges by approximately $1.5 million, $55.6 million, and $572.5 million, respectively, for the fiscal years ended December 31, 1998, 1999 and 2000. Pro forma earnings for the year ended December 31, 2000, and for the twelve-month period ended September 30, 2001, were insufficient to cover fixed charges by approximately $603.6 million and $574.5 million, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The statements in this discussion regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk Factors" section. You should read the following discussion together with the section entitled "Risk Factors" and the Combined Financial Statements and notes thereto included elsewhere in this prospectus.

Company Overview

   We are the second largest producer of salt in North America (30% 2000 market share), the largest producer of salt in the United Kingdom ("U.K.") (over 50% 2000 market share), and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of sulfate of potash
(SOP) which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world, with North American and U.K. consumption of over 35 million tons in 2000. Salt has a wide variety of end use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

  . We believe that our cash flows are not materially impacted by economic cycles due to the stable end use markets of salt and the absence of cost effective alternatives.

  . We operate twelve facilities in North America and the U.K., including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the U.K. in Winsford, Cheshire.

  . We believe that we are the low cost rock salt producer in our markets. Our cost advantage is due to the size and quality of our reserves, the strategic location of our facilities and our continued focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt.

   For the twelve months ended September 30, 2001, we sold over 13 million tons of salt and other minerals, generating pro forma revenues of approximately $398.1 million and Adjusted Pro Forma EBITDA of $118.9 million. We have been able to increase our trailing twelve months Adjusted Pro Forma EBITDA for each of the last three quarters, and anticipate that this trend will continue for at least the next several quarters. This is a result of both improvements in revenues and cost reduction measures we have taken in both North America and in the U.K. The improvements in revenues relate to the full effect of price increases taken in certain of our salt product lines during the summer of 2001 and the 14% price increase we have secured in our North American highway deicing business (over prices paid by customers in the prior winter season) as a result of the recently concluded contract bidding for the upcoming 2001/2002 winter season. Based on LTM volumes, such price increases would have increased revenues and Adjusted Pro Forma EBITDA by more than $13 million, had such price increases been in effect at the beginning of the LTM period. We have also taken several measures in the past year to reduce costs, including implementing energy efficiency programs and manpower productivity projects.

Stand-Alone Company

   The historical combined financial information included in this prospectus has been derived from the historical consolidated financial statements of IMC Global. The preparation of this information was based on certain assumptions and estimates including allocations of costs from IMC Global which we believe are reasonable. This financial information may not, however, necessarily reflect the results of operations, financial positions and cash flows that would have occurred if we had been a separate, stand-alone entity during the periods presented or our future results of operations, financial position and cash flows.

   We believe that there are opportunities to improve performance on both the revenue and cost sides of our business. For example, we believe that our new management focus on operating efficiencies and monitoring capital expenditures following the consummation of the Recapitalization will lead to reductions in our operating costs and maintenance capital expenditures. After the Recapitalization, we intend to continue to complete the expansion of our Lyons, Kansas evaporation facility and focus on growing our SOP business.

   In connection with the Recapitalization, we have incurred substantial indebtedness, interest expense and repayment obligations. The interest expense relating to this debt will adversely affect our net income. Upon consummation of the Recapitalization, we have incurred a number of one-time fees and expenses incurred at the closing of the Recapitalization of approximately $31.7 million. See "Certain Related Party Transactions."

Results of Operations

   The following table sets forth certain combined historical financial information, in both dollars and percentages of net sales after shipping and handling costs, for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001. The following table and discussion should be read in conjunction with the information contained in our combined financial statements and the notes thereto included elsewhere in this prospectus. However, our historical combined results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future. See "Risk Factors--We are a newly formed company with no operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company."

                                                                                                         Nine Months Ended
                                                         Year Ended December 31,                           September 30,
                                             ----------------------------------------------       -----------------------------
                                                 1998              1999               2000             2000            2001
-                                            ------------    --------------     ---------------   -------------   -------------
                                              (Unaudited)                                           (Unaudited)     (Unaudited)
                                                                (Dollars in Millions, Except Percentages)
Net sales after shipping and handling costs. $344.2 100.0%   $ 367.5    100.0%  $ 369.2   100.0%  $241.0  100.0%  $265.9  100.0%
Cost of sales...............................  226.3  65.7%     268.2     73.0%    271.9    73.7%   192.4   79.9%   189.4   71.2%
                                             ------ -----    -------    -----   -------  ------   ------  -----   ------  -----
Gross profit................................  117.9  34.3%      99.2     27.0%     97.2    26.3%    48.6   20.7%    76.5   28.8%
Selling, general and administrative expenses   46.1  13.4%      37.2     10.1%     35.5     9.6%    26.3   10.9%    28.7   10.8%
Goodwill write-down.........................     --   0.0%      87.5     23.8%    191.0    51.7%      --    0.0%      --    0.0%
Restructuring and other charges.............   20.3   5.9%      13.7      3.7%    425.9   115.4%      --    0.0%      --    0.0%
                                             ------ -----    -------    -----   -------  ------   ------  -----   ------  -----
Operating income............................   51.6  15.0%    (39.1 )   (10.6)%  (555.2) (150.4)%   22.3    9.2%    47.8   18.0%
Interest expense............................   23.2   6.8%      19.0      5.2%     16.4     4.4%    12.1    5.0%     9.0    3.4%
Other (income) expense......................    2.8   0.8%     (3.0 )    (0.8)%    (0.2)   (0.1)%   (1.1)  (0.5)%   (4.3)  (1.6)%
                                             ------ -----    -------    -----   -------  ------   ------  -----   ------  -----
Income (loss) before taxes and extraordinary
 item.......................................   25.6   7.4%    (55.1 )   (15.0)%  (571.4) (154.8)%   11.3    4.7%    43.1   16.2%
Provision for income taxes..................   18.9   5.5%      12.4      3.4%   (103.7)  (28.1)%    8.2    3.4%    20.7    7.8%
Income (loss) before extraordinary item.....    6.6   1.9%    (67.5 )   (18.4)%  (467.7) (126.7)%    3.1    1.3%    22.4    8.4%
Extraordinary Item..........................    3.5   1.0%        --      0.0%       --     0.0%      --    0.0%      --    0.0%
                                             ------ -----    -------    -----   -------  ------   ------  -----   ------  -----
Net income (loss)........................... $  3.1   0.9%   $ (67.5)   (18.4)% $(467.7) (126.7)% $  3.1    1.3%  $ 22.4    8.4%
                                             ====== =====    =======    =====   =======  ======   ======  =====   ======  =====
Net Sales by Segment:
Salt........................................ $265.0  77.0%   $ 321.7     87.5%  $ 325.1    88.1%  $208.6   86.6%  $235.0   88.4%
Specialty potash fertilizers................   79.3  23.0%      45.8     12.5%     44.1    11.9%    32.4   13.4%    31.0   11.6%
                                             ------ -----    -------    -----   -------  ------   ------  -----   ------  -----
Total....................................... $344.3 100.0%   $ 367.5    100.0%  $ 369.2   100.0%  $241.0  100.0%  $265.9  100.0%
                                             ====== =====    =======    =====   =======  ======   ======  =====   ======  =====

Nine Months Ended September 30, 2001 Compared to the Nine Months Ended September 30, 2000

Net Sales after Shipping and Handling Costs

   Net sales after shipping and handling costs for the nine months ended September 30, 2001 of $265.9 million increased $24.9 million, or 10.3% compared to $241.0 million for 2000. Net sales after shipping and handling costs of salt for the nine months ended September 30, 2001 of $235.0 million increased $26.4 million, or 12.7% compared to $208.6 million for 2000. This increase was primarily the result of the mild winter weather that negatively impacted sales volume in the first nine months of 2000. In particular, highway deicing net sales after shipping and handling costs for the nine months ended September 30, 2001 increased 27%, contributing approximately $21 million of additional net sales after shipping and handling costs while consumer deicing net sales after shipping and handling costs increased approximately $5 million over the prior year period.

   SOP net sales after shipping and handling costs for the nine months ended September 30, 2001 of $31.0 million decreased $1.4 million, or 4.4% compared to $32.4 million for 2000. SOP sales volumes for the nine months ended September 30, 2001 declined approximately 23.3% as compared to 2000 as a result of lower demand for fertilizers and reduced marketing of SOP as part of IMC Global|s broader potash marketing strategy. This decline was partially offset by a 4.6% increase in the price of SOP.

Gross Margins

   Gross margins for the nine months ended September 30, 2001 of $76.5 million increased $28.0 million, or 57.6% compared to $48.6 million for 2000. This improvement in gross margin primarily reflects the impact of stronger sales of our winter deicing products during the first quarter of 2001. In addition, reduced SOP sales were more than offset by cost reductions, primarily in the form of lower consumption of purchased raw materials at our Ogden solar evaporation facility. Purchased raw materials are used to supplement SOP production when SOP sales volumes exceed the SOP volumes that can be achieved from the annual potash harvest. Furthermore, as a result of asset impairment charges recorded in the fourth quarter of 2000, margins during the first nine months of 2001 were favorably impacted by reduced depreciation and amortization expenses of $8.1 million.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses for the nine months ended September 30, 2001 of $28.7 million increased $2.4 million, or 9.1% compared to $26.3 million for 2000 reflecting higher sales related charges.

Other Income/Expense

   Other income for the nine months ended September 30, 2001 of $4.3 million increased $3.1 million compared to $1.1 million for 2000. This increase was largely the result of a $2.0 million non-cash foreign exchange gain, primarily relating to the translation of certain United States dollar-denominated accounts of our Canadian subsidiary into Canadian dollars. In addition, interest income on intercompany loans to IMC Global was higher in the first nine months of 2001 as compared to the 2000 period.

Interest Expense

   Interest expense for the nine months ended September 30, 2001 of $9.0 million decreased $3.1 million, or 25.6% compared to $12.1 million for 2000. This decrease was primarily the result of lower average borrowings from IMC Global and its affiliates during the first nine months of 2001 as compared to the prior year period.

Income Tax Expense

   Income tax expense for the nine months ended September 30, 2001 of $20.7 million increased $12.4 million compared to $8.2 million for 2000. This was primarily due to our higher income before taxes in 2001. Our income tax provision differs from the U.S. statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, foreign mining taxes and amortization of goodwill not deductible for tax purposes.

Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

Net Sales after Shipping and Handling Costs

   Net sales after shipping and handling costs for 2000 of $369.2 million increased $1.7 million, or 0.5% compared to $367.5 million for 1999. Net sales after shipping and handling costs of salt of $325.1 million increased $3.4 million, or 1.0% compared to $321.7 million for 1999. Net sales after shipping and handling costs of salt were favorably impacted by an 8.0% increase in deicing volumes in 2000 compared to 1999. Non-deicing sales volumes, excluding bulk chemical customers, in North America were higher by 5.0%, resulting in an increase of approximately $3.0 million in net sales after shipping and handling costs. This increase reflects moderate growth in agricultural and water conditioning salt products, as new capacity additions allowed us to increase our sales in the Great Lakes and Midwest regions. Offsetting these increases was a decline in sales of bulk salt to chemical customers.

   SOP net sales after shipping and handling costs of $44.1 million for 2000 decreased $1.7 million, or 3.7% compared to $45.8 million for 1999. SOP sales volumes were lower in 2000 compared to 1999 by 8.0%, due to reductions experienced in both the domestic and export markets. SOP export sales were lower primarily due to capacity additions by our competitors in Southeast Asia. Average sales prices for SOP were also down, reflecting the weak demand in the specialty fertilizer markets.

Gross Margins

   Gross margins for 2000 of $97.2 million decreased $2.0 million, or 2.0% compared to $99.2 million for 1999. Margins were unfavorably impacted during 2000 by a partial curtailment in highway deicing production resulting from the unseasonably mild weather experienced during the 1999/2000 winter season. Higher inventories following that winter season resulted in reduced production during the second and third quarters of 2000. Offsetting this impact was lower consumption of purchased raw material in 2000 as compared to 1999 at our SOP facility in Ogden. Higher costs in 1999 resulted from supplementary purchases of higher cost raw material as a result of the poor 1998/1999 SOP harvest. In 2000, the SOP harvest was sufficient to significantly reduce the amount of purchased raw material.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses for 2000 of $35.5 million decreased $1.6 million, or 4.6% compared to $37.2 million for 1999. The decline is primarily due to a reduction in professional services and consulting costs for a variety of projects, including Y2K planning.

Goodwill write-down, Restructuring and Other Charges

   During 2000 and 1999 the Company recorded goodwill write-down, restructuring and other charges of $616.9 million and $101.2 million, respectively. The 2000 charges comprised a $191.0 million write-down of goodwill and $425.9 million of restructuring and other charges, which were recorded in the fourth quarter. Substantially all these charges were non-cash charges and reflected the amount by which our net book value exceeded IMC Global's anticipated proceeds from the disposition of the Company. The 1999 charges comprised a $87.5 million goodwill write-down and $13.7 million of restructuring and other charges, and were recorded in the fourth quarter. The goodwill write-down in 1999 related to the lower recoverability of goodwill by estimating future discounted cash flows of the business. The 1999 restructuring charge reflected a cost reduction program the Company implemented, primarily related to the closing of certain operations.

Other Income/Expense

   Other income for 2000 of $0.2 million decreased $2.8 million compared to $3.0 million for 1999. This decrease was largely the result of a $2.3 million non-cash foreign exchange loss, primarily relating to the translation of certain United States dollar-denominated accounts of our Canadian subsidiary into Canadian dollars.

Interest Expense

   Interest expense for 2000 of $16.4 million decreased $2.6 million, or 13.7% compared to $19.0 million for 1999. This was primarily the result of lower average borrowings from IMC Global and its affiliates for 2000 as compared to 1999.

Income Tax Expense

   An income tax benefit of $103.7 million was recorded in 2000, primarily reflecting a $134.6 million tax benefit resulting from our asset impairment and restructuring charges. The tax provision in 1999 was $12.4 million. Our income tax provision differs from the U.S. statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, foreign mining taxes and amortization of goodwill not deductible for tax purposes.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Net Sales after Shipping and Handling Costs

   Net sales after shipping and handling costs for 1999 of $367.5 million increased $23.3 million, or 6.7% compared to $344.2 million for 1998. Net sales after shipping and handling costs of salt for 1999 of $321.7 million increased $56.7 million or 21.4% compared to $265.0 million for 1998. More severe winter weather in the U.S. and the U.K. increased sales of highway deicing salt by 43.0%. Additionally, we experienced an increase in sales of consumer deicing products and evaporated salt products. These increases were primarily the result of IMC Global's contribution to the Company of a consumer deicing product line and the expansion of our evaporated salt market share in the Great Lakes region. The expansion in the Great Lakes region resulted from the start-up of IMC Global's new salt and potash facility in Michigan, from which we purchase general trade salt. These increases were partially offset by lower net sales prices in the highway deicing business and lower bulk chemical customer sales volumes.

   SOP net sales after shipping and handling costs for 1999 of $45.8 million decreased $33.5 million, or 42.2% compared to $79.3 million for 1998. A significant portion of this decline is the result of reduced export shipments due to production capacity additions by our competitors in Southeast Asia and the lack of sufficient focus to realize the business line's potential. Additionally, domestic fertilizer sales fell as a result of declining demand from the North American agricultural sector.

Gross Margins

   Gross margins for 1999 of $99.2 million decreased $18.7 million, or 15.9% compared to $117.9 million for 1998. Gross margins in 1999 were negatively impacted by a $5.6 million nonrecurring charge relating primarily to a write down of certain inventory and operating assets. Additionally, depreciation and amortization increased $5.9 million in 1999 as a result of the increased asset basis following IMC Global's purchase of the Company. Finally, approximately $8.0 million of the gross margin decline was related to lower sales of SOP and higher usage of purchased raw materials at the Ogden facility. The higher raw material usage was due to a lower product harvest following poor 1997/1998 and 1998/1999 solar evaporation seasons.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses for 1999 of $37.2 million decreased $8.9 million, or 19.3% compared to $46.1 million for 1998. The reduction relates to the closure of our former headquarters in New York as well as a reduction in direct selling, general and administrative expenses of the SOP business when that operation was absorbed by IMC Global's potash business. Both of these reductions followed IMC Global's acquisition of the Company in April 1998.

Goodwill write-down, Restructuring and Other Charges

   During 1999 and 1998 the Company recorded goodwill write-down, restructuring and other charges of $101.2 million and $20.3 million, respectively. The 1999 charges comprised a $87.5 million write-down of goodwill and $13.7 million of restructuring and other charges, which were recorded in the fourth quarter. The goodwill write-down in 1999 related to the lower recoverability of goodwill by estimating future discounted cash flows of the business. The 1998 charges related to asset impairment and post-closure liabilities incurred in connection with the closing of certain operations.

Other Income/Expense

   Other income for 1999 of $3.0 million increased $5.8 million compared to other expense of $2.8 million for 1998. The primary reason for the increase was a $4.0 million non-cash foreign exchange gain relating to the translation of certain United States dollar-denominated accounts of our Canadian subsidiary into Canadian dollars. In addition, interest income on intercompany loans was $1.5 million higher in 1999 than in the comparable 1998 period.

Interest Expense

   Interest expense for 1999 of $19.0 million decreased $4.2 million, or 18.1% compared to $23.2 million for 1998. This decrease was primarily the result of lower average borrowings from IMC Global and its affiliates for 1999 as compared to 1998.

Income Tax Expense

   Income tax expense for 1999 of $12.4 million decreased $6.5 million, or 34.4% compared to $18.9 million for 1998. This was primarily due to the lower earnings of the business, excluding non-tax deductible asset impairments. Our income tax provision differs from the U.S. statutory federal income tax rate primarily due to U.S. statutory depletion, state income taxes (net of federal tax benefit), foreign income tax rate differentials, foreign mining taxes and amortization of goodwill not deductible for tax purposes.

Liquidity and Capital Resources

Historical Cash Flow

   Historically, we have used cash generated from operations to meet our working capital needs and to fund capital expenditures. In North America we participated in IMC Global's centralized treasury management system whereby all of our cash receipts were remitted to IMC Global and all of our cash disbursements were paid by IMC Global. In the U.K. we obtained a (Pounds)4.0 million revolving credit facility to manage daily cash receipts and disbursements. Following the consummation of the Recapitalization, we will no longer be participating in IMC Global's centralized treasury management system.

For the Nine Months ended September 30, 2001

   Net cash flow generated by operating activities was $79.7 million for the nine months ended September 30, 2001. Of this amount $26.2 million was generated by working capital reductions. The largest working capital items, all reflective of our seasonality, were $72.4 million generated by receivable collections, $27.5 million used for payables and accrued liabilities (primarily freight and distribution costs) and $14.0 million used for the increase of inventory levels.

   Net cash flow used by investing activities was $31.4 million for the nine months ended September 30, 2001, primarily representing capital expenditures of the business. As part of these capital expenditures, we incurred $5.2 million in completing the new mine shaft, mill and headframe at the Cote Blanche, Louisiana facility. The remaining capital expenditures included $19.6 million of expenditures to maintain our facilities and $5.9 million of growth and cost reduction capital expenditures. The significant growth and cost reduction projects related to the continuing expansion of our Lyons, Kansas evaporation facility and the purchase of a continuous miner at our Winsford facility.

   Net cash flow used by financing activities was $47.7 million for the nine months ended September 30, 2001. Approximately $26.7 million represents distributions to IMC Global and their affiliates, $70.7 million represents the net repayment of third-party debt, including a (Pounds)45.0 million bank facility for the U.K. operations. These amounts were partially offset by $49.6 million of borrowings from IMC Global and its affiliates, primarily to replace the U.K. bank loan.

For the year ended December 31, 2000

   Net cash flow generated from operating activities was $72.1 million for the year ended December 31, 2000, mainly from the results of our operations.

   Net cash flow used by investing activities was $34.0 million for the year ended December 31, 2000 primarily representing capital expenditures of the business. Included in this amount was $9.4 million related to the construction of the new mine shaft, mill and headframe at our Cote Blanche, Louisiana facility. The remaining capital expenditures primarily relate to $18.8 million of expenditures to maintain our facilities and $5.5 million of growth and cost reduction capital expenditures. The significant growth and cost reduction projects related to the completion of the rationalization of our facilities in Hutchinson and Lyons, Kansas as well as energy and manpower efficiency projects at our evaporation facilities.

   Net cash used by financing activities was $43.3 million for the year ended December 31, 2000, of which $39.6 million was repayments of borrowings from IMC Global and its affiliates. The remaining $3.6 million related to the net repayment of third-party debt, which included capital leases.

For the year ended December 31, 1999

   Net cash flow generated from operating activities was $78.3 million for the year ended December 31, 1999, mainly from the results of our operations.

   Net cash flow used by investing activities was $48.1 million for the year ended December 31, 1999, primarily representing capital expenditures of the business. Included in this amount was $9.5 million related to the construction of the new mine shaft, mill and head frame at our Cote Blanche, Louisiana facility. The remaining capital expenditures included $22.3 million of expenditures to maintain our facilities and $13.8 million of growth and cost reduction capital expenditures. The significant growth and cost reduction projects related to the rationalization of our facilities in Hutchinson and Lyons, Kansas. During 1999 we also sold assets for $5.5 million, the largest of which was the sale of an office building. Additionally, we purchased two businesses to facilitate the distribution of our products for approximately $8.0 million.

   Net cash used by financing activities was $33.5 million for the year ended December 31, 1999, of which $33.9 million was repayments of borrowings from IMC Global and its affiliates. An additional $23.3 million related to the net repayment of third-party debt, which included capital leases. These amounts were partially offset by a $23.0 million capital contribution from IMC Global.

Post-Recapitalization

   Following the Recapitalization, our primary sources of liquidity will continue to be cash flow from operations and borrowings under our new revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources.

   We have incurred substantial indebtedness in connection with the Recapitalization. On a pro forma basis, after giving effect to the Recapitalization as if it had occurred on September 30, 2001, we would have had $475.4 million of indebtedness. Our significant debt service obligations following the Recapitalization could, under certain circumstances, have material consequences to you. See "Risk Factors--Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes."

   Concurrent with the Recapitalization, we issued the old notes and entered into the new credit facilities. The term loan facility provides for a term loan in the principal amount of $225.0 million. The revolving credit facility provides revolving loans in an aggregate amount of up to $135.0 million. Upon consummation of the Recapitalization, we borrowed the full amount available under the term loan facility and will make borrowings under the revolving credit facility depending upon our working capital needs. The borrowings under the revolving credit facility will be available to fund our working capital requirements, capital expenditures and for other general corporate purposes. Borrowings under the term loan are due and payable in quarterly installments beginning in 2002. The term loan amortization payments due before 2009 are nominal. The remaining balance of the term loan will amortize in equal quarterly installments in the eighth year of the term loan facility. The revolving credit facility is available until 2008. See "The New Credit Facilities."

   Over the past three years, on average, we have spent $17.0 million per year in growth and cost reduction capital expenditures to upgrade our core operating facilities, expand and rationalize production capacities and improve operating efficiencies. The majority of these improvements are now completed. Our largest planned capital expenditure necessary over the next two years relates to an investment in our Kansas production facility to establish necessary incremental capacity and to begin production of a specialty food grade product. We would expect to spend less than our historical average on capital expenditures over the next three years.

   Our ability to make scheduled payments of principal of, to pay the interest on, or to refinance our indebtedness, including the exchange notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our new credit facilities, will be adequate to meet our short-term liquidity needs.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facilities in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the exchange notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new credit facilities and the exchange notes, on commercially reasonable terms or at all.

   Also, in connection with the Recapitalization, we are receiving in excess of $114.0 million of net operating loss carryforwards, and expect to realize significant cash tax savings as these carryforwards are utilized.

Effects of Currency Fluctuations and Inflation

   We conduct operations in Canada, the United Kingdom and the United States. Therefore, our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or sales transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant local currency and then translated into U.S. dollars for inclusion in our historical combined financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. The majority of our revenues and costs are denominated in U.S. dollars, with pound sterling, Canadian dollars and other currencies also being significant. We generated 40.3% of our 2000 net sales in foreign currencies, and we incurred 41.8% of our 2000 total operating expenses in foreign currencies. The net depreciation of the pound sterling and Canadian dollar against the U.S. dollar and other world currencies over the 1998 to 2000 period has had a negative impact on our sales and EBITDA, as reported in U.S. dollars in our historical combined financial statements. Significant changes in the value of the Canadian dollar, the euro or pound sterling relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on U.S. dollar denominated debt, including the notes and borrowings under the new credit facilities.

Seasonality

   We experience a substantial amount of seasonality in sales. The result of this seasonality is that net sales and operating income are generally higher in the first and fourth quarters and lower during the second and third quarters of each year. In particular, sales of highway and consumer deicing salt products are seasonal as they vary based on the severity of the winter conditions in areas where the product is used. Following industry practice in North America, we and our customers stockpile sufficient quantities of deicing salt in the second, third and fourth quarters to meet the estimated requirements for the winter season. Most of our SOP sales are made between March and May in order to meet the spring planting season requirements.

Market Risk

Interest Rate Risk

   On a pro forma basis, assuming the Recapitalization had closed as of September 30, 2001, we would have had approximately $225.0 million of debt outstanding under the new term loan and nothing outstanding under our new revolving credit facility. Both the term loan and revolving credit facility are subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the pro forma level of borrowings at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, it is estimated that our interest expense for the nine months ended September 30, 2001, would have increased by approximately $1.7 million. In the event of an adverse change in interest rates, management would likely take hedging actions that would mitigate our exposure to interest rate risk. We will not engage in hedging for speculative purposes. Due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action.

Foreign Currency Risk

   We conduct our business primarily in the U.K. and North America and export some products to Europe and Southeast Asia. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. We may engage in hedging operations, including forward foreign exchange contracts, to reduce the exposure of our cash flows to fluctuations in foreign currency rates. We will not engage in hedging for speculative investment reasons. Our historical results do not reflect any foreign exchange hedging activity. There can be no assurance that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies. See "Risk Factors--Risks related to our business--Economic and other risks associated with international sales and operations could adversely affect our business."

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" (SFAS 133), as subsequently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Elective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." This standard requires entities to recognize all derivatives on the statement of financial position as assets or liabilities and to measure the instruments at fair value. Accounting for gains and losses from changes in those fair values are specified in the standard depending on the intended use of the derivative and other criteria. SFAS 133 was effective for us beginning January 1, 2001. Our adoption of these new standards on January 1, 2001 did not impact financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). This bulletin summarizes certain views of the SEC in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. SAB 101 was effective for us beginning in the fourth quarter of 2000. We have completed a thorough review of our revenue recognition policies and determined that our policies are consistent with SAB 101.

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is not expected to result in a material impact on net income as the Company, in the fourth quarter of 2000, recorded a charge to reduce goodwill to zero and has no material other intangibles with indefinite lives.

   In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The objective of this statement is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets by requiring the fair value of a liability for the asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recognized, the asset retirement costs should also be capitalized by increasing the carrying amount of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized costs are depreciated over the useful life of the associated asset. This statement is effective for fiscal years beginning after June 15, 2002.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This new standard, when in effect, will supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed Of", providing one accounting model for the review of asset impairment. SFAS No. 144 retains much of the recognition and measurement provisions of SFAS No. 121, but removes goodwill from its scope. It also requires long-lived assets to be disposed of other than by sale to be considered as held and used until disposed of, requiring the depreciable life to be adjusted as an accounting change. Criteria to classify long-lived assets to be disposed of by sale has changed from SFAS No. 121, but these costs will continue to be reported at the lower of their carrying amount or fair value less cost to sell, and will cease to be depreciated.

   SFAS No. 144 will also supercede the section of the Accounting Principles Board Opinion No. 30, which prescribes reporting for the effects of a disposal of a segment of a business. This statement retains the basic presentation provisions of the opinion, but requires losses on a disposal or discontinued operation to be recognized as incurred. It also broadens the definition of a discontinued operation to include a component of an entity.

                                   BUSINESS

Company Overview

   We are the second largest producer of salt in North America (30% 2000 market share), the largest producer of salt in the United Kingdom ("U.K.") (over 50% 2000 market share), and overall, the world's third largest producer of salt. In addition, in North America we are the largest producer of sulfate of potash
(SOP) which is used in the production of specialty fertilizers. Salt is one of the most widely used minerals in the world, with North American and U.K. consumption of over 35 million tons in 2000. Salt has a wide variety of end use applications, including highway deicing, food grade applications, water conditioning and various industrial uses. Our business also includes the following key characteristics:

   . We believe that our cash flows are not materially impacted by economic cycles due to the stable end use markets of salt and the absence of cost effective alternatives.

   . We operate twelve facilities in North America and the U.K., including the largest rock salt mine in the world in Goderich, Ontario and the largest salt mine in the U.K. in Winsford, Cheshire.

   . We believe that we are the low cost rock salt producer in our markets. Our cost advantage is due to the size and quality of our reserves, the strategic location of our facilities and our continued focus on improving production efficiency. Our salt mines in North America are located near either rail or water transport systems, thereby minimizing shipping and handling costs which constitute a significant portion of the overall delivered cost of salt.

   For the twelve months ended September 30, 2001, we sold over 13 million tons of salt and other minerals, generating pro forma revenues of approximately $398.1 million and Adjusted Pro Forma EBITDA of $119.9 million. We have been able to increase our trailing twelve months Adjusted Pro Forma EBITDA for each of the last three quarters, and anticipate that this trend will continue for at least the next several quarters. This is a result of both improvements in revenues and cost reduction measures we have taken in both North America and in the U.K. The improvements in revenues relate to the full effect of price increases taken in certain of our salt product lines during the summer of 2001 and the 14% price increase we have secured in our North American highway deicing business (over prices paid by customers in the prior winter season) as a result of the recently concluded contract bidding for the upcoming 2001/2002 winter season. Based on LTM volumes, such price increases would have increased revenues and Adjusted Pro Forma EBITDA by more than $13 million, had such price increases been in effect at the beginning of the LTM period. We have also taken several measures in the past year to reduce costs, including implementing energy efficiency programs and manpower productivity projects.

Competitive Strengths

   Leading Market Position--We have a 30% market share in salt and are among the three largest salt producers, who together represent over 80% of total market capacity, in North America. In the U.K., we are the largest highway deicing salt producer with an estimated 55% market share, and, along with the next two largest producers, represent over 95% of total production capacity. In the North American SOP market, we are the leading producer, with an estimated 56% market share in 2000. The top two North American SOP producers together have approximately 75% of the North American market. Our leadership position in our key markets has led to stable financial performance and consistently strong Adjusted EBITDA margins.

   Low Cost Producer--We believe that our Goderich, Ontario, Cote Blanche, Louisiana and Winsford, Cheshire facilities are the lowest cost high volume rock salt mines in our served markets. This cost advantage is a result of the size and quality of our reserves, effective mining techniques, low transportation cost due to proximity to either rail or water transport systems and efficient production processes. Through our solar evaporation facility in Ogden, Utah, we believe that we are the low cost solar salt producer in our North American markets and among the lowest cost producers of SOP in the world. Over the last 3 years, we have implemented cost-cutting measures including head count reductions and pursued significant capital investments to improve mining technology and production efficiencies, as well as to expand and rationalize production.

   Stable Financial Performance--Both the North American highway deicing salt and the general trade salt business lines enjoy predictable and consistent annual demand patterns and cash flow as a result of the following:

   . Based on the non-discretionary need for salt products and their low cost nature, our business is less susceptible to economic cycles. For example, even in the recessionary period between 1990 and 1992, general trade salt production in the U.S. continued to grow at an annual compound rate of 3% and sales of highway deicing salt remained consistent with weather patterns during that period.

   . The overriding concern for public safety insulates the demand for salt used for highway maintenance from economic cycles. Also, in our highway deicing business line, pricing is set and volume is reserved up to a year in advance under annual contracts.

   . While winter weather conditions in individual locations are difficult to predict, the overall amount of snowfall and general intensity of winter weather conditions in our major target markets in the U.S. Upper Midwest and the U.S. and Canadian Great Lakes region are relatively stable. As a result, over the last 15 years, we have, on average, sold over 100% of our committed volume.

   . In the general trade salt business line, sales are generally secured through long term customer relationships.

   . Our manufacturing costs for all our business lines are relatively stable and have decreased at an annual compound rate of over 1% per ton over the last 5 years. Our manufacturing processes do not materially depend on the consumption of raw materials susceptible to market price fluctuations.

   Strong Free Cash Flow--We believe our strong free cash flow is a result of the following business characteristics:

   . High margins. Our LTM Adjusted Pro Forma EBITDA margin was approximately 30%. We believe that this is the result of low and stable production costs, our strong market position and the many end use markets in which we operate.

   . Low maintenance capital expenditures. Our low maintenance capital expenditure requirements of less than $20 million per annum, coupled with the non-cyclical nature of our business, provide us with a stable stream of cash flow to use in our operations, to reduce debt and to reinvest in our business.

   . Completed capacity expansions. Over the past three years, on average we have spent over $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns.

   Diversified Customer Base and End-Use Markets--Salt is used in numerous different products and in a wide variety of consumer and industrial applications. Due to its unique characteristics and low cost, consumers cannot cost-effectively substitute any other product for salt, resulting in relatively stable consumption and growth over the long term as the general population grows. Salt is the best product available for deicing applications in terms of cost and efficiency. For example, the next most cost-efficient product to highway deicing salt, calcium chloride, costs approximately five times more to purchase. Similarly, there is no cost effective substitute to salt in the water conditioning and food processing markets. Our presence in different segments of the general trade market effectively diversifies our exposure to events affecting any single end market. No single customer accounted for more than 3% of our 2000 sales while our top ten customers accounted for approximately 16% of 2000 sales.

   Significant Barriers to Entry--Each of the primary North American and U.K. market participants has a large base of installed assets that would be extremely expensive and time-consuming for new competitors to replicate. In addition, our mineral rights are strategically located and we believe it is unlikely that a new market entrant would be able to locate a mineral reserve in close proximity to both low cost transportation systems and end-use markets. Due to the low production cost, transportation and handling tends to be a significant component of the total delivered cost of salt, making logistics a key competitive factor in the industry. The higher relative cost associated with transportation acts as a barrier to entry in favor of salt manufacturers located within close proximity to their customers. We maintain 87 depots in North America for storage and distribution of highway deicing salt, and we consider our salt distribution network to be the most extensive in our served markets. Our over 35 years of market experience in the highway deicing salt business, proven customer service, product quality and modeling techniques enable us to bid selectively on highway deicing salt contracts which have the most attractive terms. Our long term relationships with major retailers coupled with the higher standard of care required in handling food grade salt create a significant deterrent for potential new entrants in the general trade market. In addition, our customers, specifically government agencies in charge of maintaining public safety over their road network, have stringent qualification standards and a strong preference for dealing with existing salt manufacturers which can handle bulk capacity and have track records for on time delivery. With respect to SOP, high quality potassium sulfate reserves are scarce, and we believe that in North America no comparable commercially viable sources are known other than those currently being extracted.

Business Strategy

   Increase revenues--One of our key objectives is to be the market leader with respect to profitable sales growth. We believe that we can achieve this goal through the following:

   . Leveraging our leading market position. In the highway deicing business line, we are leveraging our leading market position, distribution infrastructure and low-cost production capability. We intend to strengthen our leadership position by focusing on the customers strategically located within our distribution network. We believe that this will allow us to efficiently grow our business in line with market volume and price growth, which in the U.S. have over time increased at 1% and 4% per annum, respectively. We believe we can further increase sales to out existing and new customers by offering liquid deicing products and other value-added deicing products that improve the application of the product to roads and permit the conditioning of roads prior to the impact of snow and ice. In the general trade salt business line, in addition to participating in the underlying market growth, we plan to improve our market share by focusing on specialty and high value-added niche products, particularly in food grade and water conditioning applications. For example, we are in the process of developing new products such as flake salt which is preferred for use in the growing salty snack food market. In our water conditioning business, we intend to expand by focusing on growing regional brands and private label retail water conditioning sales.

   . Increase service offerings. We plan on growing our service offerings, including managing customer inventory and replenishment systems such as the deicing management services provided for some U.K. deicing customers. We currently have several such contracts in place and anticipate entering into various other such contracts in the future. Also, we continue to develop alternative mine uses such as waste and document storage. For this purpose, we have already entered into a joint venture with a subsidiary of Vivendi SA to use the excavated space in our mine in the U.K. as a document storage site and are awaiting final permitting to also store inert waste. In addition, we are working with various third parties to develop several of our North American salt mines as storage sites for natural gas and waste. We expect to receive ongoing revenue streams from these alternative uses.

   . Increase focus on market development in SOP business line. For the seven years prior to IMC Global|s ownership of the Company, the sales volume of the SOP business line grew in excess of 25% per annum. However, as a non-core product of IMC Global, we believe that SOP did not receive sufficient focus to realize its full growth potential. We intend to increase the focus on this business line and are in the process of recruiting a new sales manager and a dedicated global sales force. We will target specific crops where the benefits of using SOP versus other potassium sources have been scientifically proven, such as wine grapes, tea, nuts and turf grass. We also plan to differentiate ourselves from our competitors through unique value added products designed for specific crop applications. For example, we have targeted the fast-growing liquid and suspension fertilizer markets that are currently served primarily by non-SOP potassium sources.

   . Supplement growth through tuck-in acquisitions. To supplement internal growth, we may pursue opportunistic acquisitions of small complementary businesses in both North America and Europe. There are several smaller producers of highway deicing salt which could be attractive to further expand the scope of our operations. There are also several independent salt producers in various niches of the general trade business market which could broaden both our geographic coverage and product diversity.

   Improve profitability--As an independent entity, we will seek to identify opportunities to reduce costs which may not have been realized under the umbrella of a large conglomerate. We intend to continue to focus on productivity enhancements and on improving our cost platform through the following:

   . Plant consolidation and capacity expansion. Over the last 4 years, we have successfully implemented manufacturing programs including consolidation of facilities and over 300,000 tons of capacity expansion while divesting obsolete operations.

   . Increasing productivity. We have increased manpower productivity by over 8% per annum in our general trade salt business line over the last 4 years through increased automation and capacity increases. We are currently installing a continuous miner and shaft automation system which will significantly decrease manufacturing cost and increase manpower productivity at our Winsford facility.

   . Optimizing performance. We monitor the performance of each product line on a regular basis to aid in meeting target revenue and margin goals. By maintaining, but not materially growing our share of the highway deicing market, we believe that we have an opportunity to grow our margin and overall profitability in this business line by focusing on our ability to increase our average price levels by improving our customer mix.

   Maximize cash flow--As an independent operating entity, we intend to manage our working capital efficiently and generate cash flow from enhanced management focus. Our annual maintenance capital expenditures have been approximately $20 to $25 million since IMC Global acquired us in 1998, although for the five years under prior ownership, our annual maintenance capital expenditures were on average approximately $17 million. In the future, we expect to spend less than $20 million annually on maintenance capital expenditures. In addition to maintenance capital expenditures, over the past three years, on average we have spent in excess of $17 million per year in growth capital expenditures for capacity expansions and productivity enhancements. We believe that our capacity is sufficient to meet our current growth initiatives without significant additional spending and that future growth capital will be spent only upon the expectation of significant returns. Also, in connection with the Recapitalization, we are receiving in excess of $114 million of net operating loss carryforwards, and expect to realize significant cash tax savings as these carryforwards are utilized. We intend to use our free cash flow to reduce leverage by reducing indebtedness or by reinvesting in our business.

                                 SALT SEGMENT

   Our salt segment mines, produces, processes and distributes salt in North America and Europe including rock, evaporated and solar salt. The products are marketed primarily in the U.S., Canada and the U.K. Salt is used in a wide variety of applications, including as a deicer for both highway and consumer use (rock salt), an ingredient in the production of chemicals for paper bleaching and plastic production, a flavor enhancer and preservative in food, an ingredient and nutrient in animal feeds and an essential component in both industrial and consumer water softeners. The demand for salt has historically remained relatively stable during economic cycles due to its relative low cost and high value in a diverse number of end uses. However, demand in the highway deicing market is affected by changes in winter weather. Approximately 50% of our highway deicing annual revenues are generated from December through March when the need for highway deicing salt is at its peak.

Salt Industry Overview

   The salt industry is characterized by stable demand which is resistant to economic downturns and steady price increases across various grades. Salt is one of the most common and widely consumed minerals in the world due to its low relative cost and its utility in a variety of applications including food processing, water conditioning, industrial chemical processing, nutritional supplements for animal stock and highway deicing. The salt industry has historically been characterized by stable demand which is resistant to economic downturns. We estimate that the consumption of highway deicing salt for North America is 23 million tons per annum (17 million tons per annum in our served markets) while the general trade market totals 11 million tons per annum. In the U.K., we estimate the size of the highway deicing market is 1.9 million tons per annum while the general trade market is approximately 1.0 million tons per annum. Production of salt used in highway deicing in the U.S. increased at an approximate 1% compound annual growth rate over the last 30 years (1970-2000) while production of general trade salt products increased at an approximate 2% compound annual growth rate over the same period.

   Salt prices vary according to purity from the lowest grade (highway deicing salt) at around $18 per ton to the highest grade salt (food grade salt) at more than $400 per ton. The price difference between highway and food grade salt reflects, among other things, the more elaborate refining and packaging processes for higher grade salt. Due to its low production cost, transportation and handling tends to be a significant component of total delivered cost making logistics management and customer service key competitive factors in the industry. The higher relative cost associated with transportation also acts as a barrier to entry in favor of salt manufacturers located within close proximity to their customers. Prices for salt used in highway deicing in the U.S. increased at an approximate 4% compound annual growth rate over the last 30 years (1970-2000) while prices for general trade salt products increased at an approximate 5% compound annual growth rate over the same period.

   For the full year 2000, we attained the highest market share in the North American highway deicing market at 31%, with the second and third largest players accounting for 30% and 19% shares, respectively, based on production capacity. We achieved the third highest market share in the North American general trade market at 17%, with U.S. production growing by 2% per annum since 1990. In the U.K., we represent an estimated 55% of the highway deicing market and an estimated 39% of the general trade market.

Processing Methods

   We have production capacity, including salt purchased under long-term contracts, of approximately 15 million tons of salt per annum. Mining, other production activities and packaging are currently conducted at twelve of our facilities and at two facilities where finished product is purchased from IMC Global under long-term contracts.

   Summarized below are the three processing methods we use to produce salt.

   Rock Salt Mining. We employ a drill and blast mining technique at our underground rock salt mines. Mining machinery moves salt from the salt face to conveyor belts where it is then crushed and screened. Salt is then hoisted to the surface where it is loaded onto shipping vessels, railcars or trucks. The primary power source for each of our rock salt mines is electricity. At our Winsford facility this system will be replaced by a continuous miner. Rock salt is used in our highway and consumer deicing products.

   Mechanical Evaporation. The mechanical evaporation method involves subjecting salt-saturated brine to vacuum pressure and heat, generated by natural gas, to precipitate salt. The salt brine is obtained from underground salt deposits through a series of wells. The resulting product has both a high purity and uniform physical shape. Evaporated salt is used in our general trade salt business line.

   Solar Evaporation. The solar evaporation method is used in areas of the world where high salinity brine is available and where weather conditions provide for a high natural evaporation rate. The brine is pumped into a series of large open ponds where sun and wind evaporate the water and crystallize the salt, which is then mechanically harvested and processed through washing, drying and screening. Solar salt is used in our general trade salt business line.

Operations and Facilities

   United States. Our central and midwestern U.S. general trade customer base is served by mechanical evaporation plants in Kansas and Tennessee. Additionally, we serve areas around the Great Lakes with evaporated salt purchased from IMC Global's potash and salt facility in Michigan. The Cote Blanche, Louisiana rock salt mine serves chemical customers in the southern and western U.S., highway deicing customers through a series of depots located along the Mississippi and Ohio Rivers, and agriculture customers in the southern and midwestern U.S. Construction of a third shaft and new underground mill is complete at the Cote Blanche, Louisiana mine. In addition to increased air ventilation, the new shaft reaches a new level of the salt dome formation and further extends the economic life of the mine's proven reserves. Our solar evaporation facility located in Ogden, Utah is the largest solar salt production site in the U.S. This facility principally serves the western U.S. general trade markets, and also provides salt for chemical applications, and highway deicing and magnesium chloride which is primarily used in deicing and de-dusting applications. Production capacity of salt at our Ogden facility is currently only limited by demand. We also own and operate two salt packaging facilities in Illinois and Wisconsin which also serve consumer deicing and water conditioning customers in the central, midwestern and parts of the northeastern U.S.

   Canada. Our salt is produced at five different locations in Canada. Mechanically evaporated salt is produced at three facilities strategically located throughout Canada: Amherst, Nova Scotia in eastern Canada; Goderich, Ontario in central Canada; and Unity, Saskatchewan in western Canada. From the Goderich, Ontario rock salt mine, we serve the consumer and highway deicing markets in Canada and the Great Lakes region of the U.S. We also purchase salt and other products from IMC Global's potash and salt facilities located in Esterhazy and Belle Plaine, Saskatchewan, which serve both the general trade and the highway deicing markets.

   United Kingdom. Our U.K. customer base is served by two facilities. Highway deicing customers throughout the U.K. are served by the Winsford rock salt mine in northwest England. The Weston Point mechanical evaporation plant is located twelve miles north of the mine and serves the general trade and chemical customers in the U.K. as well as in continental Europe.

   The table below shows the capacity and type of salt produced at each of our owned or leased production locations:

                                                ANNUAL
                                              PRODUCTION
                                               CAPACITY   PRODUCT
                        LOCATION                (tons)     TYPE
                        --------              ---------- ----------
            North America
              Goderich, Ontario Mine......... 6,500,000        Rock
              Cote Blanche, Louisiana Mine... 2,800,000        Rock
              Ogden, Utah Plant.............. 1,500,000       Solar
              Lyons, Kansas Plant............   400,000  Evaporated
              Unity, Saskatchewan Plant......   190,000  Evaporated
              Goderich, Ontario Plant........   120,000  Evaporated
              Amherst, Nova Scotia Plant.....   115,000  Evaporated
            United Kingdom
              Winsford, Cheshire Mine........ 2,000,000        Rock
              Weston Point, Cheshire Plant...   850,000  Evaporated

   In addition to production, we package salt product produced by us or others off-site at three additional facilities. The table below shows the capacity and type of salt packaged at each of these facilities:

                                                ANNUAL
                                               PACKAGING
                                               CAPACITY   PRODUCT
                         LOCATION               (tons)     TYPE
                         --------              --------- ----------
             New Johnsonville, Tennessee......   90,000  Evaporated
             Kenosha, Wisconsin...............  100,000  Evaporated
             Chicago, Illinois................  100,000  Evaporated

   We also purchase finished salt from IMC Global, which is produced as a by-product of their potash operations, under two long term contracts. The table below shows the amount and type of salt purchased from each of these production facilities:

                                                ANNUAL
                                              PURCHASING
                                               CAPACITY   PRODUCT
                        LOCATION                (tons)     TYPE
                        --------              ---------- ----------
            Esterhazy, Saskatchewan..........  200,000   Rock
            Hersey, Michigan.................  250,000   Evaporated

   We divide our salt products into two separate product lines: highway deicing salt (including chemical salt) and general trade salt.

Highway Deicing Salt Products

   Products and Sales

   Highway deicing constitutes our second largest salt business line based on revenue, representing approximately 39% percent of our net sales after shipping and handling costs in 2000. Principal customers are states, provinces, counties, municipalities and road maintenance contractors that purchase bulk salt for ice control on public roadways. Highway deicing salt is sold mostly through an annual tendered bid contract system and longer-term contracts, with price, product quality and delivery being the primary competitive market factors. Annual supply contracts generally are awarded on the basis of tendered bids once the purchaser is assured that the minimum requirements for purity, service and delivery can be met. The bidding process eliminates the need to invest significant time and effort in marketing and advertising. Location of the source of salt and distribution outlets also play a significant role in determining a supplier. We have an extensive network of 87 depots for storage and distribution of highway deicing salt in North America. The majority of these depots are located on the Great Lakes and the Mississippi and Ohio River systems where our Goderich, Ontario and Cote Blanche, Louisiana mines are located to serve those markets. Salt from our Ogden, Utah facility is also used for highway deicing.

   We produce highway deicing salt in the U.K. for the highway deicing business line through our facility at Winsford, Cheshire, the largest rock salt mine in the U.K. Due to our superior production capacity, productivity and favorable logistics, we are the only supplier of highway deicing salt capable of meeting peak winter demands. This strong position has resulted in us being viewed as a strategic operation by the U.K.'s Highway Agency. In the U.K. approximately 65% of our highway deicing business is on multi-year contracts.

   Winter weather variability is the most significant factor affecting salt sales for deicing applications because mild winters reduce the need for salt used in ice and snow control. Over the last four years, our North American highway deicing business line has generated over 70% of its annual sales from December through March when the need for highway deicing is at its peak. Lower than expected sales during this period could have a material adverse effect on our results of operations. The vast majority of North American deicing sales are made in Canada and the midwestern U.S. where winter weather is generally harsher than in other parts of North America. In keeping with industry practice, we, along with our customers, stockpile sufficient quantities of salt to meet estimated requirements for the next winter season. See "Risk Factors--The demand for our products changes seasonally and is dependent upon weather conditions" and "Management Discussion and Analysis of Financial Condition and Results of Operations--Seasonality".

   Chemical customers accounted for approximately 7% of our 2000 net sales after shipping and handling costs. Principal customers are producers of intermediate chemical products used in pulp bleaching and plastic production that do not have a captive source of brine. Distribution into the chemical market is made primarily through multi-year supply agreements, which are negotiated privately. Price, service and product quality are the major competitive market factors.

   The table below shows our shipments of highway deicing and chemical salt products (thousands of tons):

                     Year Ended December 31,    Nine Months ended September 30,
                  ----------------------------- -------------------------------
                    1998      1999      2000         2000            2001
                  --------- --------- --------- --------------- ---------------
                  Tons   %  Tons   %  Tons   %    Tons     %      Tons     %
                  ----- --- ----- --- ----- ---  -----    ---    -----    ---
U.S.............. 4,830  67 5,884  66 6,078  66 3,521     65    3,815     60
Canada........... 1,862  26 2,043  23 2,159  24 1,224     22    1,548     24
Europe and Others   471   7   938  11   909  10   703     13    1,015     16
                  ----- --- ----- --- ----- ---  -----    ---    -----    ---
Total............ 7,163 100 8,865 100 9,146 100 5,448    100    6,378    100
                  ===== === ===== === ===== ===  =====    ===    =====    ===

   Competition

   We face strong competition in each of the markets in which we operate. In North America, other large, nationally recognized companies compete against our highway deicing and chemical salt products. In addition, there are several smaller regional producers of highway deicing salt. There are several importers of salt into North America but these mostly impact the eastern seaboard where we have a minimal position. In the U.K., there are two other companies that produce highway deicing salt, one in northern England and the other in Northern Ireland. There are no significant imports of highway deicing salt into the U.K.

General Trade Salt Products

   Products and Sales

   The general trade business is our largest salt business line based on revenue, and accounted for approximately 48% of our 2000 net sales after shipping and handling costs. We are the third largest producer of general trade salt in North America. This business line includes consumer applications such as table salt, water conditioning, consumer ice control, food processing, agricultural applications, as well as a variety of industrial applications. We believe that we are the largest private label producer of water conditioning and salt-based agricultural products in North America and sell more than 70 private labels of table salt to major retailers. Our Sifto(R)/ brand is well recognized in the Canadian market. /

   In the U.K. we operate the largest evaporated salt plant in the U.K. at Weston Point. We are one of the U.K. brand and market leaders in evaporated salt for water conditioning. We also produce salt for the food, chemical, animal feeds and textile markets. We will pursue further cost reduction and investment in water conditioning products to drive future growth and profitability.

   We have maintained a significant presence in the general trade business over recent years due to our strong focus on: (i) the midwestern region of the U.S.;
(ii) all of Canada and the U.K.; (iii) our distribution network to the grocery trade; and (iv) our relationships with large distributors of water conditioning salt.

   The general trade market is driven by strong customer relationships. Sales in the general trade salt business line occur through retail channels such as grocery stores, building supply, hardware and automotive stores, and feed suppliers. Distribution in the general trade salt business line is channeled through a direct sales force located in various parts of our service territories who sell products to distributors, dealers and end-users. We also maintain a network of brokers who sell table salt, consumer deicing and water conditioning products. These brokers service wholesalers, grocery chains and retailers, as well as the food service industry.

   The table below shows our shipments of general trade salt products (thousands of tons):

                                                       Nine Months ended
                           Year Ended December 31,       September 30
                        ----------------------------- -------------------
                          1998      1999      2000      2000      2001
                        --------- --------- --------- --------- ---------
                        Tons   %  Tons   %  Tons   %  Tons   %  Tons   %
                        ----- --- ----- --- ----- --- ----- --- ----- ---
      U.S.............. 1,260  54 1,495  57 1,537  57 1,044  55 1,220  61
      Canada...........   446  19   461  17   481  18   325  17   363  18
      Europe and Others   637  27   691  26   668  25   517  28   417  21
                        ----- --- ----- --- ----- --- ----- --- ----- ---
      Total............ 2,343 100 2,647 100 2,686 100 1,886 100 2,000 100
                        ===== === ===== === ===== === ===== === ===== ===

   Competition

   In North America, other large, nationally recognized companies compete against our salt business in production and marketing of general trade salt products. In addition, there are several smaller regional producers of general trade salt. There are several importers of salt into North America but they mostly impact the east coast and west coast of the U.S. where we have a minimal position. In the U.K., there is one other large domestic producer of general trade salt, several small local producers and some imports from continental Europe. We also export salt from the U.K. to Scandinavia and continental Europe and compete with many other European producers in these markets.

                           SPECIALTY POTASH SEGMENT

   SOP is primarily used as a specialty fertilizer, providing essential potassium to high-value, chloride-sensitive crops such as vegetables, fruits, tea, tobacco and turf grasses. We are the market leader in North America for SOP and market SOP products both domestically and overseas. We offer several grades of SOP which are designed to differentiate us from our competitors, as well as better serve the needs of our customers.

   Potash Industry Overview

   The annual worldwide consumption of all potash fertilizers approaches 50 million tons. Muriate of potash ("MOP"), or potassium chloride, is the most common source of potassium and accounts for over 90% of all potash consumed in fertilizer production. SOP represents about 5% of potash consumption. The remainder is supplied in the forms of potassium magnesium sulfate, potassium nitrate ("NOP"), and, to a lesser extent, potassium thiosulfate and monopotassium phosphate. All of these products contain varying concentrations of potassium expressed as potassium oxide (K\\20) and different combinations of co-nutrients. \\

   MOP is the least expensive form of potash fertilizer based on the concentration of K\\20. It is the preferred potassium source for most crops. However, SOP (containing approximately 50% K20) is utilized by growers for many high-value crops, especially where the requirements are for fertilizers with low chloride content. The use of SOP has been scientifically proven to improve the yield and quality of certain crops. \\

   Examples of crops where SOP is utilized to increase yield and quality include tobacco, tea, potatoes, citrus fruits, grapes, almonds, some vegetables and on turfgrass for golf courses. Approximately 73% of our annual SOP sales in 2000 were made to domestic customers, which include retail fertilizer dealers and distributors of professional turf care products. These dealers and distributors combine or blend SOP with other fertilizers and minerals to produce fertilizer blends tailored to individual requirements.

   Operations and Facilities

   All of our SOP production is located on the Great Salt Lake near Ogden, Utah. It is the largest SOP production facility in North America. The solar evaporation facility, located west of Ogden, utilizes solar energy and over 40,000 acres of evaporation ponds to manufacture SOP and magnesium chloride from the brines of the Great Salt Lake. This facility has the capacity to annually produce approximately 450,000 tons of SOP, approximately 400,000 tons of magnesium chloride and over 1.5 million tons of salt. The potassium bearing salts are mechanically harvested and refined to high purity SOP in an integrated production facility.

   Ogden was unable to produce SOP from 1984 through the beginning of 1989 due to flooding. Following the flood, dikes were raised to a height three feet over the historic peak flood level. Also, the State of Utah constructed and implemented the West Desert Pumping Project which could be utilized to lower the level of the Great Salt Lake by up to twelve inches per year thus reducing the risk of flooding. Although we believe that the subsequent dike improvements and the West Desert Pumping Project have reduced the likelihood of future pond flooding, we maintain both property damage and business interruption insurance policies for this risk.

   Products and Sales

   Our domestic sales of SOP are concentrated in the western states of California, Oregon, Washington, Idaho and the central tobacco belt area where the crops and soil conditions favor SOP. Prior to the acquisition by IMC Global in 1998, our SOP was marketed and sold by a sales group consisting of trained agronomists and professional fertilizer agents. These representatives directly contacted dealers and growers in the U.S. Following the IMC Global acquisition, this SOP sales group was dissolved and the IMC Global sales force handled SOP sales. The IMC Global sales group was responsible for selling all potash and phosphate fertilizer products for IMC Global. Because the bulk of these fertilizers are sold as commodities, the focus on specialty products such as SOP diminished under IMC Global. Upon the purchase of the SOP business from IMC Global, we plan to organize and employ an experienced global sales group similar to the one that was in place prior to 1998.

   We generally export SOP through major trading companies. Export SOP sales volumes in 2000 were 27% of our annual SOP sales.

   The table below shows our shipments of SOP (thousands of tons):

                                                            Nine Months ended
                                  Year Ended December 31,     September 30,
                                 -------------------------- -----------------
                                   1998     1999     2000     2000     2001
                                 -------- -------- -------- -------- --------
                                 Tons  %  Tons  %  Tons  %  Tons  %  Tons  %
                                 ---- --- ---- --- ---- --- ---- --- ---- ---
   U.S.......................... 227   54 187   70 179   73 137   72 119   81
   Export....................... 192   46  80   30  67   27  54   28  28   19
                                 ---  --- ---  --- ---  --- ---  --- ---  ---
   Total........................ 419  100 267  100 246  100 191  100 147  100
                                 ===  === ===  === ===  === ===  === ===  ===

   In addition, under a long term contract with IMC Global, we will have the exclusive right in North America (with certain limited exceptions) to purchase the SOP produced at IMC|s Carlsbad, New Mexico facility to meet a portion of our North American SOP requirements. In addition to the customers previously serviced by our Ogden facility, we will begin to sell SOP to certain customers serviced by the Carlsbad facility upon completion of the Recapitalization.

   Competition

   Approximately 56% of the world SOP production is located in Europe, 14% in the U.S. and the remaining 30% in various other countries. The world consumption of SOP totals about 2.9 million tons. Our major competition for SOP sales in North America include imports from Germany, Chile, and Canada. In addition, there is also some functional competition between SOP, MOP and NOP. For exports into Asia, the Pacific Rim countries and Latin America, we compete with various local and European producers.

   SOP sales are seasonal, as much of our specialty potash sales are made between March and May for the spring fertilizer season. Due to the nature of our business, there are no significant backlogs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality".

                             INTELLECTUAL PROPERTY

   We rely on a combination of patents, trademarks, copyright and trade secret protection, employee and third-party non-disclosure agreements, license arrangements and domain name registrations to protect our intellectual property. We sell many of our products under a number of registered trademarks which we believe are widely recognized in the industry. No single patent, trademark or trade name is material to our business as a whole.

   Any issued patents that cover our proprietary technology and any of our other intellectual property rights may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. Competitors may also be able to design around our patents. If we are unable to protect our patented technologies, our competitors could commercialize our technologies.

   With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our technology is difficult, and the steps we have taken may not prevent unauthorized use of our technology. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position.

                                   EMPLOYEES

   As of September 30, 2001, we had 1,569 employees, of which 760 are employed in the U.S., 603 in Canada and 206 in the U.K. Approximately 29% of our U.S. workforce (51% of our global workforce) is represented by labor unions. Of our eight material collective bargaining agreements, two will expire in 2002, and four will expire in 2003. Additionally, approximately 13% of our workforce is employed in Europe where trade union membership is common. We consider our labor relations to be good.

                             PRINCIPAL PROPERTIES

   The table below sets forth our principal properties.

Location                                       Use                    Owned/Leased Expiration of Lease
--------                                       ---                    ------------ -------------------
Ogden, Utah                  SOP and solar salt production
                             facility                                    owned     N/A
Lyons, Kansas                evaporated salt production
                             facility                                    owned     N/A
Cote Blanche, Louisiana      rock salt production facility               leased    2060
Weston Point, Cheshire, U.K. evaporated salt production
                             facility                                    owned     N/A
Winsford, Cheshire, U.K.     rock salt production facility               owned     N/A
Goderich, Ontario(1), Canada evaporated salt and rock salt production
                             facility                                    owned     N/A
Unity, Saskatchewan, Canada  evaporated salt production
                             facility                                    owned     N/A
Amherst, Nova Scotia, Canada evaporated salt production
                             facility                                    owned     N/A
Overland Park, Kansas        corporate headquarters                      leased    2002 (with a 3 year
                                                                                   extension option)

--------
(1)We operate our Goderich facility pursuant to a lease with the Province of Ontario with a term of 21 years, renewable for an additional 21 years subject to certain conditions. We are also party to two leases issued by the Town of Goderich, which expire 4/30/2092.

   With respect to each facility at which we extract salt, brine or SOP, we obtain any required or necessary permits prior to the commencement of mining. We obtain permits or licenses as needed in the normal course of business based on our mine plans and state and local regulatory provisions regarding mine permitting and licensing. Based on our historical permitting experience, we expect to be able to continue to obtain necessary mining permits to support historical rates of production.

   Our mining leases have varying terms. Some will expire after a set term of years, while others continue indefinitely. Many of these leases provide for a royalty payment to the lessor based on a specific amount per ton of mineral extracted or as a percentage of revenue. In addition, we own a number of properties and are party to certain non-mining leases that permit us to perform activities that are ancillary to the mining of salt, such as surface use leases, and storage, depot and warehouse leases. We also believe that all of our leases were entered into on market terms.

                   ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

   We produce and distribute crop and animal nutrients, salt and deicing products. These activities subject us to an evolving set of international, federal, state, provincial and local environmental, health and safety ("EHS") laws which regulate, or propose to regulate: (i) product content; (ii) use of products by both us and our customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from our facilities; (vi) disposal of hazardous and solid wastes; (vii) remediation of contamination at our facilities and third-party sites; and (viii) post-mining land reclamation. For new regulatory programs, it is difficult to ascertain future compliance obligations or estimate future costs until implementing regulations have been finalized and definitive regulatory interpretations have been adopted. We intend to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or operating procedures.

   We have expended, and anticipate that we will continue to expend, substantial financial and managerial resources to comply with EHS standards. In 2002, estimated environmental capital expenditures will total approximately $0.8 million, primarily related to highway deicing salt storage pads, brine well plugging and abandonment and capital projects associated with remediation of contamination at current or former operations. In 2002, we expect estimated expenditures for land reclamation activities will be approximately $0.2 million. No assurance can be given that greater-than-anticipated EHS capital expenditures or land reclamation expenditures will not be required in 2002 or in the future.

   We maintain accounting reserves for certain contingent environmental liabilities and believe such reserves comport with generally accepted accounting principles. We record reserves for environmental investigatory and non-capital remediation costs when litigation has commenced or a claim or assessment has been asserted or is imminent, the likelihood of an unfavorable outcome is probable, and the financial impact of such outcome is reasonably estimable. Based on current information, it is the opinion of management that our contingent liability arising from EHS matters, taking into account established reserves, will not have a material adverse effect on our business, financial condition and results of operations.

Product Requirements and Impacts

   International, federal, state and provincial standards: (i) require registration of many of our products before such products can be sold; (ii) impose labeling requirements on those products; and (iii) require producers to manufacture the products to formulations set forth on the labels. Various environmental, natural resource and public health agencies at all regulatory levels continue to evaluate alleged health and environmental impacts that might arise from the handling and use of products such as those we manufacture. The U.S. Environmental Protection Agency (EPA), the State of California and The Fertilizer Institute have each completed independent assessments of potential risks posed by crop nutrient materials. These assessments concluded that, based on the available data, crop nutrient materials generally do not pose harm to human health. It is unclear whether any further evaluations may result in additional standards or regulatory requirements for the producing industries, including us, or for our customers. At this stage, it is the opinion of management that the potential impact of these standards on the market for our products or on the expenditures that may be necessary to meet new requirements will not have a material adverse effect on our business or financial condition.

   In December 2001, the Canadian government released a Priority Substances List Assessment Report for road salt. This report found that road salts are entering the environment under conditions that may have a harmful effect or constitute a danger to the environment. Based on this report, the Canadian government has proposed designating road salt as a "toxic" substance pursuant to the Canadian Environmental Protection Act. This proposal is now subject to public comment, and if formalized it will require Environment Canada to develop a "control instrument" through a multi-stakeholder process to minimize the impact of road salt on the environment. Given the importance of road salt for traffic safety and the lack of any practical substitute, we deem it unlikely that the control instrument would result in a ban on use of road salt. As noted in the December 2001 report, the use of road salt and other deicing agents "is an important component of strategies to keep roadways open and safe during the winter and minimize traffic crashes, injuries and mortality under icy and snowy conditions." The report further stated that mitigation measures "must be based on optimization of winter road maintenance practices so as not to jeopardize road safety, while minimizing the potential for harm to the environment." Although we cannot predict whether the proposal will be finalized or the precise form of future regulation, if any, the likely outcome is that standardized guidelines will be developed for the usage of road salt. As a result of the adoption of such a control instrument we could suffer reduced sales and incur substantial costs and expenses that could have a material adverse effect on our business, financial condition and results of operation. We believe that no similar proposals for such designation of road salt are being considered in either the U.S. or the United Kingdom.

Operating Requirements and Impacts

Permitting

   We hold numerous environmental, mining and other permits or approvals authorizing operations at each of our facilities. Our operations are subject to permits for extraction of salt and brine, discharges of process materials to air and surface water, and injection of brine and wastewater to subsurface wells. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. In addition, changes to environmental and mining regulations or permit requirements could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our operations also is predicated upon securing the necessary environmental or other permits or approvals.

   Pursuant to the Mine Safety and Health Act ("MSHA"), new regulatory standards for diesel particulate matter ("DPM") are expected to be phased in between 2002 and 2006. These standards could require material expenditures to achieve compliance at the Cote Blanche facility in Louisiana.

Remedial Activities

Remediation at Our Facilities

   Many of our formerly-owned and current facilities have been in operation for a number of years. Operations have involved the historical use and handling of regulated chemical substances, salt and by-product or process tailings by us and predecessor operators which have resulted in soil, surface water and groundwater contamination. At some locations there are areas where salt-processing waste and ordinary trash may have been disposed or buried, and have since been closed and covered with soil and other materials. These past operating practices have at certain locations resulted in soil, surface water and groundwater contamination.

   At many of these facilities, spills or other releases of regulated substances have occurred previously and potentially could occur in the future, possibly requiring us to undertake or fund cleanup efforts under CERCLA or state and provincial or United Kingdom laws governing cleanup of hazardous substances. In some instances, we have agreed, pursuant to consent orders or agreements with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address such contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. At still other locations, we have undertaken voluntary remediation, and removed formerly used underground storage tanks. Taking into account established reserves, expenditures for these known conditions currently are not expected, individually or in the aggregate, to be material. However, material expenditures could be required in the future to remediate the contamination at these or at other current or former sites. In addition, in connection with the Recapitalization, IMC Global has agreed to indemnify us against liabilities for certain known and unknown conditions at existing and former sites.

Remediation at Third-Party Facilities

   Along with impacting the sites at which we have operated, various third-parties have alleged that our historic operations have resulted in contamination to neighboring off-site areas or nearby third-party facilities. CERCLA imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons who are considered to have contributed to the release of "hazardous substances" into the environment. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties.

   We have entered into "de minimis" settlement agreements with the United States with respect to certain CERCLA sites, pursuant to which we have made a one-time cash payment and received statutory protection from future claims arising from those sites. In some cases, however, such settlements have included "reopeners," which could result in additional liability at such sites in the event of newly discovered contamination or other circumstances.

   At other sites for which we have received notice of potential CERCLA liability we have provided information to the U.S. Environmental Protection Agency ("EPA") that we believe demonstrates that we are not liable, and the EPA has not asserted claims against us with respect to such sites. In some instances, we have agreed, pursuant to orders from or agreements with appropriate governmental agencies or agreements with private parties, to undertake or fund investigations, some of which currently are in progress, to determine whether remedial action, under CERCLA or otherwise, may be required to address contamination. At other locations, we have entered into consent orders or agreements with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. At the present time, we are not aware of any additional sites for which we expect to receive a notice from EPA of potential CERCLA liability. However, based on past operations there is a potential that we may receive such notices in the future for sites of which we are currently unaware. Taking into account established reserves, expenditures for our known environmental liabilities and site conditions currently are not expected, individually or in the aggregate, to be material.

                                 LEGAL MATTERS

   Other than as described in "--Environmental, Health and Safety Matters," we are party from time to time to various routine legal proceedings. These primarily involve commercial claims, product liability claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations. In addition, in connection with the Recapitalization, IMC Global has agreed to indemnify us against certain legal matters.

   In August 2001, Madison Dearborn Partners, LLC filed a lawsuit against IMC Global in the Cook County Circuit Court in Illinois alleging that IMC Global has breached an alleged obligation pursuant to an exclusive negotiation agreement dated February 13, 2001 between Madison Dearborn and IMC Global to negotiate in good faith to sell its salt operations and related businesses to Madison Dearborn. In September 2001, Madison Dearborn amended its complaint to include us as a party to the litigation. The lawsuit arises out of the exclusive negotiation agreement. Neither we nor any of our subsidiaries were party to that agreement and we have subsequently been dismissed as defendants in the lawsuit. Madison Dearborn is seeking to have IMC Global sell its salt operations and related businesses to it, and in the alternative, damages. IMC Global has informed us that they believe that they have meritorious defenses and intend to vigorously defend the lawsuit. Under the Agreement and Plan of Merger, dated October 13, 2001, IMC Global has agreed to indemnify us against all liabilities arising out of this lawsuit. We do not believe that this action will have a material adverse effect on our business, financial position, results of operations or cash flows.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth the name, age as of the date of this offering and position, effective upon consummation of the Recapitalization, of each person who is an executive officer or director of the Company.

         Name           Age                      Position
         ----           --- ---------------------------------------------------
Robert F. Clark........ 59  President, Chief Executive Officer and Director
Steven Wolf............ 56  Vice President and General Manager, Highway Deicing
Keith E. Clark......... 46  Vice President and General Manager, General Trade
Robert A. Beck......... 42  Vice President and General Manager, SOP
Rodney L. Underdown.... 35  Vice President, Finance and Secretary
David J. Goadby........ 47  Managing Director, Salt Union
Carol Wood............. 42  Treasurer and Assistant Secretary
Daniel J. Long......... 44  Vice President
Gregory W. Shelton..... 49  Assistant Secretary
Peter P. Copses........ 43  Director
Robert H. Falk......... 63  Director
Joshua J. Harris....... 36  Director
Scott M. Kleinman...... 28  Director
Joel A. Asen........... 50  Director
Heinn F. Tomfohrde, III 67  Director

   Robert F. Clark served as Senior Vice President of IMC Global since April 1999 and President of IMC Salt, Inc. (IMC Salt|) since joining IMC Global in April 1998 as a result of the acquisition of Harris Chemical Group, Inc. From 1993 to 1998, Mr. Clark served as President of Great Salt Lake Minerals, a division of Harris Chemical Group.

   Steven Wolf served as the Vice President and General Manager, Highway Deicing of IMC Salt since 1994, when IMC Inorganic Chemicals Inc. was still under the management of Harris Chemical Group. Mr. Wolf joined Harris Chemical Group in 1991, assuming various management responsibilities. Prior to his career at Harris Chemical Group, Mr. Wolf was a Senior Vice President at Kerr McGee for 3 years.

   Keith E. Clark served as the Vice President and General Manager of IMC Salt|s General Trade segment since 1997 when IMC Inorganic Chemicals Inc. was still under the management of Harris Chemical Group. Prior to his career at Harris, Mr. Clark served as a Vice President, Operations for North American Salt for 2 years. From 1988 until 1995, Mr. Clark assumed various operations positions at General Chemical, where his last position was Plant Manager.

   Robert A. Beck has recently joined the Company to serve as the Vice President and General Manager for our SOP subsidiary, GSL Corporation. Mr. Beck was Vice President for Operations at CompuNet Engineering, a network solutions provider. Prior to this, from 1997 to 1998, he was Vice President of Sales and Marketing and, from 1993 to 1997, Director of International Sales for IMC Kalium Ogden Corp.

   Rodney L. Underdown served as the Vice President, Finance of IMC Salt since 1998. Mr. Underdown joined the Harris Chemical Group in 1997, where he served as the Director of Corporate Reporting. Prior to his career at Harris Chemical Group, Mr. Underdown was employed with Arthur Andersen, where he served as an Audit Manager for 9 years.

   David J. Goadby served as the Managing Director of Salt Union Ltd., our U.K. subsidiary, since 1994, when IMC Inorganic Chemicals Inc. was still under the management of Harris Chemical Group. Prior to that position, Mr. Goadby served as the Commercial Manager of Salt Union Ltd. for 2 years. From 1984 until 1992, Mr. Goadby was employed with Imperial Chemical Industries plc in various production and distribution positions, where his last position was Business Manager Sulphur Chemicals.

   Carol Wood joined North American Salt Company in 1996, as Director of Financial Planning and Analysis. Prior to her career at North American Salt, Ms. Wood was an accounting manager with GST Steel Co. for seven years.

   Daniel J. Long served as Vice President of Human Resources for IMC Salt since 1999. Mr. Long joined IMC Global in 1997 as the Director of Human Resources for the Kalium division. Prior to his career with IMC Global, Mr. Long held various management positions with ConAgra, AE Staley, Frito-Lay and General Motors Hughes Electronics.

   Gregory W. Shelton served as Director of Purchasing for IMC Salt since 1999. Mr. Shelton joined Harris Chemical Group in 1993 as Purchasing Director for Sifto Canada Inc. Prior to this, from 1987 to 1993, Mr. Shelton was Purchasing Manager for Nabisco Brands Ltd.


   Peter P. Copses is a Senior Partner in Apollo where he has worked since 1990. From 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin & Jenrette Securities Corporation, concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a Director of Rent-A-Center, Inc., Prandium, Inc., Zale Corporation and Resolution Performance Products, Inc.

   Robert H. Falk is a Senior Partner in Apollo and has served as an officer of certain affiliates of Apollo since 1992. Prior to 1992, Mr. Falk was a Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is a Director of Converse, Inc., the Florsheim Group, Inc. and Samsonite Corporation.

   Joshua J. Harris is a Senior Partner in Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a Director of Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Florsheim Group Inc., NRT, Incorporated, Pacer International, Inc., Quality Distribution Inc. and Resolution Performance Products, Inc.

   Scott M. Kleinman is a Principal of Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a Director of Encompass Services Corporation and Resolution Performance Products, Inc.

   Joel A. Asen has been the President of Asen Advisory since 1992, which provides strategic and financial advisory services. He was Managing Director at Whitehead Sterling from 1991 to 1992, at Paine Webber, Inc. from 1990 to 1991 and at Drexel Burnham Lambert Incorporated from 1988 to 1990. From 1985 to 1988 he was a Senior Vice President at GAF Corporation. Prior to that time, Mr. Asen was a Manager of Business Development at GE and Manager of Marketing and Business Development at GECC. Mr. Asen is also a Director of Resolution Performance Products, Inc.

   Heinn F. Tomfohrde, III has served the chemicals industry in a variety of leadership positions for 44 years. Mr. Tomfohrde served as President and Chief Operating Officer of International Specialty Products, Inc. and its predecessor company, GAF Chemicals Corp. from 1987 to 1993. Prior to that time, Mr. Tomfohrde spent 31 years with Union Carbide Corp., rising from positions in research and development and marketing to senior management, serving as President of Union Carbides| Consumer and Industrial Products Group from 1983 to 1986. Mr. Tomfohrde is also a Director of Resolution Performance Products, Inc.

Board Committees

   Our Board of Directors will have an Executive Committee, Audit Committee and Compensation Committee. The Executive Committee may exercise any of the Board|s authority between meetings of the Board. The Audit Committee will recommend the engagement of the independent public accountants; review the professional services provided by, and the fees charged by, the independent public accountants; review the scope of the audit; and review financial statements and matters pertaining to the audit. The Compensation Committee will be responsible for assuring that the executive officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive.

Board Compensation

   Following consummation of the Recapitalization, the members of our Board of Directors were reimbursed for their out-of-pocket expenses. Those directors who are not employees will receive compensation for their service on the Board.

Executive Compensation

   The following table sets forth information concerning our compensation for services in all capacities for the year ended December 31, 2001 paid to our President and our four other most highly compensated executive officers serving as executive officers on December 31, 2001.


Summary Compensation Table

                                         Annual Compensation
                                          for the year 2001        Long-Term Compensation
                                        --------------------- ---------------------------------
                                                                     Awards           Payouts
                                                              --------------------- -----------
                                                                                     Long Term
                                                              Securities Underlying  Incentive     All Other
      Name and Principal Position       Salary($) Bonus($)(1) Options/SARs (#) (2)  Payouts ($) Compensation ($)
      ---------------------------       --------- ----------- --------------------- ----------- ----------------
Robert F. Clark
  President and
  Chief Executive Officer..............  281,250    135,000          17,154             --           94,499(4)
Steven Wolf
  Vice President and
  General Manager, Highway Deicing.....  247,108     91,998          30,876             --           50,348(4)
Keith E. Clark
  Vice President and
  General Manager
  General Trade........................  193,804     75,323          29,821             --           34,405(4)
David J. Goadby (3)
  Managing Director,
  Salt Union...........................  150,932     27,860          19,632             --           45,801
Rodney L. Underdown
  Vice President, Finance and Secretary  128,105     31,832          13,724             --           13,864(5)

--------
(1)Bonuses were paid pursuant to IMC Global's Management Incentive Compensation Program. Under such program bonus amounts were calculated on an annual basis according to business and individual performance.
(2)Represents the number of shares of Salt Holdings common stock underlying options.
(3)Mr. Goadby's compensation is paid in British pounds sterling, which has been converted to U.S. dollars at a rate of (Pounds)0.7072 per $1.00.
(4)Consists primarily of employer contributions to tax-qualified and non-tax-qualified defined contribution retirement plans of IMC Global.
(5)Consists primarily of employer contributions to a tax-qualified defined contribution retirement plan of IMC Global.

   The following table shows all grants of options to acquire shares of Salt Holdings common stock made to our named executive officers during 2001.

                             Option Grants in 2001

                                                                                        Potential Realizable Value
                                                                                         at Assumed Annual Rates
                               Number of   % of Total                                   of Stock Appreciation for
                              Securities    Options                                           Option Term(3)
              -               Underlying   Granted to                                   --------------------------
                              the Options Employees in Exercise Price
            Name              Granted (1) Fiscal Year  Per Share (2)   Expiration Date       5%           10%
            ----              ----------- ------------ -------------- -----------------   --------      --------
Robert F. Clark..............   17,154        7.79%        $10.00     December 28, 2009 $ 82,959      $199,235
Steven Wolf..................   30,876       14.02%        $10.00     December 28, 2009 $149,320      $358,610
Keith E. Clark...............   29,821       13.54%        $10.00     December 28, 2009 $144,218      $346,357
David J. Goadby..............   19,632        8.92%        $10.00     December 28, 2009 $ 94,943      $228,016
Rodney L. Underdown..........   13,724        6.23%        $10.00     December 28, 2009 $ 66,371      $159,398

--------
(1)Each option was granted on November 28, 2001 pursuant to the Salt Holdings 2001 Stock Option Plan. See "2001 Option Plan." The options generally provide for the purchase of shares of Class B Common Stock of Salt Holdings, although upon the occurrence of certain transactions the options convert into options to purchase shares of Class A Common Stock of Salt Holdings. Each option is a non- qualified stock option and is not intended to be an "incentive stock option." None of the options was vested or exercisable as of December 31, 2001 and none of the named executive officers exercised any option during 2001. The options described in the above table were the only options to purchase Salt Holdings common stock held by the respective named executive offices as of December 31, 2001.

(2)Exercise price is equal to the Recapitalization consideration per share of common stock.
(3)Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the SEC, These growth rates are not intended to forecast future appreciation, if any, in the price of Salt Holdings common stock.

2001 Option Plan

   Our employees, consultants and directors (and employees, consultants and directors of our subsidiaries) are eligible to receive options under the Salt Holdings Corporation 2001 Stock Option Plan. The option plan is administered by the board of directors of Salt Holdings (or, if determined by the board, by the compensation committee of the board). The option plan permits the grant of options to purchase shares of Salt Holdings common stock. Such options may be non-qualified stock options or incentive stock options. The maximum number of shares of common stock that are issuable under the option plan is 419,750 (subject to adjustment for changes in the capital structure of Salt Holdings such as stock dividends, stock splits, mergers and reorganizations).

   Following the consummation of the Recapitalization, we granted non-qualified options to purchase common stock to certain management employees, including the executives named in the management table. The per share exercise price of each such option is $10, which is equal to the Recapitalization consideration per share of common stock. The options shall generally become vested and exercisable as follows:

  . One-half of the options are time vesting options that will become vested and exercisable in equal annual installments on each of the first four anniversaries of the date of grant, so long as the optionee continues to provide services to us or one of our subsidiaries as of such anniversary.

  . One-half of the options are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, so long as the optionee continues to provide services to us or one of our subsidiaries as of such date. However, all or a portion of such performance vesting options will become vested and exercisable prior to such eighth anniversary upon a sale of the assets or capital stock of Salt Holdings pursuant to which Apollo achieves a specified internal rate of return.

   The term of the options is eight years and thirty days. However, all unvested options will automatically expire upon the date of an optionee's termination of employment (or termination of directorship or consultancy, as applicable). In addition, all vested options will generally expire one year following the termination of an optionee's services by us, subject to certain exceptions.

   Shares of common stock purchased or acquired under the stock plan will generally be subject to restrictions on transfer, repurchase rights, and other limitations set forth in the investor rights agreement. See "Certain Related Party Transactions."

Deferred Compensation Plan

   In connection with the consummation of the Recapitalization, we have adopted the Salt Holdings Corporation Senior Executives' Deferred Compensation Plan. The deferred compensation plan is not a tax qualified retirement plan. The deferred compensation plan is intended to allow certain of our employees to elect in advance to defer certain retention bonuses or other compensation and to allow such employees to transfer liabilities from certain IMC Global, Inc. deferred compensation plans to the deferred compensation plan. Any amounts deferred into the deferred compensation plan represent a conditional right to receive capital stock of Salt Holdings as described below. Amounts deferred under the deferred compensation plan are represented by bookkeeping accounts maintained on behalf of the participants. Each such account is deemed to be invested in shares of capital stock of Salt Holdings. Distributions shall generally be made to a participant under the deferred compensation plan in one lump sum in the form of capital stock of Salt Holdings upon the participant's termination of employment or upon certain Apollo "exit events". In connection with the establishment of the deferred compensation plan, we have established a "rabbi trust" which has been funded with shares of capital stock of Salt Holdings. All assets contained in the rabbi trust will be subject to the claims of our creditors in the event of our bankruptcy or insolvency.

Employment Agreements

   David J. Goadby. Salt Union has entered into a service agreement, dated September 1, 1997, with Mr. Goadby which provides that he will serve Salt Union as Managing Director until his employment is terminated by either Salt Union, giving Mr. Goadby not less than twelve months prior written notice, or Mr. Goadby, giving Salt Union not less than three months prior written notice. The agreement also provides for an annual base salary of (Pounds)107,000 per annum, as well as bonuses or additional remuneration, if any, as the board of directors of Salt Union may determine. For a period of six months following termination, Mr. Goadby will be subject to certain non-compete, non-solicitation and non-dealing covenants with regard to customers and non-solicitation of suppliers and managerial, supervisory, technical, sales, financial and administrative employees. In the event of a change of control of Salt Union, Mr. Goadby will be entitled to terminate the agreement immediately and Salt Union will be obligated to pay him an amount equal to his annual base salary and the value of his company car and medical insurance calculated over a twelve month period.

   Other Named Executive Officers. We have not entered into employment agreements with any of Messrs. R. Clark, S. Wolf, K. Clark or R. Underdown and, accordingly, each such individual is currently an "at will" employee.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the common stock of Salt Holdings immediately following the Recapitalization with respect to each person that is a beneficial owner of more than 5% of Salt Holdings' outstanding common stock and beneficial ownership of Salt Holdings' common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

                                                       Number of
                                                       Shares of
                                                        Common   Percent of
     Name and Address of Beneficial Owner              Stock(1)    Class
     ------------------------------------              --------- ----------
     Apollo(2)........................................ 6,549,643   93.63%
     IMC Global(3).................................... 1,395,700   19.95%
     Robert F. Clark(4)...............................    11,123       *
     Steven Wolf(4)...................................    20,041       *
     Keith E. Clark(4)................................    19,355       *
     David J. Goadby(5)...............................    12,740       *
     Robert A. Beck(5)................................     8,673       *
     Rodney L. Underdown(4)...........................     8,918       *
     Carol Wood.......................................        --
     Daniel J. Long...................................        --
     Gregory W. Shelton...............................        --
     Peter P. Copses..................................        --
     Robert H. Falk...................................        --
     Joshua J. Harris.................................        --
     Scott M. Kleinman................................        --
     Joel A. Asen.....................................        --
     Heinn F. Tomfohrde, III..........................        --
     All directors and officers as a group (6 persons)    80,850       *

* Signifies less than 1%. Also, does not include any shares held by YBR Holdings that could be attributed to any of these individuals.
--------
(1)The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person|s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)Represents all shares held of record by YBR Holdings and includes 1,038,700 shares of common stock issued on behalf of IMC Global in registered certificated form in the name of The Bank of New York, as the escrow agent, according to the escrow agreement by and among Salt Holdings, Apollo, IMC Global, The Bank of New York and certain stockholders (the "Escrow Agreement"). As a result of the Escrow Agreement, Apollo and certain of its affiliates and permitted transferees have the ability to direct the voting of these 1,038,700 shares of common stock for a period during which Apollo and certain of its affiliates and permitted transferees own a majority of the shares of common stock then outstanding. See "Certain Related Party Transactions--Agreements between stockholders of Salt Holdings Corporation." YBR Holdings is an affiliate of, and is controlled by, Apollo through its majority ownership of YBR Holdings' membership interests. The address of each of YBR Holdings and Apollo and of Messrs. P. Copses, R. Falk, J. Harris and S. Kleinman is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.
(3)Includes 1,038,700 shares of common stock that are subject to the Escrow Agreement. The address of IMC Global is 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045.
(4)Represents "Deferred Common Stock Units" credited to Messrs. R. Clark, S. Wolf, K. Clark and R. Underdown, respectively, under the Salt Holdings Corporation Senior Executives' Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the terms of the Deferred Compensation Plan, each Deferred Common Stock Unit represents the right to receive one share of Salt Holdings common stock upon the applicable individual's termination of employment or upon the occurrence of certain other events specified in the Deferred Compensation Plan. See "Management--Deferred Compensation Plan." Does not include options to purchase 17,154, 30,876, 29,821 and 13,724 shares of Salt Holdings common stock that Salt Holdings has granted to Messrs. R. Clark, S. Wolf, K. Clark and R. Underdown, respectively. These options are subject to time and performance vesting conditions. See "Management--2001 Option Plan." The address of each of Messrs. R. Clark, S. Wolf, K. Clark and R. Underdown is c/o Salt Holdings Corporation, 8300 College Boulevard, Overland Park, Kansas 66210.
(5)Does not include options to purchase 19,632 shares of Salt Holdings common stock and 13,352 shares of Salt Holdings common stock that Salt Holdings has granted to Mr. D. Goadby and Mr. R. Beck, respectively, which are subject to time and performance vesting conditions. See "Management--2001 Option Plan." The address of Mr. D. Goadby and Mr. R. Beck is c/o Salt Holdings Corporation, 8300 College Boulevard, Overland Park, Kansas 66210.

                      CERTAIN RELATED PARTY TRANSACTIONS

Ongoing Relationship with IMC Global

   In connection with the Recapitalization, we, our parent Salt Holdings and IMC Global or their respective affiliates entered into several additional agreements providing for the continuation or transfer and transition of certain aspects of our business operations. These agreements were the result of arm's-length negotiations in connection with the Recapitalization, and we believe they are on terms at least as favorable to us as those we could have obtained from unaffiliated third parties. Set forth below are descriptions of the material agreements that we or affiliates of ours have entered into with IMC Global.

  Supply Agreements

   We have contracted with IMC Global or its affiliates to supply some of our facilities with raw materials used in the production of our products and to supply to other facilities finished products that we distribute to our customers or distributors. IMC Global supplies us with the following products:

  . coarse and mixed highway deicing salt, as a finished product, from IMC Global's Esterhazy, Saskatchewan facility;

  . bulk white granular ice melt muriate of potash from IMC Global's Belle Plaine, Saskatchewan facility;

  . packaged water softener muriate of potash, as a finished product, from IMC Global's Belle Plaine, Saskatchewan facility;

  . MOP, as a raw material, from IMC Global's Esterhazy, Saskatchewan facility to our Ogden facility;

  . a variety of general trade salt products, as finished products, from IMC Global's Hersey, Michigan facility; and

  . SOP, as a finished product, from IMC Global's Carlsbad, New Mexico facility.

   The terms of these supply contracts range from five to thirteen years and are automatically extended by one-year intervals unless termination notice is given by either party six months prior to the end of the term. The prices we pay for these products varies depending on the product. However, we believe that the prices IMC Global is charging us are generally at or below the prices we can obtain from third persons. Some contracts require us to purchase all of our requirements for a particular product from IMC Global. Others require us to purchase no less than 90% of our requirements from IMC Global, while others have no purchase requirement at all. The SOP supply contract requires us to purchase 28% of our requirements from IMC Global. Certain of those contracts permit us to obtain a lower price elsewhere and, if IMC Global does not match the lower price, we can purchase at the lower price from the third party. We cannot exercise our rights under these provisions more than twice in a year. Under the Hersey salt supply contract we are required to purchase no less than 200,000 tons of salt products each year under most circumstances and we can purchase from third parties if a force majeure event prevents IMC Global from delivering products to us. Pricing for the Esterhazy highway deicing salt contract is adjusted each year based on a Canadian product price index. Pricing under the other supply contracts is generally adjusted each year based on the movement in the sales prices of the products to our own customers. Under the Hersey salt supply contract the price is adjusted each year based on a salt producer price index, but we have the right to change the pricing adjustment formula to a quarterly adjustment based on the prices we sell the products to our customers.

  Transitional Arrangements

   In connection with the Recapitalization we have also entered into transition arrangements with IMC Global pursuant to which IMC Global will provide services and support to us and assist us in migrating certain information technology to us as a stand alone business. The purpose of the transition arrangements is to develop and implement a transition plan and to assure that we receive substantially the same information technology services and systems that we had prior to the Recapitalization. IMC Global will provide these services for a year unless we terminate any services earlier. We have also entered into transition arrangements with respect to the premises at Overland Park, which premises are shared with IMC Global|s chemicals business. This agreement provides for the allocation of office space and furniture at the Overland Park premises. This agreement can be terminated at 60 days' notice by either party.

  Railcar Lease Memorandum of Understanding

   We have also agreed to sublease from an affiliate of IMC Global railcars that were used by us prior to the Recapitalization and which are leased from railcar companies by affiliates of IMC Global. The railcars are used to transport products used in our business.

Agreements between stockholders of Salt Holdings Corporation

  Stock Rights Agreement

   In connection with the Recapitalization, Apollo, certain affiliates of Apollo and IMC Global entered into a stock rights agreement. Material provisions of that agreement are as follows:

   Registration Rights. Under the terms of the stock rights agreement, Salt Holdings has agreed to register its shares of common stock owned by Apollo, certain of its affiliates and permitted transferees, and IMC Global under the following circumstances:

  . Demand Rights. Upon written request from Apollo or certain affiliates of Apollo, Salt Holdings will register shares of common stock specified in such request for resale under an appropriate registration statement filed and declared effective by the Securities and Exchange Commission. Salt Holdings will not be obligated to effectuate a registration until 180 days after Salt Holdings' initial public offering where, cumulatively, more than 20% of the stock of Salt Holdings has been sold to the public. Salt Holdings may defer a demand for registration by up to 90 days if its board of directors deems it to be materially detrimental for us to file a registration statement. Salt Holdings may only make such a deferral twice in any 12-month period.

  . Piggyback Rights. If at any time Salt Holdings files a registration statement for the purposes of making a public offering of its common stock, or registers outstanding shares of common stock for resale on behalf of any holder of its common stock, the other parties to the stock rights agreement may elect to include in such registration any shares of common stock such person holds. Salt Holdings or the managing underwriter may exclude all or a part of the shares if market factors dictate pursuant to an order of priority specified in the stock rights agreement.

  . Lockup. In consideration of these registration rights, the stockholders who are parties to the stock rights agreement have agreed not to sell shares of common stock for a period not to exceed 60 days prior to or 180 days following the effective date of any registration statement filed by us in connection with an underwritten public offering, subject to certain exceptions.

   Additional Equity Issuances. Prior to our initial public offering where, cumulatively, more than 20% of the stock of Salt Holdings is sold to the public, Salt Holdings may not issue any of its securities to Apollo or certain of its affiliates or permitted transferees, unless Salt Holdings also offers IMC Global an opportunity to acquire a pro rata percentage of all of the securities to be issued.

  Sales of Securities by Apollo and IMC Global.

  . Bring-Along and Tag-Along Rights. The agreement allows Apollo and certain of its affiliates and permitted transferees to require IMC Global to sell a pro rata percentage of its common stock in Salt Holdings if Apollo or certain of its affiliates or permitted transferees are selling their own shares in a sale of the Company. Similarly, the agreement allows IMC Global to participate with Apollo and certain of its affiliates and permitted transferees on a pro rata basis if Apollo or certain of its affiliates or permitted transferees are selling at least 20% of their respective shares of common stock.

  . Transfer and Clawback Rights. The agreement also requires IMC Global to place its securities into an escrow account and potentially transfer its securities to Apollo and certain of its affiliates and permitted transferees on a case by case basis depending on how much Apollo and certain of its affiliates and permitted transferees sell their securities for each time they sell their securities. This arrangement will provide Apollo with a preferential return over IMC Global|s interest in Salt Holdings and, subject to certain conditions, will stay in place until Apollo and certain of its affiliates and permitted transferees sell for cash more than 90% of the total amount of common stock they received in the Recapitalization. It could result in Apollo and certain of its affiliates and permitted transferees owning more and IMC Global owning less of Salt Holdings than they each owned immediately following the Recapitalization.

  Management Consulting Agreement

   In connection with the Recapitalization, Salt Holdings entered into a management consulting agreement with Apollo. The agreement allows us to avail ourselves of Apollo's expertise in areas such as financial transactions, acquisitions and other matters that relate to the business, administration and policies of the Company. Apollo received a one time transaction fee for structuring the Recapitalization and will receive an annual fee for its management services and advice. Apollo also has the right to act, in return for additional fees, as our financial advisor or investment banker for any merger, acquisition, disposition or the like if we decide we need to hire someone to fill such a role.

                           THE NEW CREDIT FACILITIES

   We summarize below the principal terms of the agreements that govern the senior credit facilities. This summary is not a complete description of all of the terms of the agreements.

   In connection with the offering of the old notes, we entered into the new credit facilities with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of the new credit facilities.

   The new credit facilities provide for senior secured financing of up to $360 million, consisting of (a) a $225 million term loan facility drawn in full on the closing date of the Recapitalization with a maturity of eight years and (b) a $135 million revolving credit facility that will terminate in six and one-half years. The revolving credit facility permits up to the Canadian dollar equivalent of $30 million in revolving loans to be borrowed by a Canadian subsidiary of ours and up to the pounds sterling equivalent of $10 million in revolving loans to be borrowed by a United Kingdom subsidiary of ours. The revolving credit facility includes a $30 million sub-limit for the issuance of letters of credit for our account. All borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

   Proceeds of the term loan facility were used to finance the Recapitalization. Proceeds of the revolving credit facility will be used for general corporate purposes.

Interest and Fees

   The interest rates per annum applicable to loans under the new credit facilities (other than revolving loans to either of the foreign borrowers) are, at our option, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The applicable margin for loans under the revolving facility is subject to adjustment based on our total leverage ratio. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime rate of The Chase Manhattan Bank and (b) the federal funds effective rate plus one-half of one percent (0.5%). The interest rates per annum applicable to revolving loans made to either of the foreign borrowers under the revolving credit facility are at the rates plus applicable margins set forth in the credit agreement governing the new credit facilities. In addition, the borrowers are required to pay to the lenders under the revolving credit facility a commitment fee in respect of the unused commitments thereunder at a rate per annum that is subject to adjustment based on our total leverage ratio.

Prepayments

   The term loan is required to be prepaid with, subject to certain exceptions and subject to percentage reductions or elimination based on our total leverage ratio, 100% of the net cash proceeds of certain asset sales and certain debt issuances, 75% of annual excess cash flow and 50% of the net cash proceeds of certain equity issuances by our parent.

   Voluntary prepayments of loans under the new credit facilities and voluntary reductions in the unused commitments under the revolving credit facility are permitted in whole or in part, in minimum amounts and subject to certain other exceptions as set forth in the credit agreement.

Amortization of Principal

   The term loan amortization payments due before 2009 are nominal amounts. The remaining balance of the term loan will amortize in equal quarterly installments in the eighth year of the term loan facility.

Collateral and Guarantees

   We, our parent and our domestic subsidiaries that guarantee our obligations under the notes also guarantee (on a senior basis) the obligations of the borrowers under the new credit facilities. Substantially all of the

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domestic guarantors' real and personal property, including intercompany notes held by the domestic guarantors and certain equity interests held by the domestic guarantors in their respective subsidiaries, secure the domestic guarantees and the obligations of the borrowers under the new credit facilities.

   In addition, certain of our foreign subsidiaries, including the foreign borrowers, guarantee (on a senior basis) the obligations of the foreign borrowers under the revolving credit facility. Substantially all of the foreign guarantors' real and personal property, including intercompany notes held by the foreign guarantors and certain equity interests held by the foreign guarantors in their respective subsidiaries, secure the foreign guarantees and the obligations of the foreign borrowers under the revolving credit facility.

Covenants and Other Matters

   The new credit facilities require us to comply with certain financial covenants, including a maximum total leverage ratio and a minimum interest coverage ratio. The new credit facilities include certain negative covenants restricting our ability to, among other things: (a) declare dividends or redeem or repurchase capital stock; (b) prepay, redeem or purchase certain debt (including the notes); (c) incur liens and engage in sale-leaseback transactions; (d) make loans and investments; (e) guarantee or incur additional debt; (f) amend or otherwise alter terms of debt and other material agreements (including the notes); (g) make capital expenditures; (h) engage in mergers, acquisitions and other business combinations; (i) sell assets; (j) transact with affiliates; and (k) alter the business we conduct. The new credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.

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                       DESCRIPTION OF THE EXCHANGE NOTES

   The old notes were and the exchange notes will be issued under an indenture among Compass Minerals Group, Inc. (the ("Issuer"), the Guarantors and The Bank of New York, as trustee. The form and terms of the notes are identical in all material respects except the exchange notes will have been registered under the Securities Act. See "The Exchange Offer--Purpose and Effect." The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

   The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture and the Trust Indenture Act of 1939 (the "TIA"), because the indenture and the TIA govern your rights as holders of the notes, not this description. A copy of the indenture may be obtained from us or the initial purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

General

   The notes will be general unsecured obligations of the Issuer, ranking subordinate in right of payment to all existing and future Senior Debt of the Issuer.

   The notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

   Initially, the trustee will act as paying agent and registrar for the notes. You may present your notes for registration of transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. The Issuer may change any paying agent and registrar without prior notice.

   The Issuer will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At the Issuer's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders.

   Any old notes that remain outstanding after completion of the Exchange Offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

   Old notes in an aggregate principal amount of $250.0 million were issued in connection with the Recapitalization. The notes will mature on August 15, 2011. Additional notes in an unlimited amount may be issued under the indenture from time to time, subject to the limitations set forth under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The old notes, the exchange notes and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

   Interest on the notes will be payable semiannually in cash on each February 15 and August 15, commencing on February 15, 2002, to the persons who are registered holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date for which interest has been paid or, if no interest has been paid, from and including the date of issuance and will be computed on the basis of a 360-day year of twelve 30-day months.

   The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption

   The Issuer may redeem all or any portion of the notes, on and after August 15, 2006, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal

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amount) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

                         Year                Percentage
                         ----                ----------
                         2006...............  105.000%
                         2007...............  103.333%
                         2008...............  101.667%
                         2009 and thereafter  100.000%

  Optional Redemption upon Equity Offerings

   At any time, or from time to time, on or prior to August 15, 2004, we may, at our option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% in aggregate principal amount of the notes originally issued under the indenture at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding must equal at least 65% of the aggregate amount of the notes originally issued under the indenture. In order to effect the foregoing redemption with the net cash proceeds of any Equity Offering, we shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

  Optional Redemption Upon Change of Control

   In addition, at any time prior to August 15, 2006, upon the occurrence of a Change of Control, we may redeem the notes, in whole but not in part, at a redemption price equal to the principal amount of the notes plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the notes upon a Change of Control will be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control.

  Selection and Notice of Redemption

   If less than all of the notes are to be redeemed at any time, the trustee will select those notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee considers fair and appropriate, provided that:

  . notes with a principal amount of $1,000 or less may only be redeemed in full and

  . if a partial redemption is made with the Net Cash Proceeds of an Asset Sale or an Equity Offering, the trustee will select the notes or portions of the notes for redemption only on a pro rata basis or on as nearly a proportional basis as is practicable, unless the method is otherwise prohibited.

   Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount to be redeemed. A new note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on those notes called for redemption if the Issuer has deposited with the paying agent the funds needed to pay the applicable redemption price.

Subordination

   The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on all existing and future Senior Debt of the

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Issuers (including the Obligations with respect to the Credit Agreement).

   The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt even if such interest is not an allowed claim in such proceeding) before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes in the event of any total or partial distribution to creditors of the Issuer:

      (1) in a total or partial liquidation or total or partial dissolution of the Issuer;

      (2) in a total or partial bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its properties;

      (3) in a total or partial assignment for the benefit of creditors of the Issuer; or

      (4) in any marshalling of all or part of the Issuer's assets and liabilities.

   Until such Obligations in respect of Senior Debt have been paid in full in cash or Cash Equivalents, any payment or distribution to which holders of notes would have been entitled but for the subordination provisions of the indenture will be made to holders of Senior Debt as their interests may appear. If a payment or distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders of notes will be required to hold it in trust for the holders of Senior Debt and pay it over to such holders of Senior Debt as their interests may appear.

   The Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or purchase, repurchase, redeem or otherwise acquire or retire any notes for cash or property or otherwise or set aside any funds or make any deposit with the trustee for any purpose (collectively, ("pay the notes") if:

      (1) a payment default (including a default in the payment of any principal of, premium (if any), liquidated damages (if any) or other Obligations) on any Designated Senior Debt of the Issuer occurs and is continuing; or

      (2) any other default occurs and is continuing on Designated Senior Debt of the Issuer that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

   Payments and distributions with respect to any Obligations on, or with respect to, the notes may and will be resumed:

      (1) in the case of a payment default, upon the date on which such default is cured or waived; and

      (2) in case of a nonpayment default, the earliest to happen of:

         . the date on which all nonpayment defaults are cured or waived (so long as no other event of default or payment default exists);

         . 180 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated; or

         . the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default

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shall have been cured or waived for a period of not less than 90 consecutive days. However, under the indenture, any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing would constitute a new default for this purpose.

   The Credit Agreement requires that we promptly notify each lender if payment of the notes is accelerated because of an Event of Default.

   Since the right to be paid principal, interest and other Obligations on or relating to the notes ranks junior to the rights of holders of our Senior Debt, if we become bankrupt or insolvent, creditors of the Issuer who are not holders of Senior Debt, including the holders of the notes, may recover less proportionately than holders of Senior Debt.

   At September 30, 2001, on a pro forma consolidated basis, we and our Restricted Subsidiaries had approximately $225.4 million of Senior Debt outstanding. In addition to the amount then outstanding, we could have borrowed an additional $135.0 million under the Credit Agreement which, if borrowed, also would have been senior to the notes.

Guarantees

   Each Guarantor unconditionally guarantees, on an unsecured senior subordinated basis, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of the Issuer's obligations under the indenture and the notes, including the payment of principal of and interest on the notes. The Guarantees will be subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

   Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is disposed of by the Issuer, whether by merger, consolidation, sale or otherwise, and the disposition is not in violation of the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the indenture, such Guarantor's Guarantee will be released.

   The obligations of each Guarantor will be automatically released upon such Guarantor ceasing to be a subsidiary of the Issuer as a result of any foreclosure on any pledge or security interest securing Obligations with respect to the Credit Agreement or other exercise of remedies in respect thereof if such Guarantor is released from its guarantee of Obligations with respect to the Credit Agreement.

Change of Control

   The indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that we purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount plus accrued interest to

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the date of purchase. Notwithstanding the occurrence of a Change of Control, we will not be obligated to repurchase the notes under this covenant if we have exercised our right to redeem all the notes under the terms of the section titled "--Optional Redemption."

   The indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, we covenant to:

  . repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to (and terminate all commitments of) each lender which has accepted such offer; or

  . obtain consents required under the Credit Agreement and all such other Senior Debt to permit the repurchase of the notes as provided below.

   We will first comply with the covenant in the immediately preceding sentence before we are required to repurchase notes under the provisions described below. Our failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in the succeeding paragraph as a result of the prohibition in the second preceding sentence) constitutes an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.

   Within 30 days following the date upon which the Change of Control occurred, we will send, by first-class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer must surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   If we make a Change of Control Offer, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

   The trustee may not waive the covenant relating to a holder's right to redemption upon a Change of Control. However, the covenant and other provisions contained in the indenture relating to our obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes. Restrictions described in the indenture on the ability of the Issuer and our Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on our property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by our management. Consummation of any such transaction may require redemption or repurchase of the notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of us or any of our Restricted Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have

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traditionally been used to effect highly leveraged transactions, the indenture may not afford you protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by so doing.

   The definition of "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of our property and assets. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether we are required to make a Change of Control Offer.

Certain Covenants

   The indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we and our Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0; provided that the amount of Indebtedness (other than Acquired Indebtedness) that may be incurred pursuant to the foregoing by our Restricted Subsidiaries that have not Guaranteed the notes in compliance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" or "Future Guarantors" covenants shall not exceed $50.0 million at any one time outstanding.

  Limitation on Restricted Payments

   We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly,

  . declare or pay any dividend or make any distribution (other than dividends or distributions payable in our Qualified Capital Stock) on or in respect of shares of our Capital Stock to holders of that Capital Stock;

  . purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

  . make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness that is subordinate or junior in right of payment to the notes or any Guarantee (other than Indebtedness described in clause (7) of the definition of "Permitted Indebtedness"); or

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  .  make any Investment (other than Permitted Investments) (each of the actions listed above being referred to as a "Restricted Payment"),

if at the time of such Restricted Payment or immediately after giving effect thereto:

      (1) a Default or an Event of Default shall have occurred and be continuing; or

      (2) we are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by our Board of Directors) exceeds the sum of:

          (a) 50% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned after the Issue Date and on or prior to the date the Restricted Payment is made (the "Reference Date") (treating such period as a single accounting period); plus

          (b) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by our Board of Directors, of property other than cash received by us from any Person (other than a Subsidiary of ours) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of our Qualified Capital Stock (other than Excluded Contributions); plus

          (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by us from a holder of our Capital Stock (other than Excluded Contributions); plus

          (d) the amount by which our Indebtedness or that of any of our Restricted Subsidiaries is reduced on our balance sheet upon the conversion or exchange after the Issue Date of any of our Indebtedness or any Indebtedness of our Restricted Subsidiaries incurred after the Issue Date into or for Qualified Capital Stock; plus

          (e) without duplication, the sum of:

             (I) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made after the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

             (II) the net cash proceeds received by us or any Restricted Subsidiary of ours from the disposition of all or any portion of such Investments (other than to a Subsidiary of ours); and

             (III) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of "Investment");

provided, however, that the sum of clauses (I), (II) and (III) above will not exceed the aggregate amount of all such Investments made by us or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary after the Issue Date.

   However, the provisions set forth in the immediately preceding paragraph do not prohibit:

      (1) the payment of any dividend or other distribution within 60 days after the date of declaration of that dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

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      (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our Capital Stock, either (a) solely in exchange for shares of our Qualified Capital Stock or Qualified Capital Stock of Holdings or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of shares of our Qualified Capital Stock or, to the extent the proceeds are contributed by Holdings to us, from the shares of Capital Stock of Holdings;

      (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the notes or a Guarantee either:

          (a) solely in exchange for shares of Qualified Capital Stock of us or Holdings, or

          (b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of:

            .  shares of Qualified Capital Stock of us or Holdings or

            .  Refinancing Indebtedness;

      (4) if no Default or Event of Default shall have occurred and be continuing, repurchases by us or any Restricted Subsidiary of ours of, or dividends, distributions or advances to Holdings to allow Holdings to repurchase (and/or to make payments on notes previously issued by Holdings representing the consideration for the previous repurchase of), securities of Holdings or us from employees, directors or consultants of Holdings, us or any Subsidiary of ours or their authorized representatives

          (a) upon the death, disability or termination of employment of such employees, directors or consultants or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or

          (b) pursuant to any other agreement with such employees or directors of or consultants to Holdings, us or any Subsidiary of ours, in an aggregate amount not to exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $15.0 million in any calendar year), provided that the cancellation of Indebtedness owing to us or any Restricted Subsidiary of ours from such employees, directors or consultants of us or any of our Restricted Subsidiaries in connection with a repurchase of our Capital Stock will not be deemed to constitute a Restricted Payment under the indenture;

      (5) the declaration and payment of dividends to holders of any class or series of our Preferred Stock, provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such issuance on a pro forma basis, we would have been able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (6) the payment of dividends on our Common Stock (or dividends, distributions or advances to Holdings to allow Holdings to pay dividends on Holdings' Common Stock), following the first public offering of our Common Stock (or of Holdings' Common Stock) after the Issue Date, of:

      . in the case of the first public offering of our Common Stock, up to 6% per annum of the net proceeds received by us in such public offering, or

      . in the case of the first public offering of Holdings' Common Stock, up to 6% per annum of the amount contributed by Holdings from the proceeds received by Holdings from such offering,

   other than, in each case, public offerings with respect to our Common Stock (or of Holdings' Common Stock) registered on Form S-8;

      (7) the payment of dividends, distributions or advances to Holdings to allow Holdings to repurchase, retire or otherwise acquire or retire for value any securities of Holdings in existence on the Issue Date from the persons holding such securities on the Issue Date which are not held by Apollo or any of its Affiliates or members of management of us and our Subsidiaries on the Issue Date (including any equity interests issued in respect of any such securities constituting equity interests as a result of a stock split, recapitalization,

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   merger, combination, consolidation or similar transaction), provided, however, that we shall be permitted to make Restricted Payments under this clause only if after giving effect thereto, we would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (8) other Restricted Payments in an aggregate amount not to exceed $15.0 million;

      (9) if no Default or Event of Default shall have occurred and be continuing, payments or distributions to, or dividends, distributions or advances to Holdings to allow Holdings to make payments or distributions to, dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

      (10) Investments that are made with Excluded Contributions;

      (11) any payments made to consummate the transactions pursuant to or contemplated by the Merger Agreement and any other agreement related to the Recapitalization in effect on the closing date of the Recapitalization, including payments made by us to Holdings to allow Holdings to satisfy its obligations under such agreements or documents, in each case, as such agreements or documents are in effect on the Issue Date as amended from time to time so long as such amendment is in the good faith judgment of our Board of Directors not more disadvantageous to you in any material respect than such agreements or documents as in effect on the Issue Date;

      (12) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Capital Stock represents a portion of the consideration for such exercise;

      (13) payment of dividends, other distributions or other amounts by us to Holdings in amounts required for Holdings to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of Holdings, including, without limitation, in respect of directors' fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC, of up to $2.5 million per fiscal year;

      (14) the acquisition of any shares of our Disqualified Capital Stock either:

      . solely in exchange for shares of our Disqualified Capital Stock or Capital Stock of Holdings or

      . through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of ours) of shares of our Disqualified Capital Stock or, to the extent the proceeds are contributed by Holdings to us, from shares of Capital Stock of Holdings;

      (15) any purchase or redemption of Indebtedness that ranks junior to the notes utilizing any Net Cash Proceeds remaining after we have complied with the requirements of the covenants described under "Limitation on Asset Sales" and "Change of Control";

      (16) the payment of dividends, other distributions or amounts by us to Holdings in amounts required to pay the tax obligations of us and our Subsidiaries and the tax obligations of Holdings or any of its direct or indirect parents attributable to us and our Subsidiaries; provided that:

      . the amount of dividends paid pursuant to this clause (16) to enable Holdings or any of its direct or indirect parents to pay Federal and state income taxes at any time will not exceed the amount of such Federal and state income taxes actually owing by Holdings or any of its direct or indirect parents at such time for the respective period and

      . any refunds received by Holdings or any of its direct or indirect parents attributable to us and our Subsidiaries shall promptly be returned by Holdings or any of its direct or indirect parents to us; and

      (17) if no Default or Event of Default shall have occurred and be continuing, payments of cash, or dividends, distributions or advances to Holdings to allow Holdings to make payments of cash, in lieu of the

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   issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of Holdings, us or any Restricted Subsidiary, which in the aggregate do not exceed $3.0 million.

   In determining the aggregate amount of Restricted Payments made after the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4), (5), (6), (7),
(8), (9), (15) and (17) will be included in the calculation.

   Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers| certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our latest available internal quarterly financial statements.

  Limitation on Asset Sales

   We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our senior management or, in the case of an Asset Sale in excess of $5.0 million, our Board of Directors);

      (2) at least 75% of the consideration received by us or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of:

      .  cash or Cash Equivalents,

      . properties and assets to be owned by us or any of our Restricted Subsidiaries and used in a Permitted Business or

      . Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of ours,

   and, in each case, such consideration is received at the time of such disposition; provided that the amount of

      . any liabilities (as shown on our or such Restricted Subsidiary's most recent balance sheet) of us or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and

      . any notes or other securities received by us or any such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received)

   shall be deemed to be cash for the purposes of this provision only; and

      (3) upon the consummation of an Asset Sale, we will apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

          (a) to prepay any Senior Debt or Guarantor Senior Debt or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required);

          (b) to make an Investment

         . in properties and assets that replace the properties and assets that were the subject of such Asset Sale,

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         .  in properties and assets that will be used by us or a Restricted
            Subsidiary in a Permitted Business or

         . permitted by clause (1) of the definition of "Permitted Investments" (collectively, "Replacement Assets"); or

          (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

   Pending the final application of the Net Cash Proceeds, we and our Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

   On the 361st day after an Asset Sale or such earlier date, if any, as the senior management or the Board of Directors of us or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the next preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by us or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if we are required by the terms of any Senior Subordinated Debt, such Net Proceeds Offer may be made ratably to purchase the notes and such other Indebtedness of ours that ranks pari passu with the notes.

   If at any time any non-cash consideration received by us or any Restricted Subsidiary of ours, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof will be applied in accordance with this covenant.

   The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the second preceding paragraph).

   In the event of the transfer of substantially all (but not all) of the property and assets of us and our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of us and our Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of clause (3) of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of us or our Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

   Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, we may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purposes not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

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   The Issuer will comply with the requirements of Rule 14e-1 under the
Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the indenture by virtue thereof. The covenant and other provisions contained in the indenture relating to the Issuer's obligation to make a Net Proceeds Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries

   We will not, and will not cause or permit any of our Restricted Subsidiaries (other than a Restricted Subsidiary that has executed a Guarantee) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of ours to

      (a) pay dividends or make any other distribution on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

      (b) make loans or advances or to pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary of ours; or

      (c) transfer any of its property or assets to us or any other of our Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

          (1) applicable law, rule, regulation, order, grant or governmental permit;

          (2) the indenture;

          (3) the Credit Agreement;

          (4) customary non-assignment provisions of any contract, license or any lease of any of our Restricted Subsidiaries;

          (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (6) agreements existing or entered into on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (7) purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of ours pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

          (9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) customary net worth and restrictions on transfer, assignment or subletting provisions contained in leases and other agreements entered into by us or any Restricted Subsidiary;

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          (12) any restriction in any agreement or instrument of a Receivables
       Subsidiary governing a Qualified Receivables Transaction;

          (13) any agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (12) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to us in any material respect as determined by our Board of Directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the agreements referred to in such clauses; or

          (14) any agreement governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence on Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to us in any material respect as determined by our Board of Directors in its reasonable and good faith judgment than the provisions contained in the Credit Agreement or in the indenture as in effect on the Issue Date.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
  Subsidiaries

   We will not sell, and will not permit any of our Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

      (1) to us or a Wholly Owned Restricted Subsidiary;

      (2) issuance of directors' qualifying shares or sales to foreign nationals of shares of Capital Stock of our Foreign Restricted Subsidiaries, to the extent required by applicable law;

      (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

      (4) the sale or issuance of Common Stock that is Qualified Capital Stock of a Restricted Subsidiary of ours, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

   We will not permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee any of our Indebtedness under the Credit Agreement ("Guaranteed Indebtedness"), unless (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for an unsecured senior subordinated Guarantee of payment of the notes by such Restricted Subsidiary, which Guarantee shall be subordinated to the guarantee of the Indebtedness under the Credit Agreement to the same extent that the notes are subordinated to the Credit Agreement and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee so long as any notes remain outstanding.

   Notwithstanding the foregoing or the covenant set forth below under "Future Guarantors," any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

  . any sale, exchange or transfer, to any Person not an Affiliate of ours, of all of our and each of our Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture),

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  .  the release or discharge of the guarantee, if any, which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

  . the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture.

  Future Guarantors

   If we organize or acquire any Domestic Restricted Subsidiary after the Issue Date (each, a "New Domestic Restricted Subsidiary") that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary, has consolidated assets or Consolidated EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are available, or total Consolidated EBITDA, for the most recent preceding four fiscal quarters for which financial statements are available, of us and our Restricted Subsidiaries, we will cause each New Domestic Restricted Subsidiary to promptly execute and deliver to the trustee a Guarantee.

   Thereafter, such New Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

  Limitations on Liens

   We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of us or any of our Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

      (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment of the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

      (2) in all other cases, the notes are equally and ratably secured,

   except for the following Liens which are expressly permitted:

      (a) Liens existing as of the Issue Date;

      (b) Liens securing Senior Debt, Guarantor Senior Debt and Indebtedness (including any guarantee) incurred by a Restricted Subsidiary under the Credit Agreement;

      (c) Liens securing the notes or any Guarantee;

      (d) Liens in favor of us or a Wholly Owned Restricted Subsidiary of ours on assets of any Restricted Subsidiary of ours;

      (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens:

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          (I) are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

          (II) do not extend to or cover any property or assets of ours or any of our Restricted Subsidiaries not securing the Indebtedness so Refinanced;

      (f) Liens securing Indebtedness of our Restricted Subsidiaries that are not Guarantors so long as such indebtedness is otherwise permitted under the indenture; and

      (g) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt

   The Issuer and the Guarantors will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes or any Guarantee and subordinate in right of payment by its terms to any other Indebtedness of the Issuer or such Guarantor, as the case may be.

  Limitations on Transactions with Affiliates

      (1) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of our Affiliates (each an "Affiliate Transaction"), other than

  .  Affiliate Transactions permitted under paragraph (2) below and

  . Affiliate Transactions on terms that are no less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of ours or such Restricted Subsidiary.

   All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by our Board of Directors or the Board of Directors of such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If we or any of our Restricted Subsidiaries enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, we or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

      (2) The restrictions set forth in clause (1) shall not apply to:

          (a) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of ours or any Restricted Subsidiary of ours as determined in good faith by our Board of Directors;

          (b) transactions exclusively between us and any of our Restricted Subsidiaries or exclusively among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

          (c) any agreement as in effect or entered into as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

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          (d) Restricted Payments and Permitted Investments permitted by the indenture;

          (e) transactions in which we or any of our Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that such transaction is fair to us or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of paragraph (1) above;

          (f) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by our Board of Directors in good faith and loans to employees of ours and our Subsidiaries which are approved by our Board of Directors in good faith;

          (g) the payment of all fees and expenses related to the Transactions;

          (h) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to us or our Restricted Subsidiaries, in the reasonable determination of our Board of Directors or our senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

          (i) fees payable to Apollo pursuant to the Management Agreement as in effect on the Issue Date or pursuant to any amendment, restatement or replacement thereof to the extent that such amendment, restatement or replacement does not provide for any fees or other payments in excess of those set forth in the Management Agreement as in effect on the Issue Date;

          (j) any contribution to our capital by Holdings or any sales of our Capital Stock to Holdings; and

          (k) any tax-sharing agreement or arrangement and payments pursuant thereto among us and our Subsidiaries and any other Person with which we or any of our Subsidiaries is required or permitted to file a consolidated tax return or with which we or any of our Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

  Reports to Holders

   The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will file a copy of the following information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and will furnish to the holders of notes and to securities analysts and prospective investors, upon their written request:

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of us and our consolidated Subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon written request to us.

   In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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Merger, Consolidation and Sale of Assets

   We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of ours to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets (determined on a consolidated basis for us and our Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

      (1) either (a) the Issuer shall be the surviving or continuing corporation, partnership, trust or limited liability company or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

          (x) shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

          (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Issuer to be performed or observed;

      (2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

      (3) immediately before and immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause
   (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

      (4) the Issuer or the Surviving Entity, as the case may be, shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

   Notwithstanding the foregoing, (a) the merger of the Issuer with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction shall be permitted and (b) the merger of any Restricted Subsidiary of the Issuer into the Issuer or the transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Restricted Subsidiary of the Issuer to the Issuer shall be permitted so long as the Issuer delivers to the trustee an Officers' Certificate stating that the purpose of such merger, transfer, lease, conveyance or other disposition is not to consummate a transaction that would otherwise be prohibited by clause (3) of this covenant.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

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   The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such Surviving Entity had been named as such.

   Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture in connection with any transaction complying with the provisions of ("--Limitation on Asset Sales") will not, and we will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than us or any other Guarantor unless:

      (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof, the District of Columbia or the jurisdiction in which such Guarantor is organized;

      (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

      (3) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

      (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, we could satisfy the provisions of clause (2) of the first paragraph of this covenant.

   Any merger or consolidation of a Guarantor with and into us (with the Issuer being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of ours need only comply with clause (4) of the first paragraph of this covenant.

Events of Default

   The following events are defined in the indenture as ("Events of Default")

      (1) the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

      (2) the failure to pay the principal of any note when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

      (3) a default by us or any Restricted Subsidiary of ours in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

      (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our Indebtedness or the Indebtedness of any of our Significant Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness by the holders thereof, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, exceeds $10.0 million or more at any time;

      (5) one or more judgments in an aggregate amount in excess of $10.0 million (exclusive of amounts covered by insurance other than self-insurance) shall have been rendered against us or any of our Significant

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   Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgments become final and non-appealable;

      (6) certain events of bankruptcy affecting us or any of our Significant Subsidiaries; or

      (7) any Guarantee made by a Significant Subsidiary ceases to be in full force and effect or any Guarantee made by a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee made by a Significant Subsidiary is found to be invalid or any such Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

   If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to us) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable or if there are any amounts outstanding under the Credit Agreement, it shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by us and the Representative under the Credit Agreement of such Acceleration Notice (but only if such Event of Default is then continuing).

   If an Event of Default specified in clause (6) above with respect to us occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

   The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

      (1) if the rescission would not conflict with any judgment or decree;

      (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

      (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

      (4) if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

      (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

   No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.

   The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a Default in the payment of the principal of or interest on any notes.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding

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notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   Under the indenture, we are required to provide an officers' certificate to the trustee

  . promptly upon any such officer obtaining knowledge of any Default or Event of Default, describing such Default or Event of Default and the status thereof, and

  . annually, describing whether or not such officer knows of any Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Members and
Stockholders

   No Affiliate, director, officer, employee, limited liability company member or stockholder of us or any Subsidiary, as such, shall have any liability for any obligations of us or any Guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release were part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

   We may at any time elect to have our obligations and the obligations of any Guarantor discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

      (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

      (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments;

      (3) the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith; and

      (4) the Legal Defeasance provisions of the indenture.

   In addition, we may at any time elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). Any omission to comply with such obligations would then not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, our failure to perform these covenants will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

      (2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

          (a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or
          (b) since the date of the execution of the indenture, there has been a change in the applicable Federal income tax law,

       in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such

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       Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

      (6) we must deliver to the trustee an officers| certificate stating that the deposit was not made by us with the intent of preferring the holders over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors or others;

      (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance were complied with;

      (8) we must deliver to the trustee an opinion of counsel to the effect that the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the indenture, and if no intervening bankruptcy of us occurs between the date of deposit and the 91st day following the date of the deposit and no holder is an insider of the Issuer, then after the 91st day following the date of the deposit the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

      (9) certain other customary conditions precedent are satisfied.

   However, the opinion of counsel required by clause (2) above is not required if all notes not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

Satisfaction and Discharge

   The indenture will be discharged when:

      (1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable upon redemption or maturity and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (2) we have paid all other sums payable under the indenture by us; and

      (3) we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

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   When the indenture is discharged, it ceases to be of further effect except for surviving rights of registration or transfer or exchange of the notes.

Modification of the Indenture

   From time to time, we, the Guarantors and the trustee, without the consent of the holders, may amend the indenture to cure ambiguities, defects or inconsistencies, and to add guaranties to secure the notes or similar provisions, so long as such change does not, in the good faith determination of our Board of Directors, adversely affect the rights of any of the holders in any material respect. In making its determination, our Board of Directors may rely on such evidence as it deems appropriate. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that the consent of each holder affected thereby is required to:

      (1) reduce the amount of notes whose holders must consent to an amendment;

      (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

      (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor as described under "--Redemption";

      (4) make any notes payable in money other than that stated in the notes;

      (5) make any changes in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

      (6) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the holders;

      (7) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control which has occurred or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred;

      (8) make any change in the foregoing amendment provisions which require each holder|s consent or in the waiver provisions; or

      (9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture other than in accordance with the terms of the indenture.

   However, no modification or amendment may be made to any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee that adversely affects the rights of any holder of Senior Debt of the Issuer then outstanding unless the holders of such Senior Debt (or any group or Representative thereof authorized to give a consent) consent to such amendment.

Governing Law

   The indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The Bank of New York is the trustee under the indenture and has been appointed to act as registrar and paying agent with respect to the notes. The indenture provides that, except during the continuance of an Event of

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Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   If the trustee becomes a creditor of ours, the indenture and the provisions of the TIA limit the rights of the trustee to obtain payments of its claims or to realize on certain property received in respect of its claims. Subject to the TIA, the trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. You should read the indenture for the full definition of all such terms and any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

      (1) existing at the time such Person becomes a Restricted Subsidiary of ours or at the time it merges or consolidates with us or any of our Restricted Subsidiaries or

      (2) assumed in connection with the acquisition of assets from such Person in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of ours or such acquisition, merger or consolidation.

   "Affiliate" of any specified Person means any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "controlled" shall have correlative meanings. For purposes of the indenture, IMC Global Inc. and its Affiliates are not deemed Affiliates of ours so long as they beneficially own securities representing equal to or less than thirty-five percent of the voting power of us or Holdings; provided that Apollo beneficially owns securities representing a greater percentage of the voting power of us or Holdings than IMC Global Inc. and its Affiliates.

   "Apollo" means Apollo Management V, L.P. and its Affiliates.

   "Applicable Premium" means, with respect to a note, the greater of

   (1) 1.0% of the then outstanding principal amount of such note and

   (2) (a) the present value of all remaining required interest and principal payments due on such note and all premium payments relating to such note assuming a redemption date of August 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

       (b) the then outstanding principal amount of such note minus

       (c) accrued interest paid on the date of redemption.

   "Asset Acquisition" means:

      (1) an Investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of us or any Restricted Subsidiary of ours, or shall be merged with or into or consolidated with us or any Restricted Subsidiary of ours; or

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      (2) the acquisition by us or any of our Restricted Subsidiaries of the
   assets of any Person (other than a Restricted Subsidiary of ours) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than us or a Wholly Owned Restricted Subsidiary of ours of

  . any Capital Stock of any Restricted Subsidiary of ours (other than directors' qualifying shares); or

  . any other property or assets of ours or any Restricted Subsidiary of ours other than in the ordinary course of business.

   Notwithstanding the preceding, the following items shall not be deemed Asset
Sales:

      (1) a transaction or series of related transactions for which we or our Restricted Subsidiaries receive aggregate consideration of less than $3.0 million;

      (2) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in our business and that of our Restricted Subsidiaries;

      (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of our assets that is permitted under "Merger, Consolidation and Sale of Assets";

      (4) disposals of equipment in connection with the reinvestment in or the replacement of its equipment and disposals of worn-out or obsolete equipment, in each case in the ordinary course of business of us or our Restricted Subsidiaries;

      (5) the sale of accounts receivable pursuant to a Qualified Receivables Transaction;

      (6) sales or grants of licenses to use our or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

      (7) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary;

      (8) Capacity Arrangements;

      (9) any Restricted Payment permitted by the covenant described under "Limitation on Restricted Payments" or that constitutes a Permitted Investment; and

      (10) one or more Sale and Leaseback Transactions for which we or any Restricted Subsidiary of ours receives aggregate consideration of less than $15 million.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such (person| has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, regardless of when such right may be exercised.

   "Board of Directors" of any Person means the board of directors or equivalent governing board of such Person or any duty authorized committee thereof.

   "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duty adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

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   "Capacity Arrangements" means any agreement or arrangement involving, relating to or otherwise facilitating, (a) requirement contracts, (b) tolling arrangements or (c) the reservation or presale of production capacity of us or our Restricted Subsidiaries by one or more third parties.

   "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person under a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, with the stated maturity being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

   "Capital Stock" means:

      (1) in the case of a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated and whether or not voting) of corporate stock; and

      (2) with respect to any other Person, any and all partnership, membership, limited liability company interests or other equity interests of such Person.

   "Cash Equivalents" means:

      (1) U.S. dollars and, in the case of any of our Foreign Restricted Subsidiaries, Euros and such local currencies held by them from time to time in the ordinary course of business;

      (2) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, Canada and the United Kingdom or issued by any agency of those countries and backed by the full faith and credit of the respective country, in each case maturing within one year from the date of acquisition;

      (3) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody|s Investors Service, Inc. ("Moody's") or, if Moody's and S&P cease to exist, any other nationally recognized statistical rating organization designated by our Board of Directors;

      (4) commercial paper maturing no more than one year from the date it is created and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody|s or, if Moody|s and S&P cease to exist, the equivalent from any other nationally recognized statistical rating organization designated by our Board of Directors;

      (5) time deposits, certificates of deposit or bankers| acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any State or the District of Columbia or any foreign jurisdiction having at the date of acquisition combined capital and surplus of at least $250.0 million;


      (6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (5) above;

      (7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (6) above; and

      (8) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

   "Change of Control" means the occurrence of one or more of the following:

      (1) any sale, lease, exchange, conveyance, disposition or other transfer, in one or a series of related transactions, of all or substantially all of our assets to any Person or group of related Persons for purposes of

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   Section 13(d) of the Exchange Act (a (Group|), together with any Affiliates
   of such Person, other than to the Permitted Holders;

      (2) any approval, adoption or initiation of a plan or proposal for our liquidation or dissolution;

      (3) any Person or Group, together with any Affiliates, other than the Permitted Holders, shall become the Beneficial Owner or owner of record, by way of merger, consolidation or other business combinations or by purchase in one transaction or a series of related transactions, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of us or Holdings;

      (4) any Person or Group, together with any Affiliates or Related Persons thereof, other than Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of us or Holdings such that such nominees, when added to any existing director remaining on our Board of Directors or that of Holdings after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of our Board of Directors or that of Holdings; or

      (5) Holdings shall cease to own, directly or indirectly, a majority of our Capital Stock.

   "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by us or any of our Restricted Subsidiaries designed to protect us or any of our Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of our business or the business of any of our Restricted Subsidiaries.

   "Common Stock" means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person|s common stock, whether outstanding on the Issue Date or issued after the Issue Date, including all series and classes of such common stock.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

      (1) Consolidated Net Income; and

      (2) to the extent Consolidated Net Income has been reduced by the following,

          (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses),

          (b) Consolidated Interest Expense, and

          (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,


all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP as applicable.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (consistent with the provisions below) for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation

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   and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

      (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer, attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

      (3) all adjustments used in connection with the calculation of pro forma EBITDA and Adjusted EBITDA as set forth in the Prospectus to the extent such adjustments are not fully reflected in such Four Quarter Period and continue to be applicable.

   Furthermore, in calculating (Consolidated Fixed Charges| for purposes of determining the denominator (but not the numerator) of this (Consolidated Fixed Charge Coverage Ratio,|

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

      (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations or Currency Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

      (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

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   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

      (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

          (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate caps or other similar agreements),

          (b) the net costs under Interest Swap Obligations,

          (c) all capitalized interest and

          (d) the interest portion of any deferred payment obligation; and

      (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

      (1) after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

      (2) after-tax items which are extraordinary gains or losses or nonrecurring gains, losses, expenses or income (including, without limitation, expenses related to the Transactions, severance and transition expenses incurred as a direct result of our transition to an independent operating company in connection with the Transactions provided that with respect to any nonrecurring item or transition expense, we deliver to the trustee an officers' certificate specifying and quantifying such item or expense and state that such item or expense is a general nonrecurring item or specifically a severance or transition expense, as the case may be);

      (3) the net income of any Person acquired in a "pooling of interests" transaction accrued before the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

      (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is prohibited by contract, operation of law or otherwise;

      (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

      (6) the establishment of accruals and reserves within twelve months after the Issue Date that are required to be so established in accordance with GAAP;

      (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

      (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person|s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (solely for the purpose of determining compliance with the (Limitation on Restricted Payments| covenant, excluding any non-cash items for which a future cash payment

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will be required and for which an accrual or reserve is required by GAAP to be made) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among us, Holdings, one or more of our Subsidiaries, the lenders party to the Credit Agreement in their capacities as lenders and The Chase Manhattan Bank, as administrative agent, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of ours as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect us or any Restricted Subsidiary of ours against fluctuations in currency values.

   "Default" means an event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means:

      (1) Indebtedness under or in respect of the Credit Agreement; and

      (2) any other Senior Debt the principal amount of which is at least $25.0 million and that we have designated as "Designated Senior Debt."

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes; provided that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Qualified Capital Stock shall not be deemed Disqualified Capital Stock.

   "Domestic Restricted Subsidiary" means any Restricted Subsidiary of ours incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

   "Equity Offering" means a public or private sale of Qualified Capital Stock (other than on Form S-8) of the Issuer or Holdings or any other direct or indirect parent of the Issuer; provided that with respect to any Equity Offering by Holdings or any such other direct or indirect parent of the Issuer, such person contributes the net cash proceeds from such Equity Offering to the Issuer.

   "Euros" means the single currency of the participating member states as described in any legislative measures of the European Union for the introduction of, change over to, or operation of, a single or unified European currency.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statutes.

   "Excluded Contribution" means Net Cash Proceeds received by us from (a) contributions to our common equity capital and (b) the sale of our Qualified Capital Stock, in each case designated as Excluded Contributions pursuant to an officers' certificate executed on the date such capital contributions are made or the date such

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Qualified Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) under "--Certain Covenants--Limitation on Restricted Payments."

   "fair market value" means with respect to any asset or property, the price which could be negotiated in an arm|s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined conclusively by our Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution of our Board of Directors delivered to the trustee.

   "Foreign Restricted Subsidiary" means any of our Restricted Subsidiaries incorporated in any jurisdiction outside of the United States.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

   "Guarantee" means the guarantee by each Guarantor of the Issuer's obligations under the indenture.

   "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm|s-length terms and are entered into in the ordinary course of business), to take-or-pay or to maintain financial statement conditions or otherwise), or

      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

   Notwithstanding the preceding, "guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

   "Guarantor" means:

      (1) each Domestic Restricted Subsidiary on the Issue Date;

      (2) each New Domestic Restricted Subsidiary required to execute and deliver a Guarantee pursuant to the (Limitation on Issuances of Guarantees by Restricted Subsidiaries| and (Future Guarantors| covenants; and

      (3) each of our Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor,

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the indenture.

   "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or created, incurred or assumed

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after the Issue Date, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by any Guarantor in respect of,

  . all obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including guarantees thereof);

  .  all Interest Swap Obligations (including guarantees thereof); and

  . all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

   Notwithstanding the preceding, "Guarantor Senior Debt" shall not include:

      (1) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor;

      (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any director, officer or employee of any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

      (3) Indebtedness or other liabilities to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

      (4) Indebtedness represented by Disqualified Capital Stock or in respect of Capital Stock;

      (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

      (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

      (7) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to us or any Guarantor; and

      (8) any Indebtedness or other Obligation which is, by its express terms, subordinated in right of payment to any other Indebtedness or other Obligation of such Guarantor;

provided, if any Guarantor Senior Debt is disallowed under Section 548 of Title 11, United States Code, or any applicable state fraudulent conveyance law, such Guarantor Senior Debt shall nevertheless constitute Guarantor Senior Debt for all purposes of the indenture.

   "Holdings" means Salt Holdings Corporation, a Delaware corporation.

   "Indebtedness" means with respect to any Person, any indebtedness of such Person, without duplication, in respect of:

      (1) all obligations for borrowed money, including, without limitation, Senior Debt;

      (2) all Obligations evidenced by bonds, debentures, notes or other similar instruments;

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      (3) all Capitalized Lease Obligations;

      (4) the deferred and unpaid purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

      (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker|s acceptance or similar credit transaction;

      (6) guarantees and other contingent Obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

      (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligations being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

      (8) all Obligations under Currency Agreements or Commodity Agreements and Interest Swap Obligations of such Person; and

      (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   For purposes of this definition of Indebtedness, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For purposes of the covenant described above under the caption "Limitation on Incurrence of Additional Indebtedness," in determining the principal amount of any Indebtedness to be incurred by us or any Restricted Subsidiary or which is outstanding at any date, the principal amount of any Indebtedness which provides that an amount less than the principal amount shall be due upon any declaration of acceleration shall be the accreted value of the Indebtedness at the date of determination.

   "Independent Financial Advisor" means a firm:

      (1) which does not have a direct or indirect common equity interest in us; and

      (2) which, in the judgment of our Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, including a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" does not include extensions of trade credit by, prepayment of expenses by, and receivables owing to, us and our Restricted Subsidiaries on commercially reasonable terms in accordance with

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our normal trade practices or those of such Restricted Subsidiary, as the case may be. For purposes of the "Limitation on Restricted Payments" covenant:

      (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of ours at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of ours and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of ours at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of ours; and
      (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by us or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

   If we or any Restricted Subsidiary of ours sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of ours, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

   "Issue Date" means November 28, 2001, the date of original issuance of the old notes.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

   "Management Agreement" means the Management Agreement dated as of the Issue Date between us and Apollo.

   "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 13, 2001, among IMC Global, Inc., Holdings, YBR Holdings LLC and YBR Acquisition Corp.

   "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by us or any of our Restricted Subsidiaries from such Asset Sale net of:

      (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

      (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

      (3) any repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

      (4) appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by us or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

      (5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale;

and (b) with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' or initial purchasers' fees, discounts or

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commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "New Domestic Restricted Subsidiary" has the meaning set forth in the "Future Guarantors" covenant.

   "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Business" means the business of us and our Restricted Subsidiaries as existing on the Issue Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

   "Permitted Holders" means Apollo and other Related Parties.

   "Permitted Indebtedness" means, without duplication, each of the following

      (1) Indebtedness under the notes issued in the offering and the exchange notes and any Guarantees thereof;

      (2) Indebtedness incurred pursuant to the Credit Agreement by us and our Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $360.0 million less the amount of all repayments of term debt and permanent commitment reductions under the Credit Agreement with Net Cash Proceeds of Asset Sales applied thereto as required by the "Limitation on Asset Sales" covenant; provided that the aggregate principal amount of Indebtedness permitted to be incurred from time to time under this clause (2) shall be reduced dollar for dollar by the amount of any Indebtedness then outstanding under clause (12) below and provided further that any Indebtedness incurred pursuant to the Credit Agreement on the Issue Date shall be deemed to be incurred under this clause (2); and provided further that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (10) and (16) below;

      (3) other Indebtedness of us and our Restricted Subsidiaries outstanding on the Issue Date (including, without limitation, Indebtedness incurred in connection with the Transactions) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

      (4) Interest Swap Obligations of ours covering Indebtedness of us or any of our Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of ours covering Indebtedness of us or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect us and our Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of us and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (6) Indebtedness of a Restricted Subsidiary of ours to us or to a Restricted Subsidiary of ours for so long as such Indebtedness is held by us, a Restricted Subsidiary of ours or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than us, a Restricted Subsidiary of ours or the tenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than us, a Restricted Subsidiary of ours or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness,

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   such date shall be deemed the incurrence of Indebtedness not constituting
   Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

      (7) Indebtedness of us to a Restricted Subsidiary of ours for so long as such Indebtedness is held by a Restricted Subsidiary of ours or the lenders or the collateral agent under the Credit Agreement and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement; provided that (a) any Indebtedness of us to any Restricted Subsidiary of ours is unsecured and subordinated, pursuant to a written agreement, to our obligations under the indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of ours owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by us;

      (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

      (9) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

      (10) Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness of us and our Restricted Subsidiaries not to exceed $20.0 million in the aggregate at any one time outstanding; provided that all or a portion of the $20.0 million permitted to be incurred under this clause (10) may, at our option, be incurred under the Credit Agreement or pursuant to clause (16) below (in addition to the amount set forth therein) instead of pursuant to Capitalized Lease Obligations, Purchase Money Indebtedness or Acquired Indebtedness;

      (11) Indebtedness arising from agreements of ours or a Restricted Subsidiary of ours providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees by us or a Restricted Subsidiary of ours of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

          (a) such Indebtedness is not reflected on our balance sheet or that of any Restricted Subsidiary of ours (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

          (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received as determined in good faith by our Board of Directors or that of the Restricted Subsidiary, as applicable, and without giving effect to any subsequent changes in value) actually received by us and our Restricted Subsidiaries in connection with such disposition;

      (12) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction) to us or to any Restricted Subsidiary of ours or its assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (12) shall reduce (for so long as, and to the extent that, the Indebtedness referred to in this clause (12) remains outstanding) the aggregate amount permitted to be incurred under clause (2) above to the extent set forth therein;

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      (13) Indebtedness under Commodity Agreements;

      (14) guarantees of Indebtedness of (a) any Restricted Subsidiary of ours by us and our Restricted Subsidiaries, including agreements of ours to keep-well or maintain financial statement conditions of any Restricted Subsidiary of ours, and (b) us incurred pursuant to the Credit Agreement or pursuant to clauses (4) and (5) above by any Restricted Subsidiary of ours;

      (15) Refinancing Indebtedness;

      (16) additional Indebtedness of us and our Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (10) above; and

      (17) Indebtedness of us or any of our Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice.

   For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant,

      (a) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses
   (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, we shall, in our sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant,

      (b) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or in the form of Capital Stock, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant,

      (c) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

      (d) if obligations in respect of letters of credit are incurred pursuant to the Credit Agreement and are being treated as incurred pursuant to clause
   (2) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included, and

      (e) if such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was incurred.

   "Permitted Investments" means:

      (1) Investments by us or any Restricted Subsidiary of ours in any Person that is or will become immediately after such Investment a Restricted Subsidiary of ours or that will merge or consolidate into us or a Restricted Subsidiary of ours; provided that such Restricted Subsidiary of ours is not restricted from making dividends or similar distributions by contract, operation of law or otherwise other than as permitted by the "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant;

      (2) Investments in us by any Restricted Subsidiary of ours; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to our obligations under the notes and the indenture;

      (3) Investments in cash and Cash Equivalents;

      (4) loans and advances to employees and officers of us and our Restricted Subsidiaries made (a) in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at

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   any one time outstanding or (b) to fund purchases of Capital Stock of
   Holdings or us under any stock option plan or similar employment arrangements so long as no cash is actually advanced by us or any of our Restricted Subsidiaries to such employees and officers to fund such purchases;

      (5) Currency Agreements, Commodity Agreements and Interest Swap Obligations entered into in the ordinary course of our or our Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

      (6) Investments in securities of trade creditors or customers received

          (a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

          (b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

      (7) Investments

          (a) made by us or our Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (b) consisting of consideration received by us or any of our Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by us or any of our Restricted Subsidiaries of $3.0 million or more; or

          (c) acquired in exchange for, or out of the proceeds of a substantially concurrent offering of, our Capital Stock (other than Disqualified Capital Stock) (which proceeds of any such offering of our Capital Stock shall not have been, and shall not be, included in clause
       (3)(b) of the first paragraph of the "Limitation on Restricted Payments" covenant);

      (8) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of ours or at the time such Person merges or consolidates with us or any of our Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of ours or such merger or consolidation;

      (9) Investments in the notes;

      (10) Investments in existence on the Issue Date (including, without limitation, Investments made in connection with the Transactions);

      (11) guarantees of Indebtedness to the extent permitted pursuant to the "Limitation on Incurrence of Additional Indebtedness", "Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "Future Guarantors" covenants; and

      (12) additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $35.0 million at any one time outstanding.

   "Permitted Liens" means the following types of Liens:

      (1) Liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which we or our Restricted Subsidiaries shall have set aside on their books such reserves, if any, as shall be required pursuant to

      .  GAAP in the case of a Domestic Restricted Subsidiary, and

      . generally accepted accounting principles in effect from time to time in the applicable jurisdiction, in the case of a Foreign Restricted Subsidiary;

      (2) statutory and common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, customs and revenue authorities and other Liens imposed by law

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   incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duty initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

      (5) licenses, sublicenses, leases, subleases, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of property not interfering in any material respect with the ordinary conduct of our business and that of our Restricted Subsidiaries, taken as a whole;

      (6) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation or operating lease;

      (7) Liens securing Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of ours or any Restricted Subsidiary of ours other than the property and assets so acquired or constructed and any improvements thereon and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

      (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

      (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

      (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of us or any of our Restricted Subsidiaries, including rights of offset and set-off;

      (11) Liens securing Interest Swap Obligations so long as the Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

      (12) Liens in the ordinary course of business not exceeding $10.0 million at any one time outstanding that (a) are not incurred in connection with borrowing money and (b) do not materially detract from the value of the property or materially impair its use;

      (13) Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

      (14) Liens securing Indebtedness permitted to be incurred pursuant to clauses (12) and (16) of the definition of "Permitted Indebtedness";

      (15) Liens securing Indebtedness under Currency Agreements and Commodity Agreements permitted under the indenture;

      (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

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      (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

      (18) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (including, without limitation, clause (10) of the definition of "Permitted Indebtedness"); provided that:

          (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours; and

          (b) such Liens do not extend to or cover any property or assets of ours or of any of our Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of ours or a Restricted Subsidiary of ours and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary of ours; and

      (19) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts.

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Purchase Money Indebtedness" means Indebtedness of us and our Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment or other related assets and any Refinancing thereof.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by us or any of our Restricted Subsidiaries in which we or any of our Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by us or any of our Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any of our Restricted Subsidiaries, and any related assets, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

   "Recapitalization" means the recapitalization of us and Holdings as described herein.

   "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of ours that engages in no activities other than in connection with the financing of accounts receivable and that is designated by our Board of Directors (as provided below) as a Receivables Subsidiary:

      (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

          (a) is guaranteed by us or any Restricted Subsidiary of ours (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties,

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       covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction),

          (b) is recourse to or obligates us or any Restricted Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or

          (c) subjects any property or asset of ours or of any Restricted Subsidiary of ours, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

      (2) with which neither we nor any Restricted Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

      (3) with which neither we nor any Restricted Subsidiary of ours has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

   Any such designation by our Board of Directors shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by us or any Restricted Subsidiary of ours of (A) for purposes of clause (15) of the definition of "Permitted Indebtedness," Indebtedness incurred or existing in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) or
(14) of the definition of "Permitted Indebtedness") or (B) for any other purpose, Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case that does not:

      (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium, accrued interest and defeasance costs required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, expenses, discounts and commissions incurred by us in connection with such Refinancing); or

      (2) create Indebtedness with

          (a) if the Indebtedness being Refinanced was incurred pursuant to clause (3) of the definition of "Permitted Indebtedness," a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced or

          (b) if the Indebtedness being Refinanced was otherwise incurred in accordance with the definition of "Permitted Indebtedness" or with the (Limitation on Incurrence of Additional Indebtedness' covenant, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the notes or a final maturity earlier than the final maturity of the notes;

provided that--

  . if such Indebtedness being Refinanced is solely our Indebtedness, then such Refinancing Indebtedness shall be solely our Indebtedness and

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  .  if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Related Parties" of a specified Person means

      (a) if a natural person, (1) any spouse, parent or lineal descendant (including by adoption) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of us or of Holdings for the benefit of any Person referred to in clause (a)(1) and

      (b) if a trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a Representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to us or a Restricted Subsidiary of ours of any property, whether owned by us or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property other than:

      (a) arrangements between us and a Wholly Owned Restricted Subsidiary of ours or between Wholly Owned Restricted Subsidiaries of ours or

      (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date we or a Restricted Subsidiary acquire or finish construction of such fixed or capital assets.

   "Senior Debt" means the principal of, premium, if any, and accrued and unpaid interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the preceding sentence, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by us in respect of,

  . all of our obligations of every nature (including guarantees thereof) under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

  .  all Interest Swap Obligations (including guarantees thereof); and

  . all obligations under Currency Agreements and Commodity Agreements (including guarantees thereof), in each case whether outstanding on or incurred after the Issue Date.

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   Notwithstanding the preceding, "Senior Debt" shall not include:

      (1) any Indebtedness of us to any of our Subsidiaries;

      (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of ours or any director, officer or employee of any Subsidiary of ours (including, without limitation, amounts owed for compensation);

      (3) Indebtedness or other liabilities to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (other than if incurred under the Credit Agreement);

      (4) Indebtedness represented by Disqualified Capital Stock or in respect of Capital Stock;

      (5) any liability for federal, state, local or other taxes owed or owing by us;

      (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (unless the holder(s) of such obligation or their representative shall have received an officers' certificate from us to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

      (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to us; and

      (8) any Indebtedness or other Obligation which is, by its express terms, subordinated in right of payment to any of our other Indebtedness or other Obligation;

provided, if any Senior Debt is disallowed under Section 548 of Title 11, United States Code, or any applicable state fraudulent conveyance law, such Senior Debt shall nevertheless constitute Senior Debt of all purposes of the indenture.

   "Senior Subordinated Debt" means, with respect to a Person, the notes and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank on an equal basis with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligations of such Person which are not Senior Debt of such Person.

   "Significant Subsidiary," means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (5), (6) or (7) under "Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

   "Subsidiary," with respect to any Person, means:

      (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or a Subsidiary of such Person; or

      (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or a Subsidiary of such Person.

   "Transactions" means the offering of the notes, the Recapitalization and the related borrowings under the Credit Agreement on the Issue Date.

   "Treasury Rate" means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of

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redemption to August 15, 2006; provided, however, that if the period from such date of redemption to August 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to August 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means (1) any Subsidiary of any Person that is designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary only if:

  . such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, us or any other Subsidiary of ours that is not a Subsidiary of the Subsidiary to be so designated;

  . either (1) we certify to the trustee in an officers' certificate that such designation complies with the "Limitation on Restricted Payments" covenant or (2) the Subsidiary to be so designated at the time of designation has total consolidated assets of $1,000 or less; and

  . each Subsidiary to be so designated and each of its Subsidiaries has not and does not after the time of designation, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of our assets or those of any of our Restricted Subsidiaries (other than the assets of such Unrestricted Subsidiary).

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

  . immediately after giving effect to such designation, we are able to incur at least $1.00 of additional Indebtedness (other than Permitted indebtedness) in compliance with the "Limitation on Incurrence of Additional indebtedness" covenant and

  . immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

      (1) the then outstanding aggregate principal amount of such Indebtedness into

      (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.


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                         BOOK-ENTRY; DELIVERY AND FORM

   The exchange notes will be issued in the form of one or more fully registered notes in global form ("Global Notes"). Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

   Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Compass Minerals Group, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

   We expect that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

   We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Compass Minerals Group nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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   If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Compass Minerals Group within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until       , 2002, all dealers effecting transactions in the
exchange notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


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                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the exchange notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of exchange notes are made. Any resale of the exchange notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the exchange notes.

Representations of Purchasers

   By exchanging old notes for exchange notes in Canada, the holder is representing to us that (1) the holder is entitled under applicable provincial securities laws to exchange the old notes for exchange notes without the benefit of a prospectus qualified under those securities laws, (2) where required by law, that the holder is exchanging as principal and not as agent, and (3) the holder has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the statutory right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian holders of exchange notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the exchange notes in their particular circumstances and about the eligibility of the exchange notes for investment by the holder under relevant Canadian legislation.


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

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material United States federal income tax consequences (a) expected to result to holders whose old notes are exchanged for the exchange notes in this exchange offer and (b) relevant to the ownership and disposition of the exchange notes by persons who hold the exchange notes as a capital asset, generally for investment, as defined in section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed herein may apply to you if you are:

  .  a broker-dealer or a dealer in securities or currencies;

  .  an S corporation

  .  a bank, thrift or other financial institution;

  .  a regulated investment company or a real estate investment trust;

  .  an insurance company;

  .  a tax-exempt organization;

  . subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holding the notes as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  .  holding the notes through a partnership or similar pass-through entity;

  .  a person with a "functional currency" other than the U.S. dollar; or

  .  a United States expatriate.

   The discussion is based on the following materials, all as of the date hereof:

  .  the Internal Revenue Code;

  . current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  .  the legislative history of the Internal Revenue Code;

  . current administrative interpretations and practices of the Internal Revenue Service; and

  .  court decisions.

   Legislation, judicial decisions, or administrative changes may be forthcoming that could effect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of exchange of the old notes for the exchange notes or the purchase, ownership or disposition of the exchange notes. The statements set forth below are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

   We urge you to consult your own tax advisor concerning the tax consequences of the exchange of the old notes for the exchange notes and of holding and disposing of the exchange notes, including the United States federal, state, local and other tax consequences and potential changes in the tax laws.

The Exchange

   The exchange of the old notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the old notes.

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United States Holders

   If you are a "United States Holder", as defined below, this section applies to you and summarizes certain United States federal income tax consequences of the ownership and disposition of the notes. Otherwise, the next section, "Non-United States Holders", applies to you. You are a "United States Holder" if you hold notes and you are:

  .  a citizen or resident of the United States;

  . a corporation or partnership or other entity taxable as a corporation or partnership created or organized in or under the law of the United States, any state thereof or the District of Columbia;

  . an estate the income of which is subject to United States federal income tax regardless of its source;

  . a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a United States person on that date and has elected to be treated as a United States person at all times thereafter; or

  . otherwise subject to United States federal income tax on your worldwide income on a net income basis.

   If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to its tax consequences.

Payments of Interest

   You must generally include the interest on the notes in ordinary income:

  . when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

Market Discount

   If a United States Holder acquires a note at a cost that is less than the stated redemption price (i.e. the principal) at maturity of the notes, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

   Under the market discount rules of the Internal Revenue Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a note with market discount in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

   In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

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

   With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a United States Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A United States Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

Amortizable Bond Premium

   If a United States Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, a United States Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a United States Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

Sale or Other Taxable Disposition of the Notes

   You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount, if any, attributable to accrued but unpaid interest, minus your adjusted tax basis in the note. Your tax basis in a note will initially equal the price you paid for the note and will be subsequently increased by market discount previously included in income in respect of the note and will be reduced by any amortizable bond premium in respect of the note which has been taken into account.

   Your gain or loss will generally be capital gain or loss except as described under "Market Discount" above. The capital gain or loss will be long-term capital gain or loss, if you have held the notes for more than one year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued but unpaid interest which you have not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

   Backup withholding at a rate of up to 31% may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders, including among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security number or other taxpayer identification number in the prescribed manner unless:

  . the Internal Revenue Service notifies us or our agent that the taxpayer identification number provided is incorrect;

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  .  you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

  . you fail to certify under penalties of perjury that backup withholding does not apply to you.

   If backup withholding applies to you, you may use the amount withheld as a refund or credit against your United States federal income tax liability as long as you provide the required information timely to the Internal Revenue Service. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

   We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-United States Holders

   As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

Payments of Interest

   If you are a Non-United States Holder, interest paid to you will not be subject to United States federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

  . do not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  . are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

  . are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business, and
  .  provide appropriate certification.

   You can generally meet the certification requirement by providing a properly executed Form W-BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent.

   Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

   If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.

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Sale or Other Taxable Disposition of Notes

   If you are a Non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless:

  . your investment in the note is effectively connected with your conduct of a United States trade or business; or

  . you are a nonresident alien individual and are present in the United States for 183 or more days in the taxable year within which such sale or other taxable disposition takes place and certain other requirements are met.

   If you have a United States trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sale proceeds with respect to the notes would be subject to United States federal income tax on a net income basis at the rate applicable to United States Holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's United States trade or business.

Backup Withholding and Information Reporting

   No backup withholding or information reporting will generally be required with respect to interest paid to Non-United States Holder of notes if the beneficial owner of the note provides the certification described above in "Non-United States Holder--Payments of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a United States Holder. Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker does not have actual knowledge or reason to know that the beneficial owner is a United States Holder and has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such broker if it:

  .  is a United States person, as defined in the Internal Revenue Code;

  . is a foreign person and it derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  . is a controlled foreign corporation for United States federal income tax purposes; or

  . is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

   Payments of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Non-United States Holders' Payments of Interest" or otherwise establishes an exemption.

   If you are a Non-United States Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom and the procedures for obtaining the exemption, if available. Any amounts withheld from payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished timely to the Internal Revenue Service.

                                 LEGAL MATTERS

   The validity of the exchange notes will be passed upon for us by Latham & Watkins, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our combined financial statements at December 31, 1999 and 2000, and for the nine month fiscal period ended December 31, 1998 and for each of the two years in the period ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   Under the terms of the indenture, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                         IMC INORGANIC CHEMICALS INC.
                 (to be renamed COMPASS MINERALS GROUP, INC.)

                    INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
IMC Inorganic Chemicals Inc.
Report of Independent Auditors.......................................... F-2
Combined Balance Sheets as of December 31, 1999 and 2000, and September
  30, 2001 (unaudited).................................................. F-3
Combined Statements of Operations for the nine months ended December 31,
  1998, the years ended December 31, 1999 and 2000, and the nine month periods ended September 30, 2000 and 2001 (unaudited)................. F-4
Combined Statements of Stockholder's Equity for the nine months ended
  December 31, 1998, the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001 (unaudited)...................... F-5
Combined Statements of Cash Flows for the nine months ended December 31,
  1998, the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 (unaudited)......................... F-6
Notes to the Combined Financial Statements.............................. F-7

REPORT OF INDEPENDENT AUDITORS

The Shareholder
IMC Inorganic Chemicals Inc.

We have audited the accompanying combined balance sheets of IMC Inorganic Chemicals Inc. as of December 31, 1999 and 2000, and the related combined statements of operations, stockholder's equity and cash flows for the nine month fiscal period ended December 31, 1998, and each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of IMC Inorganic Chemicals Inc. at December 31, 1999 and 2000, and the combined results of their operations and their cash flows for the nine month fiscal period ended December 31, 1998 and each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/  ERNST & YOUNG LLP

Kansas City, Missouri
September 21, 2001, except for Note 13, as to which the date is October 15, 2001

                         IMC INORGANIC CHEMICALS INC.
                            COMBINED BALANCE SHEETS
                                (in thousands)

                                                                  December 31,  December 31, September 30,
                                                                      1999          2000         2001
                                                                  ------------  ------------ -------------
                                                                                              (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents.....................................  $    4,259    $     366     $     724
   Receivables, less allowance for doubtful accounts of
     $1,652 in 1999, $1,784 in 2000 and $1,633 in 2001
     (Unaudited).................................................      80,785      125,161        51,493
   Due from IMC and affiliates, net..............................       2,730           --         2,106
   Inventories...................................................     113,231       87,120        99,719
   Deferred income taxes.........................................      31,784        2,284         2,284
   Other.........................................................       1,316        1,733         1,574
                                                                   ----------    ---------     ---------
       Total current assets......................................     234,105      216,664       157,900
   Property, plant and equipment, net............................     857,877      417,455       421,128
   Goodwill......................................................     196,563           --            --
   Other.........................................................       1,984        1,885         1,166
                                                                   ----------    ---------     ---------
       Total assets..............................................  $1,290,529    $ 636,004     $ 580,194
                                                                   ==========    =========     =========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
   Current portion of long-term debt.............................  $    6,008    $  70,976     $     258
   Notes payable to IMC and affiliates, net......................     120,727       81,080       130,672
   Accounts payable..............................................      47,171       62,405        43,355
   Due to IMC and affiliates, net................................          --        5,987            --
   Accrued expenses..............................................      13,092        9,401         4,776
   Accrued salaries and wages....................................       9,325        7,326         8,186
   Income taxes payable..........................................       2,200        5,100            --
                                                                   ----------    ---------     ---------
       Total current liabilities.................................     198,523      242,275       187,247
Long-term debt, net of current portion...........................      69,260          255           171
Deferred income taxes............................................     254,259       95,135       103,844
Other noncurrent liabilities.....................................      10,901        9,818         7,378
Commitments and contingencies (Note 9)
Stockholder's equity:
   Common stock, $.01 par value, 1,000 shares authorized, issued
     and outstanding.............................................          --           --            --
   Additional paid in capital....................................     944,733      944,733       944,733
   Accumulated deficit...........................................    (189,641)    (657,334)     (661,585)
   Accumulated other comprehensive income........................       2,494        1,122       (1,594 )
                                                                   ----------    ---------     ---------
       Total stockholder's equity................................     757,586      288,521       281,554
                                                                   ----------    ---------     ---------
       Total liabilities and stockholder's equity................  $1,290,529    $ 636,004     $ 580,194
                                                                   ==========    =========     =========

   The accompanying notes are an integral part of the financial statements.

                         IMC INORGANIC CHEMICALS INC.
                       COMBINED STATEMENTS OF OPERATIONS
                                (in thousands)

                                    Nine Months                             Nine Months   Nine Months
                                       Ended      Year Ended   Year Ended      Ended         Ended
                                    December 31, December 31, December 31, September 30, September 30,
                                        1998         1999         2000         2000          2001
                                    ------------ ------------ ------------ ------------- -------------
                                                                            (Unaudited)   (Unaudited)
Net sales..........................   $277,734     $494,426    $ 509,216     $325,210      $365,568
Shipping and handling costs........     55,859      126,937      140,039       84,204        99,650
                                      --------     --------    ---------     --------      --------
                                       221,875      367,489      369,177      241,006       265,918
Cost of sales......................    146,087      268,240      271,937      192,446       189,381
                                      --------     --------    ---------     --------      --------
   Gross profit....................     75,788       99,249       97,240       48,560        76,537
Selling, general and administrative
  Expenses.........................     36,751       37,156       35,534       26,274        28,703
Goodwill write-down................         --       87,475      191,000           --            --
Restructuring and other charges....     20,281       13,675      425,910           --            --
                                      --------     --------    ---------     --------      --------
   Operating earnings (loss).......     18,756      (39,057)    (555,204)      22,286        47,834
Other (income) expense:                                                                          --
   Interest expense................     17,335       19,042       16,415       12,108         9,036
   Other, net......................      2,954       (3,029)        (246)      (1,132)      (4,276 )
                                      --------     --------    ---------     --------      --------
Income (loss) before income taxes
  and extraordinary item...........     (1,533)     (55,070)    (571,373)      11,310        43,074
Income tax expense (benefit).......      9,362       12,417     (103,680)       8,216        20,663
                                      --------     --------    ---------     --------      --------
Income (loss) before extraordinary
  item.............................    (10,895)     (67,487)    (467,693)       3,094        22,411
Extraordinary item--loss on debt
  extinguishment, net of tax.......      3,517           --           --           --            --
                                      --------     --------    ---------     --------      --------
Net income (loss)..................   $(14,412)    $(67,487)   $(467,693)    $  3,094      $ 22,411
                                      ========     ========    =========     ========      ========


   The accompanying notes are an integral part of the financial statements.

                         IMC INORGANIC CHEMICALS INC.
                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                (in thousands)

                                                                              Accumulated
                                                      Additional Accumulated     Other
                                               Common  Paid In     Excess    Comprehensive
                                               Stock   Capital    (Deficit)  Income (Loss)   Total
                                               ------ ---------- ----------- ------------- ---------
Balance, April 1, 1998........................  $--    $889,657   $  73,041     $ 1,890    $ 964,588
   Comprehensive loss:
       Net loss...............................                      (14,412)                 (14,412)
       Translation adjustment.................                                   (2,921)      (2,921)
                                                                                           ---------
       Comprehensive loss.....................                                               (17,333)
                                                ---    --------   ---------    --------    ---------
Balance, December 31, 1998....................   --     889,657      58,629      (1,031)     947,255
   Comprehensive loss:
       Net loss...............................                      (67,487)                 (67,487)
       Translation adjustment.................                                    3,525        3,525
                                                                                           ---------
       Comprehensive loss.....................                                               (63,962)
   Dividend to HCNA...........................                     (180,783)                (180,783)
   Capital contribution from IMC..............           55,076                               55,076
                                                ---    --------   ---------    --------    ---------
Balance, December 31, 1999....................   --     944,733    (189,641)      2,494      757,586
   Comprehensive loss:
       Net loss...............................                     (467,693)                (467,693)
       Translation adjustment.................                                   (1,372)      (1,372)
                                                                                           ---------
       Comprehensive loss.....................                                              (469,065)
                                                ---    --------   ---------    --------    ---------
Balance, December 31, 2000....................   --     944,733    (657,334)      1,122      288,521
   Comprehensive income:
       Net income (unaudited).................                       22,411                   22,411
       Translation adjustment (unaudited).....                                   (2,716)      (2,716)
                                                                                           ---------
       Comprehensive income (unaudited).......                                                19,695
   Dividend to HCNA (unaudited)...............                      (26,662)                 (26,662)
                                                ---    --------   ---------    --------    ---------
Balance, September 30, 2001 (unaudited).......  $--    $944,733   $(661,585)    $(1,594)   $ 281,554
                                                ===    ========   =========    ========    =========

   The accompanying notes are an integral part of the financial statements.

                         IMC INORGANIC CHEMICALS INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                               Nine Months
                                                                  Ended                        Year Ended
                                                               December 31,                   December 31,
                                                                   1998                           1999
                                                               ------------                   ------------

Cash flows from operating activities:
   Net income (loss).......................................... $   (14,412)                    $ (67,487)
   Adjustments to reconcile net loss to net cash flows from
    operating activities:
      Depreciation and depletion..............................      27,336                        47,213
      Amortization............................................       6,949                         7,906
      Goodwill write-down.....................................          --                        87,475
      Restructuring charge and other charges, net of cash.....      11,234                         3,761
      Deferred income taxes...................................       4,305                        (6,611)
      Loss on disposal of property, plant and
        equipment.............................................          79                           251
      Other...................................................       6,678                        (1,085)
      Changes in operating assets and liabilities:
         Receivables..........................................       5,234                        (8,615)
         Due to IMC and affiliates............................      42,202                           841
         Inventories..........................................     (52,706)                        1,959
         Other assests........................................       1,212                         1,482
         Accounts payable an accrued expenses.................     (14,025)                       12,828
         Other noncurrent liabilities.........................       1,657                        (1,569)
                                                               -----------                     ---------
      Net cash provided by operating activities...............      25,743                        78,349
                                                               -----------                     ---------
Cash flows from investing activities:
   Capital expenditures.......................................     (39,610)                      (45,584)
   Proceeds from sales of property, plant and equipment.......         319                         5,459
   Other......................................................          --                        (7,955)
                                                               -----------                     ---------
      Net cash used in investing activities...................     (39,291)                      (48,080)
                                                               -----------                     ---------
Cash flows from financing activities:
   Revolver activity..........................................      29,056                       (21,286)
   Principal payments on other long-term debt, including
    capital leases............................................    (156,526)                       (2,010)
   Borrowings from IMC Global and affiliates, net.............     133,854                       (33,870)
   Capital contribution from IMC..............................          --                        23,026
   Dividends paid.............................................          --                            --
   Other......................................................          --                           626
                                                               -----------                     ---------
      Net cash provided by (used in) financing activities.....       6,384                       (33,514)
                                                               -----------                     ---------
Effect of exchange rate changes on cash and cash equivalents..      (4,127)                        2,608
                                                               -----------                     ---------
   Net increase (decrease) in cash equivalents................     (11,291)                         (637)
Cash and cash equivalents, beginning of period................      16,187                         4,896
                                                               -----------                     ---------
Cash and cash equivalents, end of period...................... $     4,896                     $   4,259
                                                               ===========                     =========
Supplemental cash flow information:
   Interest paid excluding capitalized interest............... $    19,166                     $  15,228
   Income taxes paid..........................................       7,156                         7,335
Supplemental disclosure of noncash activities:
   Dividend to HCNA........................................... $        --                     $ 180,783
   Capital contribution from IMC..............................          --                        32,050

                                                                                         Nine Months              Nine Months
                                                                Year Ended                  Ended                    Ended
                                                               December 31,             September 30,            September 30,
                                                                   2000                     2000                     2001
                                                               ------------             -------------            -------------
                                                                                         (Unaudited)              (Unaudited)
Cash flows from operating activities:
   Net income (loss)..........................................  $(467,693)                $   3,094                $ 22,411
   Adjustments to reconcile net loss to net cash flows from
    operating activities:
      Depreciation and depletion..............................     38,752                    29,621                  24,003
      Amortization............................................      5,465                     4,056                      --
      Goodwill write-down.....................................    191,000                        --                      --
      Restructuring charge and other charges, net of cash.....    425,600                        --                      --
      Deferred income taxes...................................   (129,624)                    1,324                   9,753
      Loss on disposal of property, plant and
        equipment.............................................      1,867                        18                     146
      Other...................................................         41                       734                     267
      Changes in operating assets and liabilities:
         Receivables..........................................    (44,381)                   30,487                  72,359
         Due to IMC and affiliates............................     15,067                    20,502                  (5,592)
         Inventories..........................................     24,866                     8,109                 (13,954)
         Other assests........................................        650                     1,900                     843
         Accounts payable an accrued expenses.................     10,969                   (18,183)                (27,470)
         Other noncurrent liabilities.........................       (509)                   (1,209)                 (3,085)
                                                                ---------                 ---------                --------
      Net cash provided by operating activities...............     72,070                    80,453                  79,681
                                                                ---------                 ---------                --------
Cash flows from investing activities:
   Capital expenditures.......................................    (33,694)                  (20,665)                (30,655)
   Proceeds from sales of property, plant and equipment.......        920                       907                      52
   Other......................................................     (1,183)                     (771)                   (805)
                                                                ---------                 ---------                --------
      Net cash used in investing activities...................    (33,957)                  (20,529)                (31,408)
                                                                ---------                 ---------                --------
Cash flows from financing activities:
   Revolver activity..........................................      1,631                    (1,034)                 (4,386)
   Principal payments on other long-term debt, including
    capital leases............................................     (5,270)                  (11,778)                (66,291)
   Borrowings from IMC Global and affiliates, net.............    (39,646)                  (53,171)                 49,592
   Capital contribution from IMC..............................         --                        --                      --
   Dividends paid.............................................         --                        --                 (26,659)
   Other......................................................         --                        --                      --
                                                                ---------                 ---------                --------
      Net cash provided by (used in) financing activities.....    (43,285)                  (65,983)                (47,744)
                                                                ---------                 ---------                --------
Effect of exchange rate changes on cash and cash equivalents..      1,279                     1,804                    (171)
                                                                ---------                 ---------                --------
   Net increase (decrease) in cash equivalents................     (3,893)                   (4,255)                    358
Cash and cash equivalents, beginning of period................      4,259                     4,259                     366
                                                                ---------                 ---------                --------
Cash and cash equivalents, end of period......................  $     366                 $       4                $    724
                                                                =========                 =========                ========
Supplemental cash flow information:
   Interest paid excluding capitalized interest...............  $  12,503                 $  10,083                $ 13,545
   Income taxes paid..........................................      4,503                     3,063                  12,725
Supplemental disclosure of noncash activities:
   Dividend to HCNA...........................................  $      --                 $      --                $     --
   Capital contribution from IMC..............................         --                        --                      --



   The accompanying notes are an integral part of the financial statements.

                         IMC INORGANIC CHEMICALS INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1.  Organization and Basis of Presentation:

   IMC Inorganic Chemicals Inc. ("IMCI"), formerly Harris Chemical Group, Inc., is a producer and marketer of inorganic mineral products with manufacturing sites in North America and Europe. Its principal products are salt and sulfate of potash. Together, the Company serves a variety of markets, including agriculture, food processing, chemical processing, water conditioning and highway deicing. IMCI has been a wholly-owned subsidiary of IMC Global Inc. ("IMC") since IMC's acquisition of IMCI on April 1, 1998.

   On November 10, 2000, IMC entered into a letter of intent for the sale of IMCI's salt and specialty potash businesses (defined below). Accordingly, these combined financial statements have been prepared to present the historical financial condition and results of operations and cash flows for the businesses that are subject to the proposed sale. This anticipated transaction was not consummated by IMC, however, a second transaction was entered into. See Note 13.

   The combined financial statements include the accounts of IMCI and the consolidated results of three of its wholly-owned subsidiaries ("Included Subsidiaries") listed below. Together, these companies comprise the IMCI salt and specialty potash businesses.

   Included Subsidiaries

  .  NAMSCO Inc. ("NAMSCO") and subsidiaries
    .  IMC Salt, Inc. ("IMCS")
    .  Carey Salt Company
    .  Sifto Canada Inc. ("Sifto")

  .  GSL Corporation ("GSL") and subsidiary
    .  IMC Kalium Ogden Corp.

  .  IMC Global (Europe) Limited U.K. ("IMCEL") and subsidiaries
    .  IMC Global (UK) Limited
    .  Salt Union Limited U.K. ("SUL") and subsidiaries

   The following wholly-owned subsidiaries of IMCI ("Excluded Subsidiaries") are specifically excluded from the combined financial statements (including periods during which portions of these operations were part of IMCEL). Together, these companies comprise the chemical businesses.

   Excluded Subsidiaries

  .  GSA Holdings LLC
    .  Harris Soda Products Europe S.A.S.
    .  Societa Chemica Larderello S.p.A.
    .  Matthes & Weber GmbH

  .  IMC Chemical Inc. and subsidiaries

  .  Harris Chemical North America, Inc. ("HCNA")

  .  The Harris Chemical Group Europe, Inc.

   In the accompanying combined financial statements, the combined IMCI salt and specialty potash businesses are referred to as the "Company."

   Sales in the accompanying combined statements of operations represent sales directly attributable to the Company. Costs and expenses in the accompanying combined statements of operations represent direct costs and expenses related to the Company. In addition, the combined statements of operations include the estimated cost of all services provided by IMC and its subsidiaries to the Company, which had previously not been directly allocated to the Company.

   All of the allocations and estimates in the statements of operations are based on assumptions that Company management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

2.  Summary of Significant Accounting Policies:

a. Management Estimates: Management is required to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

b. Basis of Combination: The Company's combined financial statements include the combined accounts of the Company, which include the domestic and foreign subsidiaries discussed in Note 1. All significant intercompany balances and transactions have been eliminated in combination.

c. Fiscal Periods Presented: Prior to the acquisition by IMC, the Company had adopted a 52-53 week fiscal year ending on the last Saturday in March. Subsequent to the IMC acquisition, the Company changed its fiscal year end to December 31. The period from April 1, 1998 to December 31, 1998 ("1998 Fiscal Period") is designated a nine month period in these financial statements.

d. Interim Financial Statements: The Company's combined balance sheet at September 30, 2001 and the combined statements of operations, stockholder's equity and cash flows for the nine months ended September 30, 2000 ("2000 Stub Period") and September 30, 2001 ("2001 Stub Period") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. The Company believes that such information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows.

   The Company has included information for the nine months ended September 30, 2001 in the combined balance sheets, combined statements of operations and combined statements of cash flows, and has included information for the nine months ended September 30, 2000 in the combined statements of operations and combined statements of cash flows for comparative purposes. This information is unaudited.

e. Foreign Currency Translation: Assets and liabilities are translated into U.S. dollars at end of period exchange rates. Revenues and expenses are translated using the average rates of exchange for the year. Adjustments resulting from the translation of a foreign currency financial statement into the reporting currency, U.S. dollars, are included in accumulated other comprehensive income (loss). Exchange gains and losses from transactions denominated in a currency other than a company's functional currency are included in income.

f. Revenue Recognition: Revenue is recognized by the Company upon the transfer of title to the customer, which is generally at the time product is shipped. In December 1999, the SEC issued SAB No. 101, which provides guidance regarding revenue recognition in financial statements. The Company performed a comprehensive review of its revenue recognition policies and determined that it is in compliance with SAB No. 101.

g. Cash and Cash Equivalents: The Company considers all investments with original maturities of three months or less to be cash equivalents. The Company maintains the majority of its cash in bank deposit accounts with several commercial banks with high credit ratings in the U.S., Canada and Europe. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

                         IMC INORGANIC CHEMICALS INC.

                         IMC INORGANIC CHEMICALS INC.

h. Inventories: Inventories are stated at the lower of cost or market. Raw materials and supply costs are determined by either the first-in, first-out ("FIFO") or the average cost method. Finished goods costs are determined by the average cost method.

i. Property, Plant and Equipment: Tangible property, plant and equipment, including assets under capital leases, are stated at cost and include interest on funds borrowed to finance construction and the push-down of purchase price adjustments from the April 1, 1998 IMC acquisition. The costs of replacements or renewals which improve or extend the life of existing property are capitalized. Maintenance and repairs are expensed as incurred. Mineral deposits are stated at cost with amortization being provided on the units of production method based on estimates of recoverable reserves.

   Other asset classes or groups are depreciated or amortized on a straight-line basis over the following estimated useful lives:

                   Land improvements................  5 to 25 years
                   Buildings and improvements....... 10 to 40 years
                   Machinery and equipment..........  3 to 25 years
                   Furniture and fixtures...........  3 to 10 years

   Using the methodology prescribed in Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

j. Goodwill: Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies (including goodwill related to IMC's acquisition of the Company) is generally amortized using the straight-line method over 40 years. Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows.

   The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. This evaluation is made whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Estimated cash flows are determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. Impairment losses, limited to the carrying amount of goodwill, represent the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions.

   The Company believes that using the discounted cash flow approach to assess the recoverability of goodwill is preferable because it is consistent with the methodology used by the Company to evaluate investment decision

                         IMC INORGANIC CHEMICALS INC.

(acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies and the timing of cash flows of each business. The discount rate used in determining discounted cash flows was a rate corresponding to the Company's weighted-average cost of capital. This change represents a change in accounting principle, which is indistinguishable from a change in estimate.

   As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $87.5 million, in the fourth quarter of 1999. This charge represented the amount required to write-down the carrying amount of goodwill to the Company's estimate, as of October 1, 1999, of the estimated future discounted cash flows of the businesses to which the goodwill relates. In the fourth quarter of 2000 the Company reduced its goodwill to zero in connection with the proposed IMC sale of the Company (see
Note 3). The following table summarizes amortization charged to earnings for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                     1998 1999 2000    2001
                                     ---- ---- ---- -----------
                                                    (Unaudited)
                     Amortization... $5.6 $8.4 $5.4    $ --

k. Income Taxes: The Company's U.S. subsidiaries participate in the consolidated federal income tax return of IMC for periods owned by IMC. The foreign subsidiaries file separate-company returns in their respective jurisdictions. For financial reporting purposes, the Company computes a provision for income taxes on a stand alone basis. The Company accounts for income taxes using the liability method in accordance with the provisions of SFAS No. 109--Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

l. Environmental Costs: Environmental costs, other than those of a capital nature, are accrued at the time the exposure becomes known and costs can reasonably be estimated. Costs are accrued based upon management's estimates of all direct costs, after taking into account reimbursement by third parties. The Company does not accrue liabilities for unasserted claims that are not probable of assertion, nor does it provide for environmental clean-up costs, if any, at the end of the useful lives of its facilities because, given the long lives of its mineral deposits, it is not practical to estimate such costs.

m. Derivatives: On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. The adoption of the provisions of SFAS No. 133, as amended, did not have a material impact on the results of operations or financial position of the Company.

   The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company does not utilize derivative instruments to hedge such exposures. The Company periodically enters into natural gas supply agreements to minimize natural gas pricing risks, but not for trading purposes. These supply agreements do not meet the definition of a derivative instrument under the provisions of SFAS No. 133.

n. Concentration of Credit Risk: The Company sells its salt products to various governmental agencies, manufacturers, distributors and retailers primarily in the mid-western United States, and throughout Canada and the United Kingdom. The Company's potash products are sold across North America and internationally. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales

                         IMC INORGANIC CHEMICALS INC.

in any year during the 1998 Fiscal Period, the two year period ended December 31, 2000 or the 2001 Stub Period, or for more than ten percent of accounts receivable at December 31, 1999 and 2000, and September 30, 2001.

o. Recent Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

   The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is not expected to result in a material impact on net income as the Company, in the fourth quarter of 2000, recorded a charge to reduce goodwill to zero and has no material other intangibles with indefinite lives.

3.  Asset Impairment on Proposed IMC Sale of the Company:

   On November 10, 2000, IMC entered into a letter of intent for the sale of the Company. Based on anticipated net proceeds to IMC, the Company recorded an impairment charge of $616.6 million, $482.1 million after tax, in the fourth quarter of 2000. As part of this charge, goodwill was reduced $191.0 million to zero and mineral properties and rights was reduced $425.6 million. Additionally, the Company recorded $0.3 million, $0.2 million after tax in the fourth quarter of 2000 for employee severance costs.

4.  Restructuring and Other Charges:

   During the fourth quarter of 1999, IMC announced and began implementing a rightsizing program (Rightsizing Program) which was designed to simplify and focus IMC's businesses. The key components of the Rightsizing Program affecting the Company were closure of NAMSCO's Hutchinson facility and headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a restructuring charge of $13.7 million in the fourth quarter of 1999. Substantially all cash payments related to this charge had been made by December 31, 2000. A discussion of the components of the Rightsizing Program follows.

  Asset Impairments

   The Rightsizing Program included the disposal of property, plant and equipment, as well as the write-down to fair value of facilities and production equipment at the Hutchinson facility of approximately $1.1 million. In order to determine the write-down of assets affected by the Rightsizing Program, and in accordance with SFAS No. 121, the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values.

  Non-Employee Exit Costs

   As a result of the decision to permanently close the Hutchinson plant, the Company recorded costs of $1.9 million for the closing of the Hutchinson plant and incremental environmental land reclamation of the surrounding areas. The facility was closed and the Company expects to transfer responsibility to IMC for all remaining closure and reclamation activities prior to any sale of the Company by IMC.

  Employee Headcount Reductions

   As part of the Rightsizing Program, headcount reductions were implemented throughout the Company. The majority of these reductions were a result of the closing of operations, as discussed above. To facilitate

                         IMC INORGANIC CHEMICALS INC.

headcount reductions, certain locations offered a voluntary retirement program for eligible employees. Certain involuntary eliminations of positions, which were communicated prior to December 31, 1999, were necessary in order to achieve desired staffing levels. A total of 187 employees were terminated. The Company recorded a charge of $8.0 million for severance benefits related to these employee headcount reductions.

  Inventories and Spare Parts of Exited Facilities

   The Company recorded charges of approximately $2.7 million to reduce the carrying value of finished goods inventories on-hand and spare parts to net realizable value at December 31, 1999, primarily as a result of the facilities closures discussed above.

  1998 Restructuring Plan

   During the 1998 Fiscal Period, the Company developed and began execution of a plan to improve profitability (Restructuring Plan). The Restructuring Plan was comprised of an initiative to restructure the salt production/distribution operations and processes in an effort to reduce costs. Operating efficiencies were the critical components of the Restructuring Plan.

   In conjunction with the Restructuring Plan, the Company recorded pre-tax charges totaling approximately $20.3 million in the 1998 Fiscal Period. To determine the write-down of assets affected by the Restructuring Plan, in accordance with SFAS No. 121, the Company performed an assessment of future cash flows and, accordingly, adjusted the assets to their appropriate fair values. The Company recorded a $17.7 million write-down of property, plant and equipment at NAMSCO's Hutchinson and Canadian locations, driven by the consolidation of certain facilities. The majority of the write-down related to production equipment and mineral rights. The remaining $2.6 million charge relates to the estimated costs of closing the facilities and the severance of employees.

5.  Inventories and Property, Plant and Equipment:

   Inventories consist of the following (in thousands):

                                  December 31, December 31, September 30,
                                      1999         2000         2001
                                  ------------ ------------ -------------
       -                                                     (Unaudited)
       Finished goods............   $ 94,742     $65,544       $80,412
       Raw materials and supplies     18,489      21,576        19,307
                                    --------     -------       -------
                                    $113,231     $87,120       $99,719
                                    ========     =======       =======

   Property, plant and equipment consists of the following (in thousands):


                                   December 31, December 31, September 30,
                                       1999         2000         2001
                                   ------------ ------------ -------------
                                                              (Unaudited)
     Land and buildings...........  $   74,498    $ 72,859     $ 74,948
     Machinery and equipment......     344,228     354,602      376,120
     Furniture and fixtures.......       9,003       9,598        9,043
     Mineral properties and rights     613,701     185,559      186,213
     Construction in progress.....      26,614      33,658       32,051
                                    ----------    --------     --------
                                     1,068,044     656,276      678,375
     Less accumulated depreciation     210,167     238,821      257,247
                                    ----------    --------     --------
                                    $  857,877    $417,455     $421,128
                                    ==========    ========     ========

6.  Income Taxes:

   As discussed in Note 2, the income tax provision and related assets and liabilities have been computed on a stand alone basis without regard to actual liabilities and benefits related to consolidated tax return filings by IMC. The schedule of deferred tax assets and liabilities below reflects assets related to net operating loss carryforwards and alternative minimum tax credits, net of the necessary reserves, on an historical basis based upon a prospective reorganization and transfer of certain tax assets to the Company.

   The Company files a consolidated U.S. Federal income tax return with IMC. The following table summarizes income tax provisions of the Company on a stand alone basis for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in thousands):

                                                                  1998       1999        2000          2001
                                                                --------    -------    ---------    -----------
                                                                                                    (Unaudited)
Current:
   Federal..................................................... $ (1,278)   $10,410    $  17,600     $  2,090
   State.......................................................    (204 )     1,205        2,397          781
   Foreign.....................................................    6,539      7,413        5,947        8,039
                                                                --------    -------    ---------     --------
       Total current...........................................    5,057     19,028       25,944       10,910
                                                                --------    -------    ---------     --------
Deferred:
   Federal.....................................................    6,435     (5,415)    (110,508)       7,783
   State.......................................................    1,097      (870 )     (18,097)         640
   Foreign.....................................................   (3,227)     (326 )     (1,019 )       1,330
                                                                --------    -------    ---------     --------
       Total deferred..........................................    4,305     (6,611)    (129,624)       9,753
                                                                --------    -------    ---------     --------
Total provision (benefit) before extraordinary item............    9,362     12,417     (103,680)      20,663
Tax benefit of extraordinary item--early extinguishment of debt
  (foreign)....................................................   (2,748)        --           --           --
                                                                --------    -------    ---------     --------
Total provision (benefit) for income taxes..................... $  6,614    $12,417    $(103,680)    $ 20,663
                                                                ========    =======    =========     ========

   A deferred tax benefit of approximately $2.7 million has been recorded related to the extraordinary loss realized by Sifto for the 1998 Fiscal Period.

   The following table summarizes components of income (loss) before taxes and extraordinary items, and the effects of significant adjustments to tax computed at the federal statutory rate for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in thousands):

                                                           1998      1999      2000         2001
                                                         --------  --------  ---------  ------------
                                                                                         (Unaudited)
Domestic income (loss).................................. $  1,843  $(65,931) $(583,624)   $29,162
Foreign income (loss)...................................   (3,376)   10,861     12,251     13,912
                                                         --------  --------  ---------    -------
Income (loss) before income taxes and extraordinary item $ (1,533) $(55,070) $(571,373)   $43,074
                                                         ========  ========  =========    =======
Computed tax at the federal statutory rate of 35%....... $   (537) $(19,275) $(199,981)   $15,076
Foreign income, mining, and withholding taxes...........    3,914        63      1,023      4,500
Percentage depletion in excess of basis.................     (876)   (2,157)    (1,450)      (921)

                         IMC INORGANIC CHEMICALS INC.

                         IMC INORGANIC CHEMICALS INC.

                                                             1998    1999     2000         2001
                                                            ------ -------- ---------  ------------
                                                                                        (Unaudited)
State income taxes, net of federal income tax benefit......    728    1,585     2,120      1,421
Write-down and amortization of goodwill....................  6,092   32,166    94,574         --
Other items................................................     41       35        34        587
                                                            ------ -------- ---------    -------
Income tax expense (benefit)............................... $9,362 $ 12,417 $(103,680)   $20,663
                                                            ====== ======== =========    =======
Effective tax rate.........................................    n/m      n/m       18 %       48 %
                                                            ====== ======== =========    =======

--------
n/m--Not meaningful

   The Company does not provide U.S. federal income taxes on undistributed earnings of foreign companies that are not currently taxable in the United States. No undistributed earnings of foreign companies were subject to U.S. income tax in the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, or the 2001 Stub Period. Total undistributed earnings on which no U.S. federal income tax has been provided were $47.0 million at September 30, 2001 (unaudited). If these earnings are distributed, foreign tax credits may become available under current law to reduce or possibly eliminate the resulting U.S. income tax liability.

   Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax effects, based on enacted tax law, of temporary differences between the values of assets and liabilities recorded for financial reporting and for tax purposes and of net operating loss and other carryforwards. Significant components of the Company's deferred tax liabilities and assets were as follows (in thousands):


                                                  December 31, December 31, September 30,
                                                      1999         2000         2001
                                                  ------------ ------------ -------------
                                                                             (Unaudited)
Deferred tax liabilities:
   Property, plant and equipment.................   $244,836     $ 84,362     $ 92,109
   Other liabilities.............................      9,423       10,773       11,735
                                                    --------     --------     --------
Total deferred tax liabilities...................    254,259       95,135      103,844
Deferred tax assets:                                                                --
   Net operating loss carryforwards..............     41,900       41,900       41,900
   Alternative minimum tax credit carryforwards..      2,400        2,400        2,400
   Foreign tax loss carryforwards................      3,996        3,981        3,676
   Other assets..................................     31,784        2,284        2,284
                                                    --------     --------     --------
   Subtotal......................................     80,080       50,565       50,260
Valuation allowance..............................    (48,296)     (48,281)     (47,976)
                                                    --------     --------     --------
Total deferred tax assets........................     31,784        2,284        2,284
                                                    --------     --------     --------
Net deferred tax liabilities.....................   $222,475     $ 92,851     $101,560
                                                    ========     ========     ========

   SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company had a valuation allowance relating to such items of $44.3 million and $47.6 million at April 1, 1998 and December 31, 1998, respectively.

                         IMC INORGANIC CHEMICALS INC.

   At September 30, 2001, the Company has net operating loss carryforwards of approximately $114.0 million (unaudited). The Company is a loss corporation as defined in Section 382 of the Internal Revenue Code. The Company has previously incurred an ownership change which has placed a significant annual limitation on the amount of loss carryforward utilization. Should certain changes in the ownership of the Company occur a second time, there could be additional annual limitations on the amount of loss carryforwards that can be utilized. If not utilized, these carryforwards expire between 2009 and 2020. In addition, the Company has a U.S. federal alternative minimum tax credit carryforward at September 30, 2001, of approximately $2.4 million (unaudited). This credit carryforward may be carried forward indefinitely to offset any excess of regular tax liability over alternative minimum tax liability subject to certain separate company limitations. The alternative minimum tax credit has been fully offset by a valuation allowance since the Company does not foresee utilization of these credits under its proposed operating structure and current tax law.

7.  Long-term Debt:

   Third-party long-term debt consists of the following (in thousands):

                                             December 31, December 31, September 30,
                                                 1999         2000         2001
                                             ------------ ------------ -------------
                                                                        (Unaudited)
European Facility...........................   $67,876      $65,520        $ --
European Revolving Credit Facility..........     2,615        4,237          --
Other, including capital lease obligations..     4,777        1,474         429
                                               -------      -------        ----
                                                75,268       71,231         429
Less current portion........................     6,008       70,976         258
                                               -------      -------        ----
                                               $69,260      $   255        $171
                                               =======      =======        ====

   The Company maintained a 45.0 million Pound Sterling, five year debt facility maturing in December 2003 (European Facility). The European Facility bore interest at LIBOR plus 1.139%. As of December 31, 2000, $65.5 million was outstanding under the European Facility. Commitment fees associated with the European Facility were 30.0 basis points. The European Facility was repaid in January 2001 and replaced with a Note Payable to IMC, due on demand. Therefore, the European Facility was classified as a current liability at December 31, 2000.

   The Company maintains a 4.0 million Pound Sterling revolving credit facility (European Revolving Credit Facility), which reduces to 3.5 million Pound Sterling in October 2001. The European Revolving Credit Facility bears interest at a defined base rate plus 1.0% (7.0% at December 31, 2000). As of December 31, 2000, $4.2 million was outstanding under this credit facility.


   As a result of the acquisition of the Company by IMC in April 1998, certain debt of the Company was repaid resulting in a $3.5 million loss on debt retirement, net of tax. Substantially all of the debt was replaced with Notes payable to IMC and affiliates.

   As of December 31, 2000, the estimated fair value of third-party long-term debt was approximately book value.

8.  Pension Plans and Other Benefits:

   The Company has non-contributory pension plans for certain of its employees, primarily certain employees of SUL. Benefits are based on a combination of years of service and compensation levels. The plan's assets consist mainly of European equity securities.

   The following table sets forth pension obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31 (in thousands):

                         IMC INORGANIC CHEMICALS INC.

                                                       1999       2000
                                                      -------    -------
         Change in benefit obligation:
         Benefit obligation as of January 1.......... $35,226    $41,510
         Service Cost................................   1,431      1,232
         Interest Cost...............................   2,479      2,293
         Actuarial loss..............................   3,949      5,600
         Benefits paid...............................    (367)      (359)
         Currency fluctuation adjustment.............  (1,333)    (5,271)
         Other.......................................     125        112
                                                      -------    -------
         Benefit obligation as of December 31........ $41,510    $45,117
                                                      =======    =======

                                                       1999       2000
                                                     --------    -------
        Change in plan assets:
        Fair value as of January 1.................. $ 33,441    $40,351
        Actual return...............................    7,417     10,586
        Company contribution........................    1,030        899
        Currency fluctuation adjustment.............   (1,296)    (5,397)
        Benefits paid...............................     (367)      (359)
        Other.......................................      126        112
                                                     --------    -------
        Fair value as of December 31................ $ 40,351    $46,192
                                                     ========    =======
        Funded status of the plan................... $ (1,159)   $ 1,075
        Unrecognized net (gain) loss................      637       (940)
        Unrecognized transition liability...........    1,314        514
                                                     --------    -------
        Prepaid (accrued) benefit cost.............. $    792    $   649
                                                     ========    =======

   The Company's actuarial assumptions were as follows:

                                                         1999  2000
                                                         ----  ----
            Discount rate............................... 5.50% 5.50%
            Expected return on plan assets.............. 6.50% 6.50%
            Rate of compensation increase............... 4.00% 4.00%

   The components of net pension expense were for the 1998 Fiscal Period and the years ended December 31, 1999 and 2000 (in thousands):

                                                    1998     1999     2000
                                                   -------  -------  -------
  Service cost for benefits earned during the year $   665  $ 1,431  $ 1,232
  Interest cost on projected benefit obligation...   2,130    2,479    2,293
  Return on plan assets...........................  (2,417)  (3,383)  (2,644)
  Net amortization and deferral...................      49       65       63
                                                   -------  -------  -------
  Net pension expense............................. $   427  $   592  $   944
                                                   =======  =======  =======

   Net pension expense recorded by the Company for the 2001 Stub Period was $0.4 million (unaudited).

   During 1999, two of the Company's defined benefit pension plans were merged into the IMC Global Pension Plan. There were no contributions to this Plan by the Company in either 1999 or 2000 or the 2001 Stub Period.

                         IMC INORGANIC CHEMICALS INC.

   The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. In 1998, the Company added a profit sharing feature to the Savings Plans for salaried and non-union hourly employees. The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance. The following table summarizes the expense attributable to these Savings plans for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                      1998 1999 2000    2001
                                      ---- ---- ---- ----------
                                                     (Unaudited)
                Savings Plans Expense $2.2 $2.4 $2.4    $2.0

9.   Commitments and Contingencies:

   The Company is involved in legal and administrative proceedings and claims of various types from normal Company activities. While any litigation contains an element of uncertainty, management, based upon the opinion of the Company's counsel, presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's results of operations or financial position.

   Guarantees: On May 17, 2001, IMC entered into a new $500.0 million senior secured credit facility (the New Credit Facilities) and issued $600.0 million of senior unsecured notes (the Notes). The New Credit Facilities and the Notes are guaranteed by substantially all of IMC's direct and indirect domestic subsidiaries (the Restricted Subsidiaries), including IMCI, NAMSCO, IMCS, Carey Salt Company, IMC Kalium Ogden Corp. and GSL. Both the New Credit Facilities and the Notes contain covenants that limit certain activities of IMC and the Restricted Subsidiaries.

   Leases: The Company leases certain property and equipment under non-cancelable operating leases for varying periods. The Company also leases various equipment under capital leases with a net book value of $6.5 million at December 31, 2000, that are included in property, plant, and equipment in the accompanying combined balance sheet.

   The aggregate minimum annual rentals under lease arrangements (excluding related party subleases, see Note 10), as of December 31, 2000, are as follows (in thousands):


                                                     Capital Operating
                        Calendar Year                Leases   Leases
                        -------------                ------- ---------
          2001...................................... $1,234   $ 5,521
          2002......................................    248     4,126
          2003......................................     47     2,758
          2004......................................     --     1,769
          2005......................................     --     1,522
          Thereafter................................     --     6,977
                                                     ------   -------
             Total..................................  1,529   $22,673
                                                              =======
          Less amounts representing interest........     55
                                                     ------
          Present value of net minimum lease payment $1,474
                                                     ======

                         IMC INORGANIC CHEMICALS INC.

   The following table summarizes rental expense, net of sublease income for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                              1998 1999 2000    2001
                                              ---- ---- ---- -----------
                                                             (Unaudited)
       Rental expense, net of sublease income $4.1 $5.6 $6.0     $5.2

Royalties: The Company has various private, state and Canadian provincial leases associated with the salt and specialty potash businesses. The following table summarizes royalty expense related to these leases for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                   1998 1999 2000    2001
                                   ---- ---- ---- -----------
                                                  (Unaudited)
                   Royalty Expense $3.0 $5.0 $5.0     $3.9

Purchase Commitments: In connection with the operations of the Company's facilities, the Company purchases electricity, steam and other raw materials from third parties under existing contracts, extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. The Company's future minimum long-term purchase commitments are approximately $7.3 million annually from 2001 to 2005 and approximately $39.2 million thereafter.

Environmental Matters: In 1999 NAMSCO terminated operations at its salt facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, NAMSCO's operations, and other industrial operations. Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment (KDHE) to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. The CI/CAS has been finalized. The Company is currently in negotiations with the KDHE to determine future corrective action and is unable to determine the cost of any remedial action that ultimately may be required. The Company expects to transfer responsibility for all remaining closure and reclamation activities to IMC prior to any sale of the Company by IMC.

   At December 31, 2000 and September 30, 2001, the Company has recorded accruals of $6.2 million and $5.0 million (unaudited) ($0.9 million and $0.8 million classified in accrued expenses and $5.3 million and $4.1 million classified in other noncurrent liabilities) for future costs associated with existing environmental exposures at certain of its facilities. The Company estimates that a significant portion of these accruals will be used over the next five years.

10.  Related Party Transactions:

   The following related party transactions are in addition to those disclosed elsewhere in the notes to the combined financial statements.

   Transactions with IMC and its subsidiaries are considered related parties. These businesses include the legal entities comprising IMC's business units (IMC Potash and IMC PhosFeed) and the Excluded Subsidiaries. All of the above mentioned entities are collectively referred to as IMC affiliates. The Company believes that all of the related party transactions approximate terms which would otherwise be negotiated by the Company with unrelated third parties.

                         IMC INORGANIC CHEMICALS INC.

   The following table summarizes inventory sales and purchases between the Company and IMC affiliates for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in thousands):

                                            1998    1999    2000      2001
                                           ------- ------- ------- -----------
                                                                   (Unaudited)
Inventory sales to IMC affiliates......... $48,121 $48,273 $46,389   $28,483
Inventory purchases from IMC affiliates...  23,135  28,864  30,116    14,208

   In 1998, the Company began selling potash to IMC affiliates who market, distribute and sell this product to the agricultural industry. The Company was not charged for these services and received a discounted price for the product sales. The Company estimates its results would have been as follows, had the Company provided its own sales and marketing resources and directly sold its potash product for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in thousands, unaudited):

                                           1998     1999      2000        2001
                                         -------- --------  ---------  -----------
                                                                       (Unaudited)
Net Sales............................... $277,368 $501,849  $ 514,521   $369,019
Operating Earnings (Loss)...............   21,000  (32,171)  (552,267)    50,356

   Sifto has a note payable, due on demand, with IMC which bears interest at 10.0%. At December 31, 2000 and September 30, 2001, approximately $71.6 million and $0.6 million (unaudited) was outstanding on this note.

   Sifto has a note payable, due on demand, with IMC Potash which bears interest at the 30 day CD rate, plus 0.25% as of the first day of each month (6.95% at December 31, 2000). At December 31, 2000 and September 30, 2001, approximately $13.0 million and $24.8 million (unaudited) was outstanding on this note.

   IMCS has a note payable, due on demand, with IMC which bears interest at 10.0%. At December 31, 2000 and September 30, 2001, approximately $20.0 million and $0.0 million (unaudited) was outstanding on this note.

   SUL had a note payable, due December 31, 2003, with IMC which bears interest at LIBOR plus 0.65% as of the first day of each quarter (6.775% at December 31, 2000). At December 31, 2000 and September 30, 2001, approximately $8.7 million and $0.0 million (unaudited) was outstanding on this note.

   Subsequent to December 31, 2000, IMCEL has a note payable, due on December 31, 2001, with IMC, which bears interest at 6.69%. At September 30, 2001, approximately $66.2 million (unaudited) was outstanding on this note.

   The Company participates in HCNA's revolving credit agreement with IMC which provides the Company certain cash management services. The outstanding balance bears interest at one-month LIBOR + 2.75% (9.37% at December 30, 2000). The balance of the loan (receivable) at December 31, 1999 and 2000 and at September 30, 2001, was approximately $19.4 million, $(32.2) million and $14.2 million (unaudited), respectively, and is shown as part of Notes Payable to IMC and affiliates in the combined balance sheet.

                         IMC INORGANIC CHEMICALS INC.

   The following table summarizes the Company's interest income and expense with IMC and IMC affiliates for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                      1998  1999  2000     2001
                                      ----- ----- ----- -----------
                                                        (Unaudited)
             Interest income from IMC $  -- $ 1.5 $ 3.4    $2.9
             Interest expense to IMC.  11.9  13.4  12.5     7.8

   IMC has provided certain management services to the Company. The following table summarizes what the Company has estimated the cost to be for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                          1998 1999 2000    2001
                                          ---- ---- ---- -----------
                                                         (Unaudited)
            Corporate Management Services $0.5 $0.7 $0.7    $0.5

   These costs have been included in the Company's results for each period. Services provided by IMC include tax, treasury and cash management, risk management, information systems and certain employee benefit administration costs. These estimates are not necessarily indicative of the expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

   At December 31, 2000 and September 30, 2001, the Company leased 71 and 201 railcars from IMC Affiliates at agreed upon rates under existing arrangements expiring between March 31, 2002 and December 31, 2014. The following table summarizes the lease amounts expensed for the 1998 Fiscal Period, the years ended December 31, 1999 and 2000, and the 2001 Stub Period (in millions):

                                      1998 1999 2000    2001
                                      ---- ---- ---- -----------
                                                     (Unaudited)
                Railcar Lease Expense $0.3 $0.4 $0.4    $0.7

   The Company's headquarters are located in the same leased building as IMC Chemicals Inc. In 1999, the Company began charging IMC Chemicals Inc. for their estimated portion of the office's administrative operating costs. These charges totaled $0.2 million, $0.2 million and $0.1 million (unaudited) for the years ended December 31, 1999 and 2000, and the 2001 Stub Period, respectively.

11.  Operating Segments:

   The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

   As of September 30, 2001, the Company had two reportable segments: Salt and Potash. Salt produces salt for use in road deicing, food processing, water softeners, and agricultural and industrial applications. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash segment.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective segments.

   The Notes to the Combined Financial Statements include detail related to special charges and should be referred to when viewing the segment information herein.

                         IMC INORGANIC CHEMICALS INC.

   Segment information as of December 31, 1998, and for the 1998 Fiscal Period, as of and for the years ended December 31, 1999 and 2000, and as of September 30, 2001 (unaudited) and for the 2001 Stub Period (unaudited) was as follows (in thousands):

                  1998                     Salt      Potash    Other (d)     Total
                  ----                   ---------  ---------  ----------  ----------
Net sales from external customers (e)(f) $ 175,170  $  46,705  $       --  $  221,875
Intersegment net sales..................        --      6,865      (6,865)         --
Gross margins...........................    71,275      4,513          --      75,788
Operating earnings (loss) (c)...........    20,036      2,366      (3,646)     18,756
Depreciation, depletion and amortization    36,434      9,078           7      45,519
Total assets............................   974,987    367,971      31,273   1,374,231
Capital expenditures....................    28,810     10,800          --      39,610

                  1999                      Salt      Potash    Other (d)     Total
                  ----                   ---------  ---------  ----------  ----------
Net sales from external customers (e)(f) $ 321,700  $  45,789  $       --  $  367,489
Intersegment net sales..................        --      9,745      (9,745)         --
Gross margins...........................    97,753      1,531         (35)     99,249
Operating earnings (loss) (b)...........    51,084    (89,408)       (733)    (39,057)
Depreciation, depletion and amortization    44,121    102,202          32     146,355
Total assets............................   988,112    271,452      30,965   1,290,529
Capital expenditures....................    39,709      5,875          --      45,584

                  2000                      Salt      Potash    Other (d)     Total
                  ----                   ---------  ---------  ----------  ----------
Net sales from external customers (e)(f) $ 325,101  $  44,076  $       --  $  369,177
Intersegment net sales..................        --      9,353      (9,353)         --
Gross margins...........................    93,541      3,699          --      97,240
Operating earnings (loss) (a)...........  (415,496)  (138,785)       (923)   (555,204)
Depreciation, depletion and amortization   509,569    151,248          --     660,817
Total assets............................   512,822    121,895       1,287     636,004
Capital expenditures....................    29,957      3,737          --      33,694

            2001 (Unaudited)                Salt      Potash    Other (d)     Total
            ----------------             ---------  ---------  ----------  ----------
Net sales from external customers (e)(f) $ 234,954  $  30,964  $       --  $  265,918
Intersegment net sales..................        --      7,263      (7,263)         --
Gross margins...........................    75,018      1,519          --      76,537
Operating earnings (loss)...............    47,428        947        (541)     47,834
Depreciation, depletion and amortization    17,887      6,116          --      24,003
Total assets............................   410,414    144,065      25,715     580,194
Capital expenditures....................    27,931      2,724          --      30,655

--------
(a)Includes $616.9 million related to asset impairments, goodwill write-downs and severance.
(b)Includes special charges of $101.2 million related to the Rightsizing Program, additional asset write-offs and the goodwill write-down.
(c)Includes $20.3 million related to restructuring charges and asset impairments.
(d)Other includes corporate entities and eliminations.
(e)Net sales from external customers is after shipping and handling costs.
(f)Highway deicing sales approximate 40% of the salt segment's sales each year, on an annualized basis.

                         IMC INORGANIC CHEMICALS INC.

   Financial information relating to the Company's operations by geographic area as of December 31, 1998, 1999, 2000 and September 30, 2001, and for the nine-month period ended September 30, 1998, the years ended December 31, 1999 and 2000, and the nine-month period ended September 30, 2001, were as follows (in thousands):

           Net Sales (a)     1998       1999      2000      2001
           -------------  ---------- ---------- -------- -----------
                                                         (Unaudited)
           United States. $  146,495 $  234,889 $239,377  $167,650
           Canada........     34,894     67,845   70,375    49,355
           United Kingdom     37,703     56,875   52,425    45,035
           Other.........      2,783      7,880    7,000     3,878
                          ---------- ---------- --------  --------
           Combined...... $  221,875 $  367,489 $369,177  $265,918
                          ========== ========== ========  ========

        Long-Lived Assets (b)    1998       1999      2000      2001
        --------------------- ---------- ---------- -------- -----------
                                                             (Unaudited)
           United States..... $  597,124 $  509,141 $221,439  $227,139
           Canada............    290,948    283,244   95,573    94,218
           United Kingdom....    259,545    264,039  102,328   100,937
                              ---------- ---------- --------  --------
           Combined.......... $1,147,617 $1,056,424 $419,340  $422,294
                              ========== ========== ========  ========

--------
(a)Net sales are after shipping and handling costs.
(b)Includes goodwill and other long-lived assets.

12.  Quarterly Results (Unaudited) /(a) (in thousands): /

                            First   Second    Third    Fourth (c)   Year (c)
 Quarter                   -------- -------  --------  -----------  ---------
 1999
 Net sales................ $191,171 $76,467  $ 76,827  $   149,961  $ 494,426
 Gross profit.............   47,220   4,477     4,626       42,926     99,249
 Operating earnings (loss)   38,469  (5,554)   (3,885)     (68,087)   (39,057)
 Net income (loss)........   19,175  (5,853)  (10,148)     (70,661)   (67,487)

                            First    Second    Third    Fourth (b)   Year (b)
 Quarter                   -------- -------  --------  -----------  ---------
 2000
 Net sales................ $173,219 $75,485  $ 76,506  $   184,006  $ 509,216
 Gross profit.............   34,938   8,671     4,951       48,680     97,240
 Operating earnings (loss)   24,631      63    (2,408)    (577,490)  (555,204)
 Net income (loss)........   11,238  (4,417)   (3,726)    (470,788)  (467,693)

                            First    Second    Third      Fourth       Year
 Quarter                   -------- -------  --------  -----------  ---------
 2001
 Net sales................ $197,000 $77,739  $ 90,829  $        --  $ 365,568
 Gross profits............   49,758  14,869    11,910           --     76,537
 Operating earnings.......   40,177   5,304     2,353           --     47,834
 Net income (loss)........   22,973      (4)     (558)          --     22,411

--------
(a)See Notes to Combined Financial Statements for detail related to special charges.
(b)Fourth quarter operating results include special charges of $616.9 million ($482.3 million after tax) related to asset impairments, goodwill write-downs and severance.
(c)Fourth quarter operating results include special charges of $101.2 million ($79.1 million after tax) related to the Rightsizing Program, additional asset write-offs and the goodwill write-down.

                         IMC INORGANIC CHEMICALS INC.

13.  Subsequent Events

   On October 15, 2001, IMC announced it had signed a definitive agreement to transfer the Company to an entity controlled by an affiliate of Apollo Management, L.P. ("Apollo"). The transaction is expected to be accounted for as a leveraged recapitalization with the assets and liabilities of the Company retaining their historical values. Under the terms of the agreement, the Company's net intercompany notes and other net intercompany receivables and payables with IMC will be settled at closing and be reflected as a capital contribution to the Company. In addition, IMC will retain a minority interest in the entity controlled by Apollo. IMC has provided indemnification to the Company and Apollo related to a suit filed against IMC, the Company and each of its subsidiaries regarding the potential sale of the Company. The recapitalization is expected to be financed by a combination of an equity investment by Apollo, borrowings under a new credit facility and the issuance of senior subordinated notes. Under the proposed terms of the senior subordinated notes, the Company and its domestic subsidiaries will be guarantors of the senior subordinated notes.

   The following condensed combining financial statements present the financial position, results of operations and cash flows of the Company, its domestic subsidiaries (guarantors) and its foreign subsidiaries (non-guarantors).

                         IMC INORGANIC CHEMICALS INC.

                      CONDENSED COMBINING BALANCE SHEETS
                               December 31, 1999
                                (in thousands)

                                       Guarantors Non-guarantors   IMCI    Eliminations Consolidated
                                       ---------- -------------- --------  ------------ ------------
Cash and cash equivalent.............. $    (290)    $  4,549    $     --   $      --    $    4,259
Receivables, net......................    41,459       39,326          --          --        80,785
Inventories...........................    82,035       31,196          --          --       113,231
Other current assets..................  (32,210 )     107,234     (39,194)         --        35,830
Property, plant and equipment, net....   426,997      430,880          --          --       857,877
Other.................................   139,185       58,344     805,690    (804,672)      198,547
                                       ---------     --------    --------   ---------    ----------
   Total assets....................... $ 657,176     $671,529    $766,496   $(804,672)   $1,290,529
                                       =========     ========    ========   =========    ==========
Current portion of long-term debt..... $   1,165     $  4,843    $     --   $      --    $    6,008
Other current liabilities.............   104,399       78,927       9,189          --       192,515
                                       ---------     --------    --------   ---------    ----------
Total current liabilities.............   105,564       83,770       9,189          --       198,523
Long-term debt, net of current portion       640       68,620          --          --        69,260
Other noncurrent liabilities..........   243,375       22,064        (279)         --       265,160
Total common stockholder's equity.....   307,597      497,075     757,586    (804,672)      757,586
                                       ---------     --------    --------   ---------    ----------
   Total liabilities and common
     stockholder's equity............. $ 657,176     $671,529    $766,496   $(804,672)   $1,290,529
                                       =========     ========    ========   =========    ==========

                         IMC INORGANIC CHEMICALS INC.

                      CONDENSED COMBINING BALANCE SHEETS
                               December 31, 2000
                                (in thousands)

                                                     Non-
                                       Guarantors guarantors   IMCI    Eliminations Consolidated
                                       ---------- ---------- --------  ------------ ------------
Cash and cash equivalents.............  $  2,365   $ (1,999) $     --   $      --     $    366
Receivables, net......................    77,624     47,537        --          --      125,161
Inventories...........................    60,548     26,572        --          --       87,120
Other current assets..................     2,923      1,094        --          --        4,017
Property, plant and equipment, net....   221,289    196,166        --          --      417,455
Other.................................    (9,821)    10,688   331,984    (330,966)       1,885
                                        --------   --------  --------   ---------     --------
   Total assets.......................  $354,928   $280,058  $331,984   $(330,966)    $636,004
                                        ========   ========  ========   =========     ========
Current portion of long-term debt.....  $    540   $ 70,436  $     --   $      --     $ 70,976
Other current liabilities.............   127,177        380    43,742                  171,299
                                        --------   --------  --------   ---------     --------
Total current liabilities.............   127,717     70,816    43,742          --      242,275
Long-term debt, net of current portion        47        208                    --          255
Other noncurrent liabilities..........   166,828    (61,596)     (279)         --      104,953
Total common stockholder's equity.....    60,336    270,630   288,521    (330,966)     288,521
                                        --------   --------  --------   ---------     --------
   Total liabilities and common
      stockholder's equity............  $354,928   $280,058  $331,984   $(330,966)    $636,004
                                        ========   ========  ========   =========     ========

                         IMC INORGANIC CHEMICALS INC.

                      CONDENSED COMBINING BALANCE SHEETS
                        September 30, 2001 (Unaudited)
                                (in thousands)

                                       Guarantors Non-guarantors   IMCI     Eliminations Consolidated
                                       ---------- -------------- ---------  ------------ ------------
Cash and cash equivalents.............  $  2,107     $ (1,383)   $      --   $      --     $    724
Receivables, net......................    30,125       21,368           --          --       51,493
Inventories...........................    73,647       26,072           --          --       99,719
Other current assets..................   (26,839)      71,921     (39,118 )         --        5,964
Property, plant and equipment, net....   225,252      195,876           --          --      421,128
Other.................................   (10,575)      11,123      324,851    (324,233)       1,166
                                        --------     --------    ---------   ---------     --------
   Total assets.......................  $293,717     $324,977    $ 285,733   $(324,233)    $580,194
                                        ========     ========    =========   =========     ========
Current portion of long-term debt.....  $    102     $    156    $      --   $      --     $    258
Other current liabilities.............    73,887      108,923        4,179          --      186,989
                                        --------     --------    ---------   ---------     --------
Total current liabilities.............    73,989      109,079        4,179          --      187,247
Long-term debt, net of current portion        10          161           --          --          171
Other noncurrent liabilities..........   140,287      (29,065)          --          --      111,222
Total common stockholder's equity.....    79,431      244,802      281,554    (324,233)     281,554
                                        --------     --------    ---------   ---------     --------
   Total liabilities and common
      stockholder's equity............  $293,717     $324,977    $ 285,733   $(324,233)    $580,194
                                        ========     ========    =========   =========     ========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF OPERATIONS
                  For the Nine Months Ended December 31, 1998
                                (in thousands)

                                                           Non-
                                             Guarantors guarantors   IMCI    Eliminations Consolidated
                                             ---------- ---------- --------  ------------ ------------
Net sales after shipping and handling costs.  $122,329   $ 99,546  $     --    $    --     $ 221,875
Cost of sales...............................    76,721     69,366        --         --       146,087
                                              --------   --------  --------    -------     ---------
   Gross profit.............................    45,608     30,180        --         --        75,788
Selling, general and administrative expenses    17,495     16,494     2,762         --        36,751
Restructuring and other charges.............    20,281         --        --         --        20,281
                                              --------   --------  --------    -------     ---------
   Operating income (loss)..................     7,832     13,686    (2,762)        --        18,756
Interest expense............................       573     16,762        --         --        17,335
Other (income) expense......................     1,071      2,654    14,612     15,383         2,954
                                              --------   --------  --------    -------     ---------
   Income (loss) before income taxes
     and extraordinary item.................     6,188     (5,730)  (17,374)    15,383       (1,533 )
Income tax expense (benefit)................    11,013      1,311    (2,962)        --         9,362
                                              --------   --------  --------    -------     ---------
   Income (loss) before extraordinary item..    (4,825)    (7,041)  (14,412)    15,383      (10,895 )
Extraordinary item--loss on debt
  retirement, net of tax....................       552      2,965        --         --         3,517
                                              --------   --------  --------    -------     ---------
   Net income (loss)........................  $ (5,377)  $(10,006) $(14,412)   $15,383     $ (14,412)
                                              ========   ========  ========    =======     =========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 1999
                                (in thousands)

                                                            Non-
                                             Guarantors  guarantors    IMCI    Eliminations  Consolidated
                                             ----------  ----------  --------  ------------  ------------
Net sales after shipping and handling costs.   $214,370    $153,119  $     --      $     --      $367,489
Cost of sales...............................    154,750     113,455        35            --       268,240
                                               --------    --------  --------      --------      --------
   Gross profit.............................     59,620      39,664       (35)           --        99,249
Selling, general and administrative expenses     19,928      17,228        --            --        37,156
Goodwill write-down.........................     87,475          --        --            --        87,475
Restructuring and other charges.............      8,577       5,098        --            --        13,675
                                               --------    --------  --------      --------      --------
   Operating income (loss)..................    (56,360)     17,338       (35)           --       (39,057)
Interest expense............................      1,975      17,067        --            --        19,042
Other (income) expense......................     (1,200)     (1,829)   67,466       (67,466)       (3,029)
                                               --------    --------  --------      --------      --------
   Income (loss) before income taxes........    (57,135)      2,100   (67,501)       67,466       (55,070)
Income tax expense (benefit)................      7,729       4,702       (14)           --        12,417
                                               --------    --------  --------      --------      --------
   Net income (loss)........................   $(64,864)   $ (2,602) $(67,487)     $ 67,466      $(67,487)
                                               ========    ========  ========      ========      ========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 2000
                                (in thousands)

                                                           Non-
                                             Guarantors guarantors   IMCI     Eliminations Consolidated
                                             ---------- ---------- ---------  ------------ ------------
Net sales after shipping and handling costs. $ 220,234  $ 148,943  $      --   $      --    $ 369,177
Cost of sales...............................   158,997    112,940         --          --      271,937
                                             ---------  ---------  ---------   ---------    ---------
   Gross profit.............................    61,237     36,003         --          --       97,240
Selling, general and administrative expenses    20,010     15,524         --          --       35,534
Goodwill write-down.........................   145,604     45,396         --          --      191,000
Restructuring and other charges.............   208,482    217,428         --          --      425,910
                                             ---------  ---------  ---------   ---------    ---------
   Operating income (loss)..................  (312,859)  (242,345)        --          --     (555,204)
Interest expense............................     2,799     13,616         --          --       16,415
Other (income) expense......................    (2,472)     2,226    472,334    (472,334)        (246)
                                             ---------  ---------  ---------   ---------    ---------
   Income (loss) before income taxes........  (313,186)  (258,187)  (472,334)    472,334     (571,373)
Income tax expense (benefit)................   (65,478)   (33,561)    (4,641)         --     (103,680)
                                             ---------  ---------  ---------   ---------    ---------
   Net income (loss)........................ $(247,708) $(224,626) $(467,693)  $ 472,334    $(467,693)
                                             =========  =========  =========   =========    =========

                 CONDENSED COMBINING STATEMENTS OF OPERATIONS
           For the Nine Months Ended September 30, 2001 (Unaudited)
                                (in thousands)

                                                           Non-
                                            Guarantors  guarantors    IMCI    Eliminations  Consolidated
                                            ----------  ----------  --------  ------------  ------------
Net sales after shipping and handling costs   $149,042    $116,876  $     --      $     --      $265,918
Cost of sales..............................    104,016      85,365        --            --       189,381
                                              --------    --------  --------      --------      --------
   Gross profit............................     45,026      31,511        --            --        76,537
Selling, general and administrative
  expenses.................................     16,552      12,151        --            --        28,703
                                              --------    --------  --------      --------      --------
   Operating income (loss).................     28,474      19,360        --            --        47,834
Interest expense...........................        669       8,367        --            --         9,036
Other (income) expense.....................    (2,629 )     (1,926)  (22,366)       22,645        (4,276)
                                              --------    --------  --------      --------      --------
   Income (loss) before income taxes.......     30,434      12,919    22,366       (22,645)       43,074
Income tax expense (benefit)...............     11,339       9,369       (45)           --        20,663
                                              --------    --------  --------      --------      --------
   Net income (loss).......................   $ 19,095    $  3,550  $ 22,411      $(22,645)     $ 22,411
                                              ========    ========  ========      ========      ========

                         IMC INORGANIC CHEMICALS INC.

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                  For the Nine Months Ended December 31, 1998
                                (in thousands)

                                                                 Non-
                                                  Guarantors  guarantors IMCI  Eliminations Consolidated
                                                  ----------  ---------- ----- ------------ ------------
Net cash provided by (used in) operating
  activities.....................................  $(17,828)  $  43,571  $  --     $ --      $  25,743
Cash flows from investing:
   Capital expenditure...........................   (21,402)    (18,208)    --       --        (39,610)
   Proceeds from sales...........................        --         319     --       --            319
                                                   --------   ---------  -----     ----      ---------
       Net cash used in investing activities.....   (21,402)    (17,889)    --       --        (39,291)
Cash flows from financing:
   Revolver activity.............................    31,588      (2,532)    --       --         29,056
   Principal payments on other long-term
     debt, including capital leases..............   (10,879)   (145,647)    --       --       (156,526)
   Borrowings from IMC Global and
     affiliates, net.............................    19,981     113,873     --       --        133,854
                                                   --------   ---------  -----     ----      ---------
       Net cash provided by (used in)
         financing activities....................    40,690     (34,306)    --       --          6,384
Effect of exchange rate changes on cash..........        --      (4,127)    --       --         (4,127)
                                                   --------   ---------  -----     ----      ---------
Net increase (decrease) in cash and cash
   equivalents...................................     1,460     (12,751)    --       --        (11,291)
Cash and cash equivalents:
   Beginning of period...........................        12      16,175     --       --         16,187
                                                   --------   ---------  -----     ----      ---------
   End of period.................................  $  1,472   $   3,424  $  --     $ --      $   4,896
                                                   ========   =========  =====     ====      =========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                     For the Year Ended December 31, 1999
                                (in thousands)

                                                                Non-
                                                  Guarantors guarantors  IMCI Eliminations Consolidated
                                                  ---------- ----------  ---- ------------ ------------
Net cash provided by (used in) operating
  activities.....................................  $ 93,832   $(15,483)  $ --     $ --       $ 78,349
Cash flows from investing:
   Capital expenditures..........................   (29,947)   (15,637)    --       --        (45,584)
   Proceeds from sales...........................     5,403         56     --       --          5,459
   Other.........................................        --     (7,955)    --       --         (7,955)
                                                   --------   --------   ----    -----       --------
       Net cash used in investing activities.....   (24,544)   (23,536)    --       --        (48,080)
Cash flows from financing:
   Revolver activity.............................   (22,376)     1,090     --       --        (21,286)
   Principal payments on other long-term
     debt, including capital leases..............      (877)   (1,133 )    --       --         (2,010)
   Borrowings from IMC Global and affiliates,
     net.........................................   (27,959)    (5,911)    --       --        (33,870)
   Capital contribution from IMC.................        --     23,026     --       --         23,026
   Other.........................................   (19,838)    20,464     --       --            626
                                                   --------   --------   ----    -----       --------
       Net cash provided by (used in)
         financing activities....................   (71,050)    37,536     --       --        (33,514)
Effect of exchange rate changes on cash..........        --      2,608     --       --          2,608
                                                   --------   --------   ----    -----       --------
Net increase (decrease) in cash and cash
  equivalents....................................    (1,762)     1,125     --       --           (637)
Cash and cash equivalents:
   Beginning of period...........................     1,472      3,424     --       --          4,896
                                                   --------   --------   ----    -----       --------
   End of period.................................  $   (290)  $  4,549   $ --     $ --       $  4,259
                                                   ========   ========   ====    =====       ========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF CASH FLOWS
                     For the Year Ended December 31, 2000
                                (in thousands)

                                                  Guarantors Non-guarantors IMCI Eliminations Consolidated
                                                  ---------- -------------- ---- ------------ ------------
Net cash provided by operating activities........  $ 67,491     $  4,579    $--      $--        $ 72,070
Cash flows from investing:
   Capital expenditures..........................   (19,889)     (13,805)    --       --         (33,694)
   Proceeds from sales...........................        35          885     --       --             920
   Other.........................................    (1,090)         (93)    --       --          (1,183)
                                                   --------     --------    ---      ---        --------
       Net cash used in investing activities.....   (20,944)     (13,013)    --       --         (33,957)
Cash flows from financing:
   Revolver activity.............................        --        1,631     --       --           1,631
   Principal payments on other long-term
     debt, including capital leases..............    (1,586)      (3,684)    --       --          (5,270)
Borrowings from IMC Global
  and affiliates, net............................   (42,306)       2,660     --       --         (39,646)
                                                   --------     --------    ---      ---        --------
       Net cash provided by (used in)
         financing activities....................   (43,892)         607     --       --         (43,285)
Effect of exchange rate changes on cash..........        --        1,279     --       --           1,279
                                                   --------     --------    ---      ---        --------
Net increase (decrease) in cash and cash
   equivalents...................................     2,655       (6,548)    --       --          (3,893)
Cash and cash equivalents:
   Beginning of period...........................      (290)       4,549     --       --           4,259
                                                   --------     --------    ---      ---        --------
   End of period.................................  $  2,365     $ (1,999)   $--      $--        $    366
                                                   ========     ========    ===      ===        ========

                         IMC INORGANIC CHEMICALS INC.

                 CONDENSED COMBINING STATEMENTS OF CASH FLOWS
           For the Nine Months Ended September 30, 2001 (Unaudited)
                                (in thousands)

                                                                    Non-
                                                     Guarantors  guarantors IMCI Eliminations Consolidated
                                                     ----------  ---------- ---- ------------ ------------
Net cash provided by operating activities...........  $ 55,741    $ 23,940  $--      $--        $ 79,681
Cash flows from investing:
   Capital expenditures.............................   (15,910)    (14,745)  --       --         (30,655)
   Proceeds from sales..............................        --          52   --       --              52
   Other............................................      (805)         --   --       --            (805)
                                                      --------    --------  ---      ---        --------
       Net cash used in investing activities........   (16,715)    (14,693)  --       --         (31,408)
Cash flows from financing:
   Revolver activity................................        --      (4,386)  --       --          (4,386)
   Principal payments on other long-term
     debt, including capital leases.................      (475)    (65,816)  --       --         (66,291)
   Borrowings from IMC Global and affiliates, net...   (12,150)     61,742   --       --          49,592
   Dividends paid...................................   (26,659)         --   --       --         (26,659)
                                                      --------    --------  ---      ---        --------
       Net cash used in financing activities........   (39,284)     (8,460)  --       --         (47,744)
Effect of exchange rate changes on cash.............        --        (171)  --       --            (171)
                                                      --------    --------  ---      ---        --------
Net increase (decrease) in cash and cash equivalents      (258)        616   --       --             358
Cash and cash equivalents:
   Beginning of period..............................     2,365      (1,999)  --       --             366
                                                      --------    --------  ---      ---        --------
   End of period....................................  $  2,107    $ (1,383) $--      $--        $    724
                                                      ========    ========  ===      ===        ========

--------------------------------------
--------------------------------------

  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                 -------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Cautionary Note Regarding Forward-
  Looking Statements and Industry Data.  ii
Market and Industry Data and Forecasts.  ii
Where You Can Find More Information.... iii
Prospectus Summary.....................   1
Risk Factors...........................  14
Use of Proceeds........................  23
The Exchange Offer.....................  24
Capitalization.........................  31
Unaudited Pro Forma Combined
  Financial Information................  32
Selected Consolidated Financial Data...  40
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  42
Business...............................  52
Management.............................  67
Principal Stockholders.................  72
Certain Related Party Transactions.....  74
The New Credit Facilities..............  77
Description of Exchange Notes..........  79
Book Entry; Delivery and Form.......... 122
Plan of Distribution................... 123
Notice to Canadian Residents........... 124
Certain United States Federal Tax
  Consequences......................... 125
Legal Matters.......................... 130
Experts................................ 130
Available Information.................. 130
Index to Combined Financial Statements. F-1

                                 -------------

  Until       , 2002, all dealers effecting transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

--------------------------------------
--------------------------------------
--------------------------------------
--------------------------------------

[LOGO]
Compass Mineral Group
                         Compass Minerals Group, Inc.

                        Offer to Exchange $250,000,000
                            principal amount of its
                         10% Senior Subordinated Notes
                           due 2011 which have been
                             registered under the
                      Securities Act of 1933, as amended,
                      for any and all of its outstanding
                    10% Senior Subordinated Notes due 2011

                                 -------------

                                  PROSPECTUS

                                 -------------

                                        , 2002

--------------------------------------
--------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

   Article Sixth of Compass Mineral Groups' Restated Certificate of Incorporation eliminates the liability of directors to Compass Minerals Group or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Article Fifth of Great Salt Lake Minerals Corporation's Restated Certificate of Incorporation eliminates the liability of directors to Great Salt Lake Minerals Corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Article Sixth of Carey Salt Company's Certificate of Incorporation, as amended, eliminates the liability of directors to Carey Salt Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Article Fifth of NAMSCO Inc.'s Restated Certificate of Incorporation eliminates the liability of directors to NAMSCO, Inc. or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Article Fifth of GSL Corporation's Certificate of Incorporation, as amended, eliminates the liability of directors to GSL Corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Article Fifth of North American Salt Company's Restated Certificate of Incorporation eliminates the liability of directors to North American Salt Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith and certain other liabilities.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  . for any transaction from which the director derived an improper personal benefit.

   The certificate of incorporation and by-laws of each of Compass Minerals Group, Inc., Great Salt Lake Minerals Corporation, Carey Salt Company, NAMSCO Inc., GSL Corporation and North American Salt Company provide for the indemnification of their directors, officers, employees and agents to the fullest extent permitted by the DGCL and their respective certificate of incorporation. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. The companies have purchased and maintain insurance on behalf of their directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit
  No.                                          Description of Exhibit
  ---                                          ----------------------

 2.1    Agreement and Plan of Merger, dated October 13, 2001, among IMC Global Inc., Salt Holdings
        Corporation, YBR Holdings LLC and YBR Acquisition Corp.

 2.2    Amendment No. 1 to Agreement and Plan of Merger, dated November 28, 2001, among IMC Global
        Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.

 3.1    Restated Certificate of Incorporation of IMC Inorganic Chemicals Inc., filed as Exhibit A to the
        Certificate of Merger of IMC Merger Sub Inc. with and into Harris Chemical Group, Inc., filed on
        April 1, 1998.

 3.2    Certificate of Amendment of Certificate of Incorporation of IMC Inorganic Chemicals Inc., changing its name from IMC Inorganic Chemicals Inc. to Compass Minerals Group, Inc., filed on
        November 28, 2001.

 3.3    By-laws of Compass Minerals Group, Inc.

 3.4    Certificate of Incorporation of GSL Corporation, filed as Exhibit A to the Certificate of Merger of
        GSL Acquisition Corp. into GSL Corporation, filed on September 24, 1993.

 3.5    Certificate of Ownership and Merger merging GSL Holdings Inc. into GSL Corporation filed on
        May 17, 1994.

 3.6    Certificate of Amendment to Certificate of Incorporation of GSL Corporation filed on January 12,
        2001.

 3.7    By-laws of GSL Corporation.

 3.8    Certificate of Incorporation of Sifto Louisiana Inc. filed on March 22, 1990.

 3.9    Certificate of Amendment to the Certificate of Incorporation of Sifto Louisiana Inc., changing its name from Sifto Louisiana Inc. to Carey Louisiana Inc., filed on August 22, 1990.

 3.10   Certificate of Amendment to the Certificate of Incorporation of Carey Louisiana Inc., changing its name from Carey Louisiana Inc. to Carey Salt Company, filed on November 8, 1990.

 3.11   Bylaws of Carey Salt Company.

 3.12   Restated Certificate of Incorporation of American Salt Company, filed as Exhibit A to Certificate of
        Merger of Carey Salt, Inc. into American Salt Company, filed on March 30, 1990.

 3.13   Certificate of Merger of Sifto Acquisition, Inc. into American Salt Company filed on March 30, 1990.

 3.14   Certificate of Amendment to Restated Certificate of Incorporation of American Salt Company,
        changing its name from American Salt Company to North American Salt Company, filed on
        August 20, 1990.

 3.15   Certificate of Amendment to Restated Certificate of Incorporation of North American Salt Company,
        changing its name from North American Salt Company to IMC Salt Inc., filed on May 1, 1998.

 3.16   Certificate of Amendment of Certificate of Incorporation of IMC Salt Inc., changing its name from
        IMC Salt Inc. to North American Salt Company, filed on November 28, 2001.

 3.17   By-laws of North American Salt Company.

 3.18   Restated Certificate of Incorporation of Great Salt Lake Minerals and Chemicals Corporation filed on
        March 29, 1990.

 3.19   Certificate of Amendment to Restated Certificate of Incorporation of Great Salt Lake Minerals and
        Chemicals Corporation, changing its name from Great Salt Lake Minerals and Chemicals Corporation to Great Salt Lake Minerals Corporation, filed on October 9, 1991.

 3.20   Certificate of Amendment to Restated Certificate of Incorporation of Great Salt Lake Minerals
        Corporation, changing its name from Great Salt Lake Minerals Corporation to IMC Kalium Ogden
        Corp., filed on June 18, 1998.

Exhibit
  No.                                           Description of Exhibit
  ---                                           ----------------------

  3.21  Certificate of Amendment to Restated Certificate of Incorporation of IMC Kalium Ogden Corp.,
        changing its name from IMC Kalium Ogden Corp. to Great Salt Lake Minerals Corporation, dated
        November 28, 2001.

  3.22  By-laws of Great Salt Lake Minerals Corporation.

  3.23  Restated Certificate of Incorporation of NAMSCO Inc., filed as Exhibit A to the Certificate of Merger of NAMSCO Acquisition Corp. with and into NAMSCO Inc., filed on September 24, 1993.

  3.24  Certificate of Amendment to Certificate of Incorporation of NAMSCO Inc. filed on January 16, 2001.

  3.25  By-laws of NAMSCO Inc.

  4.1   Indenture, dated November 28, 2001, among Compass Minerals Group, Inc., as issuer, Carey Salt
        Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc., North American
        Salt Company, as guarantors, and The Bank of New York, as trustee.

  4.2   Form of Initial Note (included as Exhibit A to Exhibit 4.1).

  4.3   Form of Exchange Note (included as Exhibit B to Exhibit 4.1).

  4.4   Registration Rights Agreement, dated November 28, 2001, among Compass Minerals Group, Inc., as issuer, Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO
        Inc., North American Salt Company, as guarantors, and Credit Suisse First Boston Corporation, J.P.
        Morgan Securities Inc., Deutsche Banc Alex. Brown Inc. and Credit Lyonnais Securities (USA) Inc.,
        as initial purchasers.

  5.1   Opinion of Latham & Watkins, special counsel to Compass Minerals Group, Inc., dated
        February 13, 2002.

  8.1   Opinion of Latham & Watkins regarding tax consequences, dated February 13, 2002.

 10.1   Salt mining lease, dated November 9, 2001, between the Province of Ontario, as lessor, and Sifto
        Canada, Inc., as lessee.

 10.2   Salt and Surface Agreement, dated June 21, 1961, by and between John Taylor Caffery, as agent for
        Marcie Caffery Gillis, Marcel A. Gillis, Bethia Caffery McCay, Percey McCay, Mary Louise Caffery
        Ellis, Emma Caffery Jackson, Edward Jackson, Liddell Caffery, Marion Caffery Campbell, Martha
        Gillis Restarick, Katherine Baker Senter, Caroline Baker, Bethia McCay Brown, Donelson Caffery
        McCay, Lucius Howard McCurdy Jr., John Andersen McCurdy, Edward Rader Jackson III,
        individually and as trustee for Donelson Caffery Jackson, and the J.M. Burguieres Company, LTD.,
        and Carey Salt Company as amended by Act of Amendment to Salt Lease, dated May 30, 1973, as further amended by Agreement dated November 21, 1990, and as further amended by Amendment to
        Salt and Surface lease dated July 1, 1997.

 10.3   Royalty Agreement, dated September 1, 1962, between IMC Kalium Ogden Corp. and the Utah State
        Land Board.

 10.4   Credit Agreement, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals
        Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K.
        borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.
 10.5   U.S. Collateral and Guaranty Agreement, dated November 28, 2001, among Salt Holdings
        Corporation, Compass Minerals Group, Inc., Carey Salt Company, Great Salt Lake Minerals
        Corporation, GSL Corporation, NAMSCO Inc., North American Salt Company and JPMorgan Chase
        Bank, as collateral agent.
 10.6   U.S. Collateral Assignment, dated November 28, 2001, among Salt Holdings Corporation, Compass
        Minerals Group, Inc. and JPMorgan Chase Bank.

Exhibit
  No.                                         Description of Exhibit
  ---                                         ----------------------
 10.7   Foreign Guaranty, dated November 28, 2001, among Sifto Canada Inc., Salt Union Limited, IMC
        Global (Europe) Limited, IMC Global (UK) Limited, London Salt Limited, Direct Salt Supplies
        Limited, J.T. Lunt & Co. (Nantwich) Limited, and JPMorgan Chase Bank, as collateral agent.
 10.8   2001 Stock Option Plan of Salt Holdings Corporation, as adopted by the Board of Directors of Salt
        Holdings Corporation on November 28, 2001.
 10.9   Salt Holdings Corporation Senior Executives| Deferred Compensation Plan, effective as October 8,
        2001.
 10.10  Service Agreement, dated September 1, 1997, between Salt Union Limited and David J. Goadby.
 10.11  Investor Rights Agreement, dated November 28, 2001, between Salt Holdings Corporation and the holders of securities of Salt Holdings Corporation party thereto.
 10.12  Management Consulting Agreement, dated November 28, 2001, between Salt Holdings Corporation and Apollo Management V L.P.
 12.1   Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1   Subsidiaries of the Registrants.
 23.1   Consent of Latham & Watkins, special counsel to Compass Minerals Group, Inc., (included in Exhibit
        5.1).
 23.2   Consent of Ernst & Young LLP.
 24.1   Power of Attorney (included on signature pages attached hereto).
 25.1   Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.
 99.1   Form of Letter of Transmittal.
 99.2   Form of Notice of Guaranteed Delivery.
 99.3   Form of Letter from Compass Minerals Group, Inc. to Registered Holders and DTC Participants.
 99.4   Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
 99.5   Form of Letter to Clients.
 99.6   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Item 22.  Undertakings.

   Each of the undersigned registrants hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and
   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

   Each of the undersigned registrants hereby undertakes that every prospectus:
(1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication of such issue.

   Each of the undersigned registrants hereby undertakes to respond to requests for information that are incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          COMPASS MINERALS GROUP, INC.

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


   /s/  ROBERT F. CLARK   President, Chief Executive Officer  February 13, 2002
 ------------------------   and Director
     Robert F. Clark

     /s/  STEVEN WOLF     Vice President and General Manager, February 13, 2002
 ------------------------   Highway Deicing
       Steven Wolf

   /s/  KEITH E. CLARK    Vice President and General Manager, February 13, 2002
 ------------------------   General Trade
      Keith E. Clark

   /s/  ROBERT A. BECK    Vice President and General Manager, February 13, 2002
 ------------------------   SOP
      Robert A. Beck

 /s/  RODNEY L. UNDERDOWN Vice President, Finance and         February 13, 2002
 ------------------------   Secretary
   Rodney L. Underdown

   /s/  DAVID J. GOADBY   Managing Director, Salt Union       February 13, 2002
 ------------------------
     David J. Goadby

     /s/  CAROL WOOD      Treasurer and Assistant Secretary   February 13, 2002
 ------------------------
        Carol Wood

   /s/  DANIEL J. LONG    Vice President                      February 13, 2002
 ------------------------
      Daniel J. Long

 /s/  GREGORY W. SHELTON  Assistant Secretary                 February 13, 2002
 ------------------------
    Gregory W. Shelton

 ------------------------ Director
     Peter P. Copses

   /s/  ROBERT H. FALK    Director                            February 13, 2002
 ------------------------
      Robert H. Falk

               /s/  JOSHUA J. HARRIS  Director   February 13, 2002
              -----------------------
                 Joshua J. Harris

              /s/  SCOTT M. KLEINMAN  Director   February 13, 2002
              -----------------------
                 Scott M. Kleinman

              ----------------------- Director
                   Joel A. Asen

              ----------------------- Director
              Heinn F. Tomfohrde, III

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          GREAT SALT LAKE MINERALS CORPORATION

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

              Name                      Title                   Date
              ----                      -----                   ----

      /s/  ROBERT F. CLARK   President and Director       February 13, 2002
    ------------------------
        Robert F. Clark

    /S/  KENNETH L. WARNICK  Vice President               February 13, 2002
    ------------------------
       Kenneth L. Warnick

    /s/  RODNEY L. UNDERDOWN Vice President and Secretary February 13, 2002
    ------------------------
      Rodney L. Underdown

       /s/  ERIC BEAUMONT    Vice President               February 13, 2002
    ------------------------
         Eric Beaumont

      /s/  ROBERT A. BECK    Vice President               February 13, 2002
    ------------------------
         Robert A. Beck

      /s/  DANIEL J. LONG    Vice President               February 13, 2002
    ------------------------
         Daniel J. Long

    /s/  GREGORY W. SHELTON  Assistant Secretary          February 13, 2002
    ------------------------
       Gregory W. Shelton

        /s/  CAROL WOOD      Treasurer                    February 13, 2002
    ------------------------
           Carol Wood

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          CAREY SALT COMPANY

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


   /s/  ROBERT F. CLARK   President and Director             February 13, 2002
 ------------------------
     Robert F. Clark

   /s/  JOHN S. FALLIS    Vice President                     February 13, 2002
 ------------------------
      John S. Fallis

     /s/  STEVEN WOLF     Vice President                     February 13, 2002
 ------------------------
       Steven Wolf

 /s/  RODNEY L. UNDERDOWN Vice President and Secretary       February 13, 2002
 ------------------------
   Rodney L. Underdown

     /s/  CAROL WOOD      Treasurer and Assistant Secretary  February 13, 2002
 ------------------------
        Carol Wood

 /s/  GREGORY W. SHELTON  Assistant Secretary                February 13, 2002
 ------------------------
    Gregory W. Shelton

   /s/  DANIEL J. LONG    Vice President                     February 13, 2002
 ------------------------
      Daniel J. Long

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          NAMSCO INC.

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


   /s/  ROBERT F. CLARK   President and Director              February 13, 2002
 ------------------------
     Robert F. Clark

 /s/  RODNEY L. UNDERDOWN Vice President and Secretary        February 13, 2002
 ------------------------
   Rodney L. Underdown

   /s/  KEITH E. CLARK    Vice President and General Manager  February 13, 2002
 ------------------------
      Keith E. Clark

   /s/  DANIEL J. LONG    Vice President                      February 13, 2002
 ------------------------
       Daniel Long

     /s/  STEVEN WOLF     Vice President and General Manager  February 13, 2002
 ------------------------
       Steven Wolf

     /s/  CAROL WOOD      Treasurer and Assistant Secretary   February 13, 2002
 ------------------------
        Carol Wood

  /s/  SCOTT M. KLEINMAN  Director                            February 13, 2002
 ------------------------
    Scott M. Kleinman

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          GSL CORPORATION

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


      /s/  ROBERT F. CLARK   President and Director       February 13, 2002
    ------------------------
        Robert F. Clark

    /s/  KENNETH L. WARNICK  Vice President               February 13, 2002
    ------------------------
       Kenneth L. Warnick

    /s/  RODNEY L. UNDERDOWN Vice President and Secretary February 13, 2002
    ------------------------
      Rodney L. Underdown

       /s/  ERIC BEAUMONT    Vice President               February 13, 2002
    ------------------------
         Eric Beaumont

      /s/  ROBERT A. BECK    Vice President               February 13, 2002
    ------------------------
         Robert A. Beck

     /s/  SCOTT M. KLEINMAN  Director                     February 13, 2002
    ------------------------
       Scott M. Kleinman

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on February 13, 2002.

                                          NORTH AMERICAN SALT COMPANY

                                          By:  /s/  ROBERT F. CLARK
                                            ------------------------------------
                                          Name: Robert F. Clark
                                          Title:  President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Clark, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


    /S/  ROBERT F. CLARK   President and Director            February 13, 2002
  ------------------------
      Robert F. Clark

      /S/  STEVEN WOLF     Vice President                    February 13, 2002
  ------------------------
        Steven Wolf

    /S/  KEITH E. CLARK    Vice President                    February 13, 2002
  ------------------------
       Keith E. Clark

  /S/  RODNEY L. UNDERDOWN Vice President and Secretary      February 13, 2002
  ------------------------
    Rodney L. Underdown

    /s/  DANIEL J. LONG    Vice President                    February 13, 2002
  ------------------------
       Daniel J. Long

      /s/  CAROL WOOD      Treasurer and Assistant Secretary February 13, 2002
  ------------------------
         Carol Wood

  /s/  GREGORY W. SHELTON  Assistant Secretary               February 13, 2002
  ------------------------
     Gregory W. Shelton

                                 EXHIBIT INDEX

Exhibit
  No.                                          Description of Exhibit
  ---                                          ----------------------

 2.1    Agreement and Plan of Merger, dated October 13, 2001, among IMC Global Inc., Salt Holdings
        Corporation, YBR Holdings LLC and YBR Acquisition Corp.

 2.2    Amendment No. 1 to Agreement and Plan of Merger, dated November 28, 2001, among IMC Global
        Inc., Salt Holdings Corporation, YBR Holdings LLC and YBR Acquisition Corp.

 3.1    Restated Certificate of Incorporation of IMC Inorganic Chemicals Inc., filed as Exhibit A to the
        Certificate of Merger of IMC Merger Sub Inc. with and into Harris Chemical Group, Inc., filed on
        April 1, 1998.

 3.2    Certificate of Amendment of Certificate of Incorporation of IMC Inorganic Chemicals Inc., changing its name from IMC Inorganic Chemicals Inc. to Compass Minerals Group, Inc., filed on November
        28, 2001.

 3.3    By-laws of Compass Minerals Group, Inc.

 3.4    Certificate of Incorporation of GSL Corporation, filed as Exhibit A to the Certificate of Merger of
        GSL Acquisition Corp. into GSL Corporation, filed on September 24, 1993.

 3.5    Certificate of Ownership and Merger merging GSL Holdings Inc. into GSL Corporation filed on May
        17, 1994.

 3.6    Certificate of Amendment to Certificate of Incorporation of GSL Corporation filed on January 12,
        2001.

 3.7    By-laws of GSL Corporation.

 3.8    Certificate of Incorporation of Sifto Louisiana Inc. filed on March 22, 1990.

 3.9    Certificate of Amendment to the Certificate of Incorporation of Sifto Louisiana Inc., changing its name from Sifto Louisiana Inc. to Carey Louisiana Inc., filed on August 22, 1990.

 3.10   Certificate of Amendment to the Certificate of Incorporation of Carey Louisiana Inc., changing its name from Carey Louisiana Inc. to Carey Salt Company, filed on November 8, 1990.

 3.11   By-laws of Carey Salt Company.

 3.12   Restated Certificate of Incorporation of American Salt Company, filed as Exhibit A to Certificate of
        Merger of Carey Salt, Inc. into American Salt Company, filed on March 30, 1990.

 3.13   Certificate of Merger of Sifto Acquisition, Inc. into American Salt Company filed on March 30, 1990.

 3.14   Certificate of Amendment to Restated Certificate of Incorporation of American Salt Company,
        changing its name from American Salt Company to North American Salt Company, filed on August
        20, 1990.

 3.15   Certificate of Amendment to Restated Certificate of Incorporation of North American Salt Company,
        changing its name from North American Salt Company to IMC Salt Inc., filed on May 1, 1998.

 3.16   Certificate of Amendment of Certificate of Incorporation of IMC Salt Inc., changing its name from
        IMC Salt Inc. to North American Salt Company, filed on November 28, 2001.

 3.17   By-laws of North American Salt Company.

 3.18   Restated Certificate of Incorporation of Great Salt Lake Minerals and Chemicals Corporation filed on
        March 29, 1990.

 3.19   Certificate of Amendment to Restated Certificate of Incorporation of Great Salt Lake Minerals and
        Chemicals Corporation, changing its name from Great Salt Lake Minerals and Chemicals Corporation to Great Salt Lake Minerals Corporation, filed on October 9, 1991.

Exhibit
  No.                                           Description of Exhibit
  ---                                           ----------------------

 3.20   Certificate of Amendment to Restated Certificate of Incorporation of Great Salt Lake Minerals
        Corporation, changing its name from Great Salt Lake Minerals Corporation to IMC Kalium Ogden
        Corp., filed on June 18, 1998.

 3.21   Certificate of Amendment to Restated Certificate of Incorporation of IMC Kalium Ogden Corp.,
        changing its name from IMC Kalium Ogden Corp. to Great Salt Lake Minerals Corporation, dated
        November 28, 2001.

 3.22   By-laws of Great Salt Lake Minerals Corporation.

 3.23   Restated Certificate of Incorporation of NAMSCO Inc., filed as Exhibit A to the Certificate of Merger of NAMSCO Acquisition Corp. with and into NAMSCO Inc., filed on September 24, 1993.

 3.24   Certificate of Amendment to Certificate of Incorporation of NAMSCO Inc. filed on January 16, 2001.

 3.25   By-laws of NAMSCO Inc.

 4.1    Indenture, dated November 28, 2001, among Compass Minerals Group, Inc., as issuer, Carey Salt
        Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc., North American
        Salt Company, as guarantors, and The Bank of New York, as trustee.

 4.2    Form of Initial Note (included as Exhibit A to Exhibit 4.1).

 4.3    Form of Exchange Note (included as Exhibit B to Exhibit 4.1).

 4.4    Registration Rights Agreement, dated November 28, 2001, among Compass Minerals Group, Inc., as issuer, Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO
        Inc., North American Salt Company, as guarantors, and Credit Suisse First Boston Corporation, J.P.
        Morgan Securities Inc., Deutsche Banc Alex. Brown Inc. and Credit Lyonnais Securities (USA) Inc.,
        as initial purchasers.

 5.1    Opinion of Latham & Watkins, special counsel to Compass Minerals Group, Inc., dated February 13,
        2002.

 8.1    Opinion of Latham & Watkins regarding tax consequences, dated Februry 13, 2002.

 10.1   Salt mining lease, dated November 9, 2001, between the Province of Ontario, as lessor, and Sifto
        Canada Inc. as lessee.

 10.2   Salt and Surface Agreement, dated June 21, 1961, by and between John Taylor Caffery, as agent for
        Marcie Caffery Gillis, Marcel A. Gillis, Bethia Caffery McCay, Percey McCay, Mary Louise Caffery
        Ellis, Emma Caffery Jackson, Edward Jackson, Liddell Caffery, Marion Caffery Campbell, Martha
        Gillis Restarick, Katherine Baker Senter, Caroline Baker, Bethia McCay Brown, Donelson Caffery
        McCay, Lucius Howard McCurdy Jr., John Andersen McCurdy, Edward Rader Jackson III,
        individually and as trustee for Donelson Caffery Jackson, and the J.M. Burguieres Company, LTD.,
        and Carey Salt Company as amended by Act of Amendment to Salt Lease, dated May 30, 1973, as further amended by Agreement dated November 21, 1990, and as further amended by Amendment to
        Salt and Surface lease dated July 1, 1997.

 10.3   Royalty Agreement, dated September 1, 1962, between IMC Kalium Ogden Corp. and the Utah State
        Land Board.

 10.4   Credit Agreement, dated November 28, 2001, among Salt Holdings Corporation, Compass Minerals
        Group, Inc., as U.S. borrower, Sifto Canada Inc., as Canadian borrower, Salt Union Limited, as U.K.
        borrower, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Bank Canada, as Canadian agent, Chase Manhattan International Limited, as U.K. agent, J.P. Morgan Securities Inc., as joint advisor, co-lead arranger and joint bookrunner, Deutsche Banc Alex. Brown Inc., as syndication agent, joint advisor, co-lead arranger and joint bookrunner, Credit Suisse First Boston Corporation, as co-documentation agent, and Credit Lyonnais, as co-documentation agent.

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

Exhibit
  No.                                         Description of Exhibit
  ---                                         ----------------------

 10.5   U.S. Collateral and Guaranty Agreement, dated November 28, 2001, among Salt Holdings
        Corporation, Compass Minerals Group, Inc., Carey Salt Company, Great Salt Lake Minerals
        Corporation, GSL Corporation, NAMSCO Inc., North American Salt Company and JPMorgan Chase
        Bank, as collateral agent.

 10.6   U.S. Collateral Assignment, dated November 28, 2001, among Salt Holdings Corporation, Compass
        Minerals Group, Inc. and JPMorgan Chase Bank.

 10.7   Foreign Guaranty, dated November 28, 2001, among Sifto Canada Inc., Salt Union Limited, IMC
        Global (Europe) Limited, IMC Global (UK) Limited, London Salt Limited, Direct Salt Supplies
        Limited, J.T. Lunt & Co. (Nantwich) Limited, and JPMorgan Chase Bank, as collateral agent.

 10.8   2001 Stock Option Plan of Salt Holdings Corporation, as adopted by the Board of Directors of Salt
        Holdings Corporation on November 28, 2001.

 10.9   Salt Holdings Corporation Senior Executives' Deferred Compensation Plan, effective as October 8,
        2001.

 10.10  Service Agreement, dated September 1, 1997, between Salt Union Limited and David J. Goadby.

 10.11  Investor Rights Agreement, dated November 28, 2001, between Salt Holdings Corporation and the holders of securities of Salt Holdings Corporation party thereto.

 10.12  Management Consulting Agreement, dated November 28, 2001, between Salt Holdings Corporation and Apollo Management V L.P.

 12.1   Statement of Computation of Ratio of Earnings to Fixed Charges.

 21.1   Subsidiaries of the Registrants.

 23.1   Consent of Latham & Watkins, special counsel to Compass Minerals Group, Inc., (included in Exhibit
        5.1).

 23.2   Consent of Ernst & Young LLP.

 24.1   Power of Attorney (included on signature pages attached hereto).

 25.1   Statement of Eligibility of The Bank of New York, as trustee, on Form T-1.

 99.1   Form of Letter of Transmittal.

 99.2   Form of Notice of Guaranteed Delivery.

 99.3   Form of Letter from Compass Minerals Group, Inc. to Registered Holders and DTC Participants.

 99.4   Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.

 99.5   Form of Letter to Clients.

 99.6   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

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